UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Clear Channel Outdoor Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

200 East Basse Road

San Antonio, Texas 78209

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 25, 2010

As a stockholder of Clear Channel Outdoor Holdings, Inc. (“Clear Channel Outdoor” or the “Company”), you are hereby given notice of and invited to attend, in person or by proxy, the Annual Meeting of Stockholders of Clear Channel Outdoor to be held at the corporate offices of Clear Channel Outdoor, located at 200 East Basse Road, San Antonio, Texas 78209, on May 25, 2010, at 9:00 a.m. local time, for the following purposes:

1.	to elect Blair E. Hendrix, Daniel G. Jones and Scott R. Wells to serve as directors for a three year term;

2.	to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of Clear Channel Outdoor for the year ending December 31, 2010; and

3.	to transact any other business which may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 1, 2010 are entitled to notice of and to vote at the meeting.

Two cut-out admission tickets are included on the back cover of this document and are required for admission to the meeting. Please contact Clear Channel Outdoor’s Secretary at Clear Channel Outdoor’s corporate headquarters if you need additional tickets. If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to stockholders and one guest. Admission to the annual meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting. The annual meeting will begin promptly at 9:00 a.m. local time.

Your attention is directed to the accompanying proxy statement. In addition, although mere attendance at the meeting will not revoke your proxy, if you attend the meeting you may revoke your proxy and vote in person. To assure that your shares are represented at the meeting, please complete, date, sign and mail the enclosed proxy card in the return envelope provided for that purpose.

By Order of the Board of Directors

Robert H. Walls, Jr.
Executive Vice President, General Counsel and Secretary

San Antonio, Texas

April 26, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2010

The Proxy Statement and Annual Report are available at

http://bnymellon.mobular.net/bnymellon/cco

2010 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of stockholders of Clear Channel Outdoor Holdings, Inc. (referred to herein as “Clear Channel Outdoor,” “Company,” “we,” “our” or “us”) to be held on Tuesday, May 25, 2010, beginning at 9:00 a.m. local time, at the corporate offices of Clear Channel Outdoor Holdings, Inc., located at 200 East Basse Road, San Antonio, Texas 78209, and at any postponements or adjournments thereof. This proxy statement is first being mailed to stockholders on or about May 3, 2010.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	Clear Channel Outdoor’s Board of Directors (the “Board”) is providing these proxy materials to you in connection with Clear Channel Outdoor’s annual meeting of stockholders (the “annual meeting”), which will take place on May 25, 2010. The Board is soliciting proxies to be used at the annual meeting. You are also invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and our most highly paid executive officers, and certain other required information. Following this proxy statement are excerpts from Clear Channel Outdoor’s 2009 Annual Report on Form 10-K including Consolidated Financial Statements, Notes to the Consolidated Financial Statements, and Management’s Discussion and Analysis. A proxy card and a return envelope are also enclosed.

Q:	What proposals will be voted on at the annual meeting?

A:	There are two proposals scheduled to be voted on at the annual meeting: the election of three directors to serve for the coming year and the ratification of Ernst & Young LLP as Clear Channel Outdoor’s independent registered accounting firm for the year ending December 31, 2010.

Q:	Which of my shares may I vote?

A:	All shares of Class A common stock owned by you as of the close of business on April 1, 2010 (the “Record Date”) may be voted by you. These shares include shares that are: (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee. Each share of Class A common stock is entitled to one vote at the annual meeting and each share of Class B common stock is entitled to twenty votes at the annual meeting. As of April 1, 2010, there were 40,840,896 shares of Class A common stock outstanding and 315,000,000 shares of Class B common stock outstanding. All shares of our Class B common stock are held by Clear Channel Holdings, Inc., a wholly owned indirect subsidiary of CC Media Holdings, Inc. (“CC Media” or “CCMH”).

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of Clear Channel Outdoor hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

STOCKHOLDERS OF RECORD: If your shares are registered directly in your name with Clear Channel Outdoor’s transfer agent, BNY Mellon Investor Services LLC (“Mellon”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Mellon on behalf of Clear Channel Outdoor. As the stockholder of record, you have the right to grant your voting proxy directly to Clear Channel Outdoor or to vote in person at the annual meeting. Clear Channel Outdoor has enclosed a proxy card for you to use.

BENEFICIAL OWNER: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting, unless you obtain and present at the meeting a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Under New York Stock Exchange (“NYSE”) rules, brokers will have discretion to vote the shares of customers who fail to provide voting instructions on “routine matters,” but brokers may not vote such shares on “non-routine matters” without voting instructions. When a broker is not permitted to vote the shares of a customer who does not provide voting instructions, it is called a “broker non-vote.” The election of directors is a non-routine matter. Your broker will send you directions on how you can instruct your broker to vote.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held directly in your name as the stockholder of record may be voted by you in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting, Clear Channel Outdoor recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting. You may request that your previously submitted proxy card not be used if you desire to vote in person when you attend the annual meeting. Shares held in “street name” may be voted in person by you at the annual meeting only if you obtain and present at the meeting a signed proxy from the record holder giving you the right to vote the shares. Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the annual meeting.

If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to stockholders and one guest. Admission to the annual meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:30 a.m. local time. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in “street name,” when you return your proxy card or voting instructions accompanying this proxy statement, properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card.

Q:	May I change my vote?

A:	If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the annual meeting by sending the Secretary of Clear Channel Outdoor a proxy card dated later than your last submitted proxy card, notifying the Secretary of Clear Channel Outdoor in writing, or voting at the annual meeting. If your shares are held beneficially in “street name” you should follow the instructions provided by your broker or other nominee to change your vote.

Q:	What if I return my proxy card without specifying my voting choices?

A:	If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	What constitutes a quorum?

A:	The holders of a majority of the total voting power of Clear Channel Outdoor’s Class A and Class B common stock entitled to vote and represented in person or by proxy will constitute a quorum at the annual meeting. Votes “withheld,” abstentions and “broker non-votes” are counted as present for purposes of establishing a quorum.

Q:	What are Clear Channel Outdoor’s voting recommendations?

A:	The Board recommends that you vote your shares “FOR” each of the nominees to the Board and “FOR” the ratification of Ernst & Young LLP as Clear Channel Outdoor’s independent registered accounting firm for the year ending December 31, 2010.

Q:	Where can I find the voting results of the annual meeting?

A:	Clear Channel Outdoor will announce preliminary voting results at the annual meeting and publish final results in Clear Channel Outdoor’s current report on Form 8-K within four business days after the date of the annual meeting, which we anticipate will be filed with the Securities and Exchange Commission (the “SEC”) by May 31, 2010.

THE BOARD OF DIRECTORS

The Board is responsible for the management and direction of Clear Channel Outdoor and for establishing broad corporate policies. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the Board are kept informed of Clear Channel Outdoor’s business through discussions with the Chief Executive Officer, Chief Financial Officer, and other executive officers, by reviewing analyses and reports sent to them, and by participating in Board and committee meetings.

COMPOSITION OF THE BOARD OF DIRECTORS

Our directors are divided into three classes serving staggered three-year terms. At each annual meeting of our stockholders, directors will be elected to succeed the class of directors whose terms have expired. For so long as CC Media is the indirect owner of such number of shares representing more than 50% of the total voting power of our common stock, it will have the ability to direct the election of all the members of our Board, the composition of our Board committees (the “Board Committees” and each a “Board Committee”) and the size of the Board.

Because more than fifty percent (50%) of the voting power of Clear Channel Outdoor is controlled by CC Media, Clear Channel Outdoor has elected to be treated as a “controlled company” under the Corporate Governance Standards of the Listing Company Rules of the New York Stock Exchange (the “Corporate Governance Listing Standards”). Accordingly, Clear Channel Outdoor is exempt from the provisions of the Corporate Governance Listing Standards requiring: (i) that the majority of our Board consists of independent directors, (ii) that we have a Nominating and Governance Committee, that the Nominating and Governance Committee be composed entirely of independent directors with a written charter addressing the Nominating and Governance Committee’s purpose and responsibilities, and that we conduct an annual performance evaluation of the Nominating and Governance Committee, and (iii) that we have a Compensation Committee composed entirely of independent directors with a written charter addressing the Compensation Committee’s purpose and responsibilities and that we conduct an annual performance evaluation of the Compensation Committee. However, notwithstanding this exemption, as described more fully below, we have a Compensation Committee composed entirely of independent directors with a written charter addressing the Compensation Committee’s purpose and responsibilities.

BOARD MEETINGS

The Board held 17 meetings during 2009. For the 2009 fiscal year, each Board member attended at least 75% of the aggregate of the total number of meetings of the Board (held during the period for which such person served) and the total number of meetings of all Board Committees on which such person served (during the period for which such person served).

In April 2009, Clear Channel Outdoor formed a Special Committee to review and approve, as appropriate, certain proposed transactions between Clear Channel Outdoor and Clear Channel Communications, Inc. The Special Committee, comprised of James M. Raines, Marsha M. Shields and Dale W. Tremblay, all of whom are independent under the listing standards of the NYSE as well as the Company’s independence standards, met 16 times during 2009.

STOCKHOLDER MEETING ATTENDANCE

Clear Channel Outdoor encourages, but does not require, directors to attend the annual meetings of stockholders. Mark P. Mays, Randall T. Mays, James M. Raines, Marsha M. Shields and Dale W. Tremblay attended the annual meeting of stockholders in 2009.

INDEPENDENCE OF DIRECTORS

The Board has adopted a set of Governance Guidelines (the “Governance Guidelines”), addressing, among other things, standards for evaluating the independence of Clear Channel Outdoor’s directors. The full text of the Governance Guidelines can be found on the investor relations section of Clear Channel Outdoor’s website at www.clearchanneloutdoor.com.

The Board has adopted the following standards for determining the independence of its members:

1.	A director must not be, or have been within the last three years, an employee of Clear Channel Outdoor. In addition, a director’s immediate family member (“immediate family member” is defined to include a person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law and anyone (other than domestic employees) who shares such person’s home) must not be, or have been within the last three years, an executive officer of Clear Channel Outdoor.

2.	A director or immediate family member must not have received, during any twelve month period within the last three years, more than $120,000 per year in direct compensation from Clear Channel Outdoor, other than as director or committee fees and pension or other forms of deferred compensation for prior service (and no such compensation may be contingent in any way on continued service).

3.	A director must not be a current partner of a firm that is Clear Channel Outdoor’s internal or external auditor or a current employee of such a firm. In addition, a director must not have an immediate family member who is (a) a current partner of such a firm, or (b) a current employee of such a firm and personally works on Clear Channel Outdoor’s audit. Finally, a director or immediate family member must not have been, within the last three years, a partner or employee of such a firm and personally worked on Clear Channel Outdoor’s audit within that time.

4.	A director or an immediate family member must not be, or have been within the last three years, employed as an executive officer of another company where any of Clear Channel Outdoor’s present executive officers at the same time serve or served on that company’s compensation committee.

5.	A director must not be a current employee, and no director’s immediate family member may be a current executive officer, of any company that has made payments to, or received payments from, Clear Channel Outdoor (together with its consolidated subsidiaries) for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

6.	A director must not own, together with ownership interests of his or her family, ten percent (10%) or more of any company that has made payments to, or received payments from, Clear Channel Outdoor (together with its consolidated subsidiaries) for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

7.	A director or immediate family member must not be or have been during the last three years, a director, trustee or officer of a charitable organization (or hold a similar position), to which Clear Channel Outdoor (together with its consolidated subsidiaries) makes contributions in an amount which, in any of the last three fiscal years, exceeds the greater of $50,000, or 5% of such organization’s consolidated gross revenues.

8.	A director must be “independent” as that term is defined from time to time by the rules and regulations promulgated by the SEC, by the listing standards of the NYSE and, with respect to members of the Compensation Committee, by the applicable provisions of, and rules promulgated under, the Internal Revenue Code.

The above independence standards conform to, or are more exacting than, the director independence requirements of the NYSE. The above independence standards are set forth on Appendix A of the Governance Guidelines.

Our Board currently consists of nine directors, one of whom is our Chief Executive Officer. Pursuant to the Governance Guidelines, the Board undertook its annual review of director independence in September 2009. For a director to be independent, the Board must determine such director does not have any direct or indirect material relationship with Clear Channel Outdoor or any of its subsidiaries. As a result of this review, the Board affirmatively determined that James M. Raines, Marsha M. Shields and Dale W. Tremblay are independent under the listing standards of the NYSE, as well as Clear Channel Outdoor’s independence standards set forth above. In addition, the Board has determined that every member of the Audit Committee and the Compensation Committee is independent.

James M. Raines’ term as a director will end at the 2010 annual meeting and he will not stand for re-election. The Board has commenced a search for a candidate who qualifies as an independent director under NYSE rules and as an “audit committee financial expert” under SEC rules, but has not yet identified a replacement for Mr. Raines. If the Board is unable to secure a replacement for Mr. Raines upon the expiration of his term, then Clear Channel Outdoor’s Audit Committee will only have two members and consequently will not be in compliance with Section 303A.07(a) of the NYSE’s Listed Company Manual, which requires that a listed company have at least three members on its audit committee, all of whom are independent. The Board currently intends to identify and appoint a replacement director at or shortly after the annual meeting.

The rules of the NYSE require that non-management directors of a listed company meet periodically in executive sessions. In addition, the rules of the NYSE require listed companies to schedule an executive session including only independent directors at least once a year. Clear Channel Outdoor’s non-management directors have met separately in executive sessions without management present. Clear Channel Outdoor’s independent directors met alone following each regular meeting of the Board in 2009.

The Board has created the office of Presiding Director to serve as the lead non-management director of the Board. The Board has established that the office of the Presiding Director shall at all times be held by an “independent” director, as that term is defined from time to time by the listing standards of the NYSE and as determined by the Board in accordance with the Board’s Governance Guidelines. The Presiding Director has the power and authority to do the following:

•	to preside at all meetings of non-management directors when they meet in executive session without management participation;

•	to set agendas, priorities and procedures for meetings of non-management directors meeting in executive session without management participation;

•	to generally assist the Chairman of the Board;

•	to add agenda items to the established agenda for meetings of the Board;

•	to request access to Clear Channel Outdoor’s management, employees and its independent advisers for purposes of discharging his or her duties and responsibilities as a director; and

•	to retain independent outside financial, legal or other advisors at any time, at the expense of Clear Channel Outdoor, on behalf of any committee or subcommittee of the Board.

The independent directors each take turns serving as the Presiding Director on a rotating basis, each such rotation to take place effective the first day of each calendar quarter. Currently, Dale W. Tremblay is serving as the Presiding Director.

COMMITTEES OF THE BOARD

The Board has two standing committees: the Compensation Committee and the Audit Committee. Each committee has a written charter which guides its operations. The written charters are all available on Clear Channel Outdoor’s website at www.clearchanneloutdoor.com.

BOARD COMMITTEE MEMBERSHIP

Name	Compensation Committee	Audit Committee

James M. Raines	X	X*

Marsha M. Shields		X

Dale W. Tremblay	X*	X

X = Committee member; * = Chairperson

The Compensation Committee

The Compensation Committee administers Clear Channel Outdoor’s incentive-compensation plans and equity-based plans, determines compensation arrangements for all executive officers, other than our Chief Executive Officer and Chief Financial Officer, and makes recommendations to the Board concerning compensation for directors of Clear Channel Outdoor and its subsidiaries. The Compensation Discussion and Analysis section of this document provides additional details regarding the basis on which the Compensation Committee determines executive compensation. The Compensation Committee met four times during 2009. All members of the Compensation Committee are independent as defined by the listing standards of the NYSE and Clear Channel Outdoor’s independence standards.

The Compensation Committee has the ability, under its charter, to select and retain, at the expense of the Clear Channel Outdoor, independent legal and financial counsel and other consultants necessary to assist the Compensation Committee as the Compensation Committee may deem appropriate, in its sole discretion. The Compensation Committee also has the authority to select and retain any compensation consultant to be used to survey the compensation practices in Clear Channel Outdoor’s industry and to provide advice so that Clear Channel Outdoor can maintain its competitive ability to recruit and retain highly qualified personnel. The Compensation Committee has the sole authority to approve related fees and retention terms for any of its counsel and consultants.

The Compensation Committee’s primary responsibilities, which are discussed in detail within its charter, include the following:

•

assist the Board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and Clear Channel Outdoor;

•

review and approve corporate goals and objectives relevant to the compensation of Clear Channel Outdoor’s Chief Operating Officer, evaluate the Chief Operating Officer’s performance in light of those goals and objectives, and either as a committee or together with the other independent directors (as directed by the Board), determine and approve the Chief Operating Officer’s compensation level based on this evaluation;

•	make recommendations to the Board with respect to non-CEO compensation, incentive-compensation plans and equity-based plans;

•	prepare an annual report on executive compensation for inclusion in Clear Channel Outdoor’s annual report or proxy statement; and

•	perform the other functions set forth in the charter and as the Board may from time to time assign to the Compensation Committee.

The compensation of our Chief Executive Officer and Chief Financial Officer is set by the Compensation Committee of CC Media. See the “Compensation Discussion and Analysis–Chief Executive Officer and Chief Financial Officer Compensation” section of this proxy statement. The Compensation Committee has the authority to delegate its responsibilities to subcommittees of the Compensation Committee if the Compensation Committee determines such delegation would be in the best interest of Clear Channel Outdoor. The full text of the Compensation Committee’s charter can be found on our website at www.clearchanneloutdoor.com.

The Audit Committee

The Audit Committee is responsible for reviewing Clear Channel Outdoor’s accounting practices and audit procedures. See the Audit Committee Report later in this document, which details the duties and performance of the Audit Committee. James M. Raines has been designated by our Board as the Audit Committee financial expert (as defined in the applicable regulations of the SEC). James M. Raines’ term as a director will end at the 2010 annual meeting and he will not stand for re-election. The Board has commenced a search for a candidate who qualifies as an independent director under NYSE rules and as an “audit committee financial expert” under SEC rules, but has not yet identified a replacement for Mr. Raines. If the Board is unable to secure a replacement for Mr. Raines upon the expiration of his term, then Clear Channel Outdoor’s Audit Committee will only have two members and consequently will not be in compliance with Section 303A.07(a) of the NYSE’s Listed Company Manual, which requires that a listed company have at least three members on its audit committee, all of whom are independent. The Board currently intends to identify and appoint a replacement director at or shortly after the annual meeting.

The Audit Committee met eight times during 2009. All members of the Audit Committee are independent as defined by the listing standards of the NYSE and Clear Channel Outdoor’s independence standards and satisfy the other requirements for audit committee membership of the NYSE and the SEC. The Audit Committee operates under a written charter adopted by our Board which reflects standards set forth in SEC regulations and NYSE rules. The Audit Committee’s purpose is to assist the Board in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Clear Channel Outdoor. The Audit Committee’s primary responsibilities, which are discussed in detail within its charter, include the following, subject to the consent of our corporate parent:

•

be responsible for the appointment, compensation, retention and oversight of the work of the independent auditors and any other registered public accounting firm engaged for the purpose of preparing an audit report or to perform other audit, review or attest services, and all fees and other terms of their engagement;

•	review and discuss reports regarding the independent registered public accounting firm’s independence;

•	review with the independent registered public accounting firm the annual audit scope and plan;

•	review with management, the director of internal audit and the independent registered public accounting firm the budget and staffing of the internal audit department;

•

review and discuss with management and the independent registered public accounting firm the annual and quarterly financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to the filing of the Form 10-K and a Form 10-Q;

•	review with the independent registered public accounting firm the critical accounting policies and practices used;

•

review with management, the independent registered public accounting firm and the director of internal audit Clear Channel Outdoor’s internal accounting controls and any significant findings and recommendations;

•	discuss guidelines and policies with respect to risk assessment and risk management;

•	oversee Clear Channel Outdoor’s related party transactions policy; and

•	review with management and the chief legal officer the status of legal and regulatory matters that may have a material impact on Clear Channel Outdoor’s financial statements and compliance policies.

The composition and responsibilities of the Audit Committee and the attributes of its members, as reflected in the charter, are intended to be in accordance with applicable requirements for corporate audit committees. The charter is reviewed, and amended if necessary, on an annual basis. The full text of the Audit Committee’s charter can be found on our website at www.clearchanneloutdoor.com.

DIRECTOR NOMINATING PROCEDURES

The Board oversees the identification and consideration of candidates for membership on the Board, and each member of the Board participates in this process. It is the view of the Board that this function has been performed effectively by the Board, and that it is appropriate for Clear Channel Outdoor not to have a separate nominating committee or charter for this purpose.

The Board is responsible for developing and reviewing background information for candidates for the Board, including those recommended by stockholders. Our directors play a critical role in guiding Clear Channel Outdoor’s strategic direction and overseeing the management of Clear Channel Outdoor. Clear Channel Outdoor does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Board strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee Clear Channel Outdoor’s business. Director candidates should have experience in positions with a high degree of responsibility, be leaders in the organizations with which they are affiliated and have the time, energy, interest and willingness to serve as a member of the Board. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. The Board evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director’s contributions to the Board during their current term. Recent developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors.

The Board evaluates director candidates suggested by stockholders in the same manner as other candidates. Any stockholder wishing to propose a nominee should submit a recommendation in writing to the Presiding Director of Clear Channel Outdoor at least 90 days in advance of the annual meeting, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director. Stockholders should direct such proposals to: Board of Directors – Presiding Director, Clear Channel Outdoor Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.

BOARD LEADERSHIP STRUCTURE

Mark P. Mays serves as both the principal executive officer and chairman of the Board. The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of Clear Channel Outdoor to make that determination based on the position and direction of Clear Channel Outdoor and the membership of the Board.

Our risk management system strives to (i) timely identify the material risks that Clear Channel Outdoor faces, (ii) communicate necessary information with respect to material risks to senior management and, as appropriate, to the Board or relevant Board committee, (iii) implement appropriate and responsive risk management strategies consistent with Clear Channel Outdoor’s risk profile, and (iv) integrate risk management into Clear Channel Outdoor’s decision-making.

The Board has designated the Audit Committee to oversee risk management. The Audit Committee makes an annual report to the Board regarding briefings provided by management and advisors as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of Clear Channel Outdoor’s risk management processes.

Additionally, the Board encourages management to promote a corporate culture that incorporates risk management into Clear Channel Outdoor’s corporate strategy and day-to-day operations. For example, management is working to centralize certain policies and procedures which will provide for greater control over and uniformity in its risk management.

STOCKHOLDER AND INTERESTED PARTY COMMUNICATION WITH THE BOARD

Stockholders and other interested parties may contact an individual director, the Presiding Director, the Board as a group, or a specified Board committee or group, including the non-management directors as a group, by sending regular mail to the following address:

Board of Directors
Clear Channel Outdoor Holdings, Inc.
200 East Basse Road
San Antonio, Texas 78209

PROPOSAL 1: ELECTION OF DIRECTORS

The Board intends to nominate, at the annual meeting of stockholders, the three persons listed as nominees below. Each of the directors elected at the annual meeting will serve a three year term or until his successor shall have been elected and qualified, subject to earlier resignation and removal. The directors are to be elected by a plurality of the votes cast at the annual meeting. Accordingly, votes “withheld,” “broker non-votes” and abstentions will have no effect on the election of directors. Unless authority to vote for directors is “withheld” in the proxy, the persons named therein intend to vote “FOR” the election of the three nominees listed. Each of the nominees listed below is currently a director and is standing for re-election. Each nominee has agreed to be named in this proxy statement and to serve as director if elected. Should any nominee become unavailable for election, discretionary authority is conferred on the proxies to vote for a substitute. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

James M. Raines’ term as a director will end at the 2010 annual meeting and he will not stand for re-election. The Board has not yet identified a replacement for Mr. Raines and is not making a nomination for a fourth director at this time, which will result in a vacancy on the Board once his term expires. The Board intends to fill the resulting vacancy as soon as it identifies an appropriate candidate who qualifies as an independent director under NYSE rules and as an “audit committee financial expert” under SEC rules. If the Board is unable to secure a replacement for Mr. Raines upon the expiration of his term, then Clear Channel Outdoor’s Audit Committee will only have two members and consequently will not be in compliance with Section 303A.07(a) of the NYSE’s Listed Company Manual, which requires that a listed company have at least three members on its audit committee, all of whom are independent. The Board currently intends to identify and appoint a replacement director at or shortly after the annual meeting.

NOMINEES FOR DIRECTOR FOR TERMS EXPIRING 2013

The nominees for director are Blair E. Hendrix, Daniel G. Jones and Scott R. Wells.

Blair E. Hendrix, age 45, is a Managing Director of Bain Capital and one of the leaders of the firm’s operationally focused Portfolio Group. Mr Hendrix joined Bain Capital in 2000. Prior to joining Bain Capital, Mr. Hendrix was Executive Vice President and Chief Operating Officer of DigiTrace Care Services, Inc. (now SleepMed), a national healthcare services company he co-founded. Earlier in his career, Mr. Hendrix was employed by Corporate Decisions, Inc. (now Oliver Wyman), a management consulting firm. Mr. Hendrix also serves as a director of Keystone Automotive Operations, Inc. and has previously served as a director of Innophos Holdings, Inc. (IPHS) and SMTC Corporation (SMTX). Mr Hendrix received a B.A. from Brown University, awarded with honors. Mr. Hendrix has been a member of our Board since August 2008. Mr. Hendrix was selected to serve as a director because of his operational knowledge gained from his experience with Bain Capital and in management consulting.

Daniel G. Jones, age 35, is a Principal at Thomas H. Lee Partners, L.P. (“THL”) and is part of the firm’s Strategic Resource Group, which works in collaboration with senior management and THL investment professionals to drive value at portfolio companies. Prior to joining THL in 2007, Mr. Jones was a management consultant at the Monitor Group, a global strategic advisory firm, from 2004 to 2008. Before Monitor, Mr. Jones worked in a variety of corporate finance roles, lastly as Financial Project Manager and Deputy to the Chief Financial Officer at LAN Airlines, the leading Latin American passenger and cargo airline. Mr. Jones has been a member of our Board since August 2008. Mr. Jones was selected to serve as a director for his experience in acquisitions and financings gained through his work in private equity at THL and his experience in evaluating strategies, operations and risks gained through his work as a consultant.

Scott R. Wells, age 41, has served as an Executive Vice President at Bain Capital since 2007. Prior to joining Bain Capital, he held several executive roles at Dell, Inc. from 2004 to 2007, most recently as Vice President of Public Marketing and On-line in the Americas. Prior to joining Dell, Mr. Wells was a Partner at Bain & Company, where he focused primarily on technology and consumer-oriented companies. Mr. Wells has been a member of our Board since August 2008. Mr. Wells was selected to serve as a director for his experience in operations gained through his work serving as a senior executive at Dell and through his work as a consultant and for his experience in acquisitions and financings gained through his work in private equity at Bain Capital.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE DIRECTOR NOMINEES NAMED ABOVE.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2011

Randall T. Mays, age 44, served as our Chief Financial Officer from August 2005 until January 1, 2010 and has been a member of our Board since April 1997. Mr. R. Mays has served as Chairman of the Board of Directors of Live Nation, Inc. since August 2005. Mr. R. Mays was also appointed Executive Vice President and Chief Financial Officer of Clear Channel Communications, Inc. in February 1997 and was appointed Secretary in April 2003. Mr. R. Mays relinquished his duties as Secretary in May 2006 and Chief Financial Officer in January 2010. He was appointed President of Clear Channel Communications, Inc. in February 2006 and relinquished his duties as President upon transitioning to the role of Vice Chairman in January 2010. Upon the closing of the Merger (as defined below), Mr. R. Mays became a director and the President and Chief Financial Officer of CC Media. Mr. R. Mays is the brother of Mark P. Mays, our Chief Executive Officer and one of our Board members. Mr. R. Mays was selected to serve as a director because of his operational knowledge of Clear Channel Outdoor as well as his experience in the industry.

Marsha M. Shields, age 55, has served as a director of Primera Insurance since March 1989. Since June 2002, Mrs. Shields has served as the President of the McCombs Foundation and as Dealer Principal for McCombs Automotive. She has served as Manager of McCombs Family Ltd. since January 2000. Mrs. Shields has been a member of our Board since November 2005. Mrs. Shields was selected to serve as a director for her operational knowledge gained from her experience at McCombs Automotive and her prior experience serving as a director.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2012

Margaret W. Covell, age 44 has served as a Managing Director at THL since 2006. Ms. Covell is a senior leader in THL’s Strategic Resource Group, which works in collaboration with senior management and THL investment professionals to drive value at portfolio companies. Prior to joining THL, Ms. Covell was a Partner at the Monitor Group, a global strategic advisory firm, where she led the firm’s Operations Strategy business unit. Ms. Covell has been a member of our Board since August 2008. Ms. Covell was selected to serve as a director based on her experience in evaluating strategies, operations and risks gained through her work in management consulting.

Mark P. Mays, age 46, has served as our Chief Executive Officer since August 2005 and has been a member of our Board since April 1997. Mr. M. Mays has also served as Chief Executive Officer of Clear Channel Communications, Inc., our indirect parent company, since October 2004. Prior thereto, he served as President and Chief Operating Officer of Clear Channel Communications, Inc. from February 1997 to October 2004 and as President and Chief Executive Officer from October 2004 to February 2006 until he was reappointed as President in January 2010. On July 30, 2008, Clear Channel Communications, Inc. completed its merger (the “Merger”) with a subsidiary of CC Media. Upon the closing of the Merger, Mr. M. Mays became a director and the Chief Executive Officer of CC Media. Mr. M. Mays has served on the Board of Clear Channel Communications, Inc. since May 1998. Mr. M. Mays was selected to serve as a director because of his position as Chief Executive Officer of Clear Channel Outdoor as well as his experience in the industry.

Dale W. Tremblay, age 51, has served as President and Chief Executive Officer of C.H. Guenther & Son, Inc., a food marketing and manufacturing company, since July 2001. Prior to joining C.H. Guenther & Son, Inc., Mr. Tremblay was an officer at the Quaker Oats Company, where he was responsible for all Worldwide Foodservice Businesses. Mr. Tremblay has been a member of our Board since November 2005. He currently serves on the Advisory Board for the Michigan State University Financial Analysis Lab and on the Advisory Board of the Federal Reserve Bank of Dallas. Mr. Tremblay was selected to serve as a director based on his operational and managerial expertise gained from building and managing a large privately-held company.

CODE OF BUSINESS CONDUCT AND ETHICS

Clear Channel Outdoor adopted a Code of Business Conduct and Ethics applicable to all of its directors and employees, including its Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer (the “Code”), which is a “code of ethics” as defined by applicable rules of the SEC. The Code is publicly available on Clear Channel Outdoor’s website at www.clearchanneloutdoor.com. If Clear Channel Outdoor makes any amendments to the Code other than technical, administrative, or other non-substantive amendments, or grants any waivers, including implicit waivers, from a provision of the Code that applies to Clear Channel Outdoor’s Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer and relates to an element of the SEC’s “code of ethics” definition, Clear Channel Outdoor will disclose the nature of the amendment or waiver, its effective date and to whom it applies on its website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The table below sets forth information concerning the beneficial ownership of Clear Channel Outdoor common stock as of April 1, 2010, for each director currently serving on the Board and each of the nominees for director; each of the named executive officers not listed as a director, the directors and executive officers as a group and each person known to Clear Channel Outdoor to own beneficially more than 5% of Clear Channel Outdoor common stock outstanding. At the close of business on April 1, 2010, there were 40,840,896 shares of Clear Channel Outdoor Class A common stock outstanding and 315,000,000 shares of Clear Channel Outdoor Class B common stock outstanding. Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

Name	Amount and Nature of Beneficial Ownership		Percent of Class A Common Stock	Percent of Class B Common Stock
Margaret W. Covell	—		—	—
Blair E. Hendrix	—		—	—
Daniel G. Jones	—		—	—
Mark P. Mays	41,667	(a)	*	—
Randall T. Mays	166,667	(b)	*	—
James M. Raines	17,387	(c)	*	—
Marsha M. Shields	20,687	(d)	*	—
Dale W. Tremblay	20,687	(e)	*	—
Scott R. Wells	—		—	—
Jonathan D. Bevan	101,738	(f)	*	—
Ronald H. Cooper	150,000		*	—
Paul J. Meyer	341,758	(g)	*	—
Franklin G. Sisson, Jr.	261,894	(h)	*	—
Clear Channel Holdings, Inc	315,000,000		— (i)	100.0	%(i)
Manson Capital Management LLC (j)	5,072,946		12.4%	—
Pamet Capital Management, LLC (k)	3,317,090		8.1%	—
Frank Russell Company. (l)	3,121,497		7.6%	—
GAMCO Investors, Inc. (m)	2,657,200		6.5%	—
All Directors and Executive Officers as a Group (17 persons)	1,136,484	(n)	2.7%	—

*	Percentage of shares beneficially owned by such person does not exceed one percent of the class so owned.

(a)	Includes 25,000 shares subject to options held by Mr. M. Mays.

(b)	Includes 150,000 shares subject to options held by Mr. R. Mays.

(c)	Includes (i) 813 shares subject to trading restrictions that Mr. Raines’ former wife has the economic benefits of pursuant to the terms of a domestic relations order, but which Mr. Raines presently possesses the voting and dispositive power over and (ii) 14,437 shares subject to options held by Mr. Raines, of which 4,406 are held for the economic benefit of Mr. Raines’ former wife pursuant to the terms of a domestic relations order, but which Mr. Raines presently possesses the dispositive power over.

(d)	Includes 14,437 shares subject to options held by Mrs. Shields.

(e)	Includes 14,437 shares subject to options held by Mr. Tremblay.

(f)	Includes 82,280 shares subject to options held by Mr. Bevan.

(g)	Includes 301,758 shares subject to options held by Mr. Meyer.

(h)	Includes 247,795 shares subject to options held by Mr. Sisson.

(i)	CC Media does not own any of our Class A common stock. The 315.0 million shares owned by CC Media, through its wholly owned subsidiary, Clear Channel Holdings, Inc., represent 100% of the shares of our Class B common stock. Shares of Class B common stock are convertible on a one for one basis into shares of Class A common stock and entitle the holder to twenty votes per share upon all matters on which stockholders are entitled to vote.

(j)	Information with respect to the amount of beneficial ownership is as reported on Form 4 filed on February 12, 2010. Information with respect to the nature of beneficial ownership is as reported on Schedule 13G/A filed on January 19, 2010. The shares of Class A common stock reported herein are directly owned by Mason Capital L.P., a Delaware limited partnership (“Mason Capital LP”), Mason Capital Master Fund, L.P., a Cayman Islands exempted limited partnership (“Mason Capital Master Fund”), and certain other funds and accounts (the “Managed Accounts”). Mason Management is the investment manager of each of Mason Capital LP, Mason Capital Master Fund and the Managed Accounts, and Mason Management may be deemed to have beneficial ownership over the shares of Class A common stock by virtue of the authority granted to Mason Management by Mason Capital LP, Mason Capital Master Fund and the Managed Accounts to vote and dispose of such shares. Mr. Kenneth M. Garschina and Mr. Michael E. Martino are managing principals of Mason Management. Mason Management, Mr. Garschina and Mr. Martino disclaim beneficial ownership of the shares of Class A common stock reported herein pursuant to Rule 13d-4 of the Securities Exchange Act. The business address of the Managed Accounts is 110 East 59th Street, New York, New York 10022.

(k)	As reported on Schedule 13G/A filed February 12, 2010. David C. Abrams is the managing member of Abrams Capital Management, LLC (“Abrams Capital”) and Pamet Capital Management, LLC (“Pamet LLC”). Pamet LLC is the general partner of Pamet Capital Management, L.P. (“Pamet LP”). Pamet LP is the investment manager of Abrams Capital International, Ltd., Abrams Capital Partners I, L.P., Abrams Capital Partners II, L.P. and Whitecrest Partners, LP, and Abrams Capital is the investment manager of Riva Capital Partners, L.P. (collectively, with Abrams Capital Partners I, L.P., Abrams Capital Partners II, L.P. and Whitecrest Partners, LP, the “Abrams Funds”), which collectively own the 3,317,090 shares of Class A common stock reported herein. Each of Mr. Abrams, Pamet LLC, Pamet LP and the Abrams Funds expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than himself or itself for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act and expressly disclaims beneficial ownership of any such securities except to the extent of his or its pecuniary interest therein. The business address of Pamet LP is c/o Abrams Capital, LLC, 222 Berkeley Street, Boston, Massachusetts 02116.

(l)	As reported on Schedule 13G filed on February 17, 2009. The business address of Frank Russell Company is 909 A Street, Tacoma, Washington 98402.

(m)	As reported on Schedule 13D/A filed on December 30, 2009. The shares of Class A common stock reported herein may be deemed to be beneficially owned by one or more of the following persons: GGCP, Inc. (“GGCP”), GAMCO Investors, Inc. (“GBL”), Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Teton Advisors, Inc. (“Teton Advisors”), Gabelli Securities, Inc. (“GSI”), Gabelli & Company, Inc. (“Gabelli & Company”), MJG Associates, Inc. (“MJG Associates”), Gabelli Foundation, Inc. (“Foundation”), and Mario Gabelli. Mario Gabelli is deemed to have beneficial ownership of the securities owned beneficially by each of GAMCO, Gabelli Funds and GSI. GSI is deemed to have beneficial ownership of the securities owned beneficially by Gabelli & Company. GBL and GGCP are deemed to have beneficial ownership of the securities owned beneficially by each of the foregoing persons other than Mario Gabelli and the Foundation. The business address of GAMCO is One Corporate Center, Rye, New York 10580.

(n)	Includes 863,590 shares subject to options held by such persons.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Dale W. Tremblay – Chairman,

James M. Raines

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis contains statements regarding Clear Channel Outdoor and individual performance measures and other goals. These goals are disclosed in the limited context of Clear Channel Outdoor’s executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Clear Channel Outdoor specifically cautions investors not to apply these statements to other contexts.

Overview and Objectives of our Compensation Program

Clear Channel Outdoor believes that compensation of its named executive officers should be directly and materially linked to operating performance. The fundamental objective of Clear Channel Outdoor’s compensation program is to attract, retain, and motivate top quality executives through compensation and incentives which are competitive with the various labor markets and industries in which we compete for talent and which align the interests of Clear Channel Outdoor’s named executive officers with the interests of Clear Channel Outdoor’s stockholders.

Overall, Clear Channel Outdoor has designed its compensation program to:

•	Support its business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;

•	Recruit, motivate, and retain executive talent; and

•	Create a strong performance alignment with stockholders.

Clear Channel Outdoor seeks to achieve these objectives through a variety of compensation elements:

•	Annual base salary;

•	An annual incentive bonus, the amount of which is dependent on the performance of Clear Channel Outdoor and, for one or more executives, individual performance during the prior fiscal year;

•

Long-term incentive compensation, delivered in the form of equity awards that are awarded based on competitive pay practices and other factors described below, and that are designed to align the executives’ interests with those of stockholders by rewarding outstanding performance and providing long-term incentives; and

•	Other executive benefits and perquisites.

Chief Executive Officer and Chief Financial Officer Compensation

Our Chief Executive Officer, Mr. Mark Mays, simultaneously serves as the Chief Executive Officer of our indirect parent, CC Media Holdings, Inc., sometimes referred to herein as “CCMH” or “CC Media.” Our former Chief Financial Officer, Mr. Randall T. Mays, simultaneously served as Chief Financial Officer of CCMH. Mr. Thomas W. Casey became our Chief Financial Officer and the Chief Financial Officer of CCMH effective as of January 4, 2010. Accordingly, Mr. Casey was not a named executive officer in 2009.

Our Chief Executive Officer and Chief Financial Officer are compensated by CCMH, and we reimburse CCMH for personnel and personnel-related costs associated with their services pursuant to a Corporate Services Agreement between us and Clear Channel Management Services, L.P. See the “Certain Relationships and Related Party Transactions—CC Media Holdings, Inc.—Corporate Services Agreement” section of this proxy statement. The compensation for our Chief Executive Officer and Chief Financial Officer is set by the Compensation Committee of the Board of Directors of CCMH. Clear Channel Outdoor’s Compensation Committee (for purposes of this Compensation Discussion and Analysis, the “Committee”) has no involvement in recommending or approving the compensation of our Chief Executive Officer and Chief Financial Officer.

Pursuant to the Corporate Services Agreement referenced above, a portion of Messrs. Mark and Randall Mays’ base salary and annual incentive bonus in 2009 was allocated to us, as reflected in the 2009 Summary Compensation Table set forth below. Additionally, upon termination or a change of control, a portion of certain payments that would be due to Messrs. Mark and Randall Mays would be allocated to us, as reflected in the 2009 Potential Payments upon Termination or Change of Control Table set forth below. These allocations were or would be made, as applicable, based on Clear Channel Outdoor’s OIBDAN (as defined below) as a percentage of Clear Channel Communications Inc.’s OIBDAN. Accordingly, 41% of Messrs. Mark and Randall Mays’ base salary and annual incentive bonus in 2009 were allocated to us. Clear Channel Outdoor and CCMH considered these allocations to be a reflection of the utilization of services provided.

All references in this Compensation Discussion and Analysis to compensation policies and practices for Clear Channel Outdoor’s executive officers should be read to exclude the compensation policies and practices applicable to our Chief Executive Officer and Chief Financial Officer. Accordingly, references in this Compensation Discussion and Analysis to our named executive officers are intended to include, collectively, Ronald H. Cooper, the President and Chief Executive Officer of our Outdoor Americas division; Paul J. Meyer, the former President and Chief Executive Officer of our Outdoor Americas division (effective as of January 4, 2010, Mr. Meyer now serves as President and Chief Executive Officer of Clear Channel Digital, LLC, an indirect subsidiary of Clear Channel Outdoor); Jonathan D. Bevan, our Chief Operating Officer–International; and Franklin G. Sisson, Jr., our Executive Vice President–Sales and Marketing.

Compensation Practices

The Committee determines total compensation, as well as the individual components of such compensation, of Clear Channel Outdoor’s named executive officers on an annual basis. All compensation decisions are made within the scope of any employment agreement.

In making decisions with respect to each element of executive compensation, the Committee considers total compensation that may be awarded to the executive, including salary, annual incentive bonus, and long-term incentive compensation. Multiple factors are considered in determining the amount of total compensation (the sum of base salary, annual incentive bonus, and long-term incentive compensation delivered through equity awards) to award the named executive officers. These factors may include, among others:

•	The terms of any employment agreement;

•	The recommendation of the Chief Executive Officer and the Chief Executive Officer-Americas (other than recommendations for themselves);

•	The value of equity awards granted in prior years;

•	Internal pay equity considerations; and

•	Broad trends in executive compensation generally.

The Committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered.

Elements of Compensation

The Committee believes that a combination of various elements of compensation best serves the interests of Clear Channel Outdoor and its stockholders. Having a variety of compensation elements enables Clear Channel Outdoor to meet the requirements of the highly competitive environment in which Clear Channel Outdoor operates while ensuring that its named executive officers are compensated in a way that advances the interests of all stockholders. Under this approach, executive compensation generally involves a significant portion of pay that is “at risk,” namely, the annual incentive bonus. The annual incentive bonus is based entirely on Clear Channel Outdoor’s financial performance, individual performance, or a combination of both. Equity awards constitute a significant portion of long-term remuneration that is tied directly to stock price appreciation that benefits all of Clear Channel Outdoor’s stockholders.

Clear Channel Outdoor’s practices with respect to each of the elements of executive compensation are set forth below, followed by a discussion of the specific factors considered in determining the amounts for each of the key elements.

Base Salary

Purpose. The objective of base salary is to compensate an executive for job responsibilities, value to Clear Channel Outdoor, and individual performance with respect to market competitiveness.

Administration. Base salaries for the named executive officers are reviewed on an annual basis and at the time of promotion or other change in responsibilities. In general, any increases in salary are based on the subjective evaluation of such factors as the level of responsibility, individual performance, level of pay of the executive in question, and general competitive pay practices.

We have entered into employment agreements with Messrs. Meyer, Bevan and Cooper pursuant to which their initial base salaries were set. Accordingly, we are required to compensate Messrs. Meyer, Bevan and Cooper in accordance with their respective employment agreements. Clear Channel Outdoor believes that the employment agreements with Messrs. Meyer, Bevan and Cooper are in the best interests of Clear Channel Outdoor to assure continuity of management. Clear Channel Outdoor has not entered into employment agreements with any of the other named executive officers.

In reviewing base salaries, the Committee considers the importance of linking a significant proportion of the named executive officer’s compensation to performance in the form of the annual incentive bonus, which is tied to our financial performance measures, individual performance, or a combination of both, as well as long-term incentive compensation.

Analysis. In setting compensation for 2009, the Committee was primarily concerned with the continued impact of global economic conditions and their effect on the businesses and markets of Clear Channel Outdoor. Consequently, the annual base salaries of the named executive officers remained unchanged from their 2008 annual base salaries, with the exception of Messrs. Mark P. Mays’ and Randall T. Mays’, whose annual base salaries were decreased pursuant to amendments to their respective employment agreements.

Annual Incentive Bonus

Purpose. Clear Channel Outdoor’s executive compensation program provides for an annual incentive bonus that is performance-linked. The objective of the annual incentive bonus is to compensate an executive based on the achievement of specific goals that are intended to correlate closely with long-term growth of stockholder value.

Administration. Each of our named executive officers, other than Messrs. Mark P. and Randall T. Mays, participates in the Clear Channel Outdoor 2006 Annual Incentive Plan (the “Annual Incentive Plan”). The Annual Incentive Plan is administered by the Committee and is intended to provide an incentive to the named executive officers and other selected key executives to contribute to the growth, profitability, and value of Clear Channel Outdoor and to retain such executives. Under the Annual Incentive Plan, participants are eligible for performance-based awards, which represent the conditional right to receive cash or other property based upon the achievement of pre-established performance goals within a specified performance period. Awards granted under the Annual Incentive Plan are intended to qualify for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code.

Performance goals are set pursuant to an extensive annual operating plan developed by the Chief Executive Officer of Clear Channel Outdoor in consultation with Clear Channel Outdoor’s Board, the Chief Financial Officer of Clear Channel Outdoor and other senior executive officers of Clear Channel Outdoor. The Chief Executive Officer of Clear Channel Outdoor makes recommendations as to the compensation levels and performance goals of the other named executive officers to the Committee for its review, consideration, and approval. The Committee has complete discretion to accept, reject, or modify the recommendations of the Chief Executive Officer.

The annual incentive bonus was paid in cash in 2009. The total annual incentive bonus is determined according to the level of achievement of the objective performance goals and any individual performance goals, as applicable. Below a minimum threshold level of performance, no award may be granted pursuant to the objective performance goal, and the Committee may, in its discretion, reduce the award pursuant to either objective or individual performance goals, as applicable.

The annual incentive bonus process for each of the named executive officers involves three basic steps:

•	At the outset of the fiscal year:

Set performance goals for the year for Clear Channel Outdoor and each participant; and

Set target bonus for each participant, if applicable.

•

After the end of the fiscal year, measure actual performance (individual and company-wide) against the predetermined Clear Channel Outdoor goals and any individual performance goals to determine the bonus.

Analysis. For 2009, the performance-based goals applicable to the named executive officers are set forth below:

Paul J. Meyer

Mr. Meyer’s 2009 performance-based goals consisted of (i) achieving EBITDA in the Outdoor Americas division of $309.7 million, (ii) attaining budgeted expense targets and (iii) qualitatively evaluated initiatives deemed critical to Clear Channel Outdoor’s short and long-term success.

“EBITDA” is defined as operating income before interest, taxes, depreciation, and amortization. Clear Channel Outdoor calculates EBITDA by adjusting net income of the applicable division to exclude the following: (i) interest expense, (ii) income tax (expense) benefit, (iii) depreciation expense, and (iv) amortization expense. This measure is an important indicator of Clear Channel Outdoor’s operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities.

Mr. Meyer’s aggregate target bonus for 2009 was set at $749,250, with each of the above components respectively weighted at (i) 75%, (ii) 10% and (iii) 15%. It was determined that Mr. Meyer earned a bonus award with respect to each of the elements described in (i)-(iii) above and Mr. Meyer was awarded $123,216, $75,000, and $112,500, respectively, for such achievement.

Franklin G. Sisson, Jr.

Mr. Sisson’s 2009 performance-based goals consisted of (i) achieving a combined EBITDA for the Outdoor Americas and International divisions of $490.5 million; however, during the year Mr. Sisson’s responsibilities shifted such that he was no longer responsible for the Outdoor International division, and accordingly his related bonus opportunity was revised to focus solely on achieving EBITDA of $309.7 for the Outdoor Americas division, (ii) increasing revenue and (iii) implementing strategic initiatives aimed at client growth and development.

Mr. Sisson’s aggregate target bonus for 2009 was set at $418,000, with each of the above components respectively weighted at (i) 70%, (ii) 23.8% and (iii) 6.2%. It was determined that Mr. Sisson earned a bonus award with respect to each of the elements described in (i)-(iii) above and Mr. Sisson was awarded $62,563, $114,309, and $11,691, respectively, for such achievement.

Jonathan D. Bevan

Mr. Bevan’s 2009 performance-based goals consisted of (i) achieving EBITDA in the Outdoor International division of $176.4 million (weighted at 90%) and (ii) achieving certain cost-savings initiatives, overseeing financial reporting and qualitatively evaluated initiatives deemed critical to Clear Channel’s short and long-term success (weighted at 10%).

Mr. Bevan’s aggregate target bonus for 2009 was set at $473,036. It was determined that Mr. Bevan did not earn a bonus award with respect to achieving a targeted EBITDA, but did earn a bonus award of $38,587 for achieving certain of the elements described in (ii) above.

Ronald H. Cooper

Mr. Cooper’s employment with Clear Channel Outdoor commenced on December 10, 2009, and as such, Mr. Cooper did not participate in Clear Channel Outdoor’s annual incentive bonus program in 2009.

Long-Term Incentive Compensation

Purpose. The long-term incentive compensation element provides an award that is performance-based. The objective of the program is to align compensation of the named executive officers over a multi-year period directly with the interests of stockholders of Clear Channel Outdoor by motivating and rewarding creation and preservation of long-term stockholder value. In general, the level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to the named executive officers and the overall goals of the compensation program described above. Long-term incentive compensation may be paid in cash, stock options, and restricted stock.

Clear Channel Outdoor’s 2005 Stock Incentive Plan (the “Stock Incentive Plan”) is moderately broad-based, with 532 employees at all levels holding outstanding stock incentive awards as of April 1, 2010. Equity ownership for all executive officers and the broad-based employee population is important for purposes of incentive, retention, and alignment with stockholders.

In prior years, including 2009, the Committee has granted the named executive officers long-term incentive compensation in the form of stock options and restricted stock awards. These two vehicles reward stockholder value creation in slightly different ways. Stock options (which have an exercise price equal to our common stock price at the date of grant) reward executives only if such stock price increases over the stock options’ exercise price. However, with respect to restricted stock awards, the named executive officers generally receive compensation immediately upon vesting of such awards whether such common stock price has or has not increased from the grant date of such awards. To help ensure our named executive officers are focused on creating stockholder value through appreciation of Clear Channel Outdoor’s common stock price, the named executive officers’ long-term incentive compensation was paid solely in the form of stock options in 2009.

Stock Options. The long-term incentive compensation element calls for stock options to be granted with respect to shares of Class A common stock with exercise prices of not less than fair market value of Clear Channel Outdoor’s common stock on the date of grant and to vest in 25% increments annually beginning on the first anniversary of the grant date, with a 10-year term. All vesting is contingent on continued employment, with rare exceptions made by the Committee. Clear Channel Outdoor defines fair market value as the closing price on the date of grant. All decisions to award the named executive officers stock options are in the sole discretion of the Committee.

Analysis

In 2009, Messrs. Meyer, Sisson, Bevan and Cooper received stock options for 174,896, 99,941, 61,921 and 300,000 shares of common stock, respectively, under the Stock Incentive Plan. Mr. Cooper also received 150,000 restricted stock units pursuant to his employment agreement.

The amount of stock option awards to Messrs. Meyer, Sisson and Bevan was primarily based upon (a) general performance, (b) internal pay equity relative to other key employees of Clear Channel Outdoor and (c) the value of equity awards granted in prior years. The amount of stock option awards to Mr. Cooper was based upon the negotiation of Mr. Cooper’s employment agreement.

As described above, the Committee considered internal pay equity when determining the amount of stock options to grant to Messrs. Meyer, Sisson, Bevan and Cooper. However, the Committee did so broadly and does not have a specific policy, or seek to follow established guidelines or formulas, to maintain a particular ratio of long-term incentive compensation among the named executive officers or other executives of Clear Channel Outdoor.

Equity Award Grant Timing Practices

Regular Annual Equity Award Grant Dates. The grant date for regular annual stock options and other equity awards, as applicable, for employees, including the named executive officers, is typically in February and for non-employee directors is typically in April.

Employee New Hires/Promotions Grant Dates. Grants of stock options and other equity awards, as applicable, to newly-hired or newly-promoted employees are made at the regularly scheduled meeting of the Board of Directors following his or her hire or promotion.

Initial Equity Award Grant Dates for Newly-Elected Non-Employee Directors. Grants of stock options and other equity awards, as applicable, to newly-elected non-employee directors are generally made at the regularly scheduled meeting of the Board of Directors following their election. If a non-employee director is appointed between regularly scheduled Board meetings, then grants of stock options and other equity awards, as applicable, are made at the first meeting in attendance after such appointment, and the first meeting after election thereafter.

Timing of Equity Awards. Clear Channel Outdoor does not have a formal policy on timing equity awards in connection with the release of material non-public information to affect the value of compensation. In the event that material non-public information becomes known to the Committee prior to granting equity awards, the Committee will take the existence of such information under advisement and make an assessment in its business judgment whether to delay the grant of the equity award in order to avoid any potential impropriety.

Executive Benefits and Perquisites

Clear Channel Outdoor provides the following personal benefits to one or more of the named executive officers: (a) reimbursement for claims and administrative expenses under the Clear Channel Outdoor Medical Executive Reimbursement Plan, (b) certain pension benefits, (c) personal club membership, (d) company matching 401(k) contributions, (e) relocation allowance, and (f) car allowance.

Clear Channel Outdoor has a Medical Executive Reimbursement Plan (MERP) in place for Mr. Paul Meyer that reimburses Mr. Meyer for out-of-pocket medical, dental, and vision expenses that are not paid by the health plan that is available to all full-time employees. After claims are paid through the general health plan, co-payments, coinsurance, and ineligible expenses are reimbursed to Mr. Meyer through the MERP. In 2009, we paid $21,536 in claims and administrative expenses. Clear Channel Outdoor seeks to provide competitive benefits to promote the health and well-being of Mr. Meyer, which the Committee believes is in the long-term interests of stockholders.

Mr. Bevan participates in the Clear Channel UK Defined Benefit Pension Scheme, which is a pension plan that we sponsor for certain employees in the United Kingdom. The pension scheme provides pension income at retirement based on service and salary at retirement. Participation is elective, and participants are required to contribute to the pension scheme if they participate. The pension scheme is closed to new entrants, but approximately one-quarter of UK employees participate in the pension scheme. See the discussion of the pension scheme with respect to Mr. Bevan under the heading “Clear Channel UK Defined Benefit Pension Scheme” set forth below in this proxy statement.

Clear Channel Outdoor has agreed to reimburse Mr. Cooper for all reasonable expenses in connection with his commute from Denver, Colorado to Phoenix, Arizona and certain housing expenses until no later than August 2012.

The Committee believes that the above benefits provide a more tangible incentive than an equivalent amount of cash compensation. In determining the named executive officers’ total compensation, the Committee reviews these benefits and perquisites. However, as these benefits and perquisites represent a relatively insignificant portion of the named executive officers’ total compensation, they do not materially influence the Committee’s decision in setting such officers’ total compensation. For further discussion of these benefits and perquisites, please refer to the 2009 Summary Compensation Table set forth below in this proxy statement.

Change-in-Control and Severance Arrangements

Pursuant to Messrs. Meyer’s, Bevan’s and Cooper’s employment agreements, they are entitled to certain severance payments upon their termination with Clear Channel Outdoor. Additionally, under the terms of the Stock Incentive Plan, and related forms of stock option agreement and restricted stock award agreement, the named executive officers are entitled to certain other benefits upon their termination and a change in control of Clear Channel Outdoor. For further discussion of these severance payments and benefits, see the heading “Potential Post-Employment Payment” set forth below in this proxy statement.

The Committee does not view the potential benefits conferred upon a change in control of Clear Channel Outdoor as additional elements of compensation due to the fact that a change in control may never occur. The Committee believes that these arrangements allow the named executive officers to focus their attention and energy on Clear Channel Outdoor’s business without any distractions regarding the effects of a change in control, and assists us in maximizing stockholder value by allowing the named executive officers to participate in an objective review of any proposed transaction and whether such transaction is in the best interest of the stockholders.

Roles and Responsibilities

Role of the Committee. The Committee is primarily responsible for conducting reviews of Clear Channel Outdoor’s executive compensation policies and strategies and overseeing and evaluating Clear Channel Outdoor’s overall compensation structure and programs. Direct responsibilities include, but are not limited to:

•	Evaluating and approving goals and objectives relevant to the compensation of the named executive officers, and evaluating the performance of the executives in light of those goals and objectives;

•	Determining and approving the compensation level of the named executive officers;

•	Evaluating and approving all grants of equity-based compensation to the named executive officers;

•	Recommending to the Board of Directors compensation policies for outside directors; and

•

Reviewing performance-based and equity-based incentive plans for the named executive officers and reviewing other benefit programs presented to the Committee by the Chief Executive Officer and the Chief Executive Officer-Americas.

Role of Executive Officers. Mr. M. Mays and Mr. Meyer were involved in recommending the form and amount of executive compensation for 2009. For 2010, Mr. M. Mays, Mr. Cooper (with respect to the Outdoor Americas division) and Mr. William Eccleshare, President and Chief Executive Officer of the Outdoor International division (with respect to the Outdoor International division) are each involved in recommending the form and amount of executive compensation. They will jointly provide reviews and recommendations for the Committee’s consideration, and manage Clear Channel Outdoor’s executive compensation programs, policies, and governance. Their direct, joint responsibilities include, but are not limited to:

•	Providing an ongoing review of the effectiveness of the compensation programs, including competitiveness and alignment with Clear Channel Outdoor’s objectives;

•	Recommending changes and new programs, if necessary, to ensure achievement of all program objectives; and

•	Recommending pay levels, payout, and awards for the named executive officers (other than recommendations for themselves).

The Committee has the responsibility for administrating performance awards under the Annual Incentive Plan in accordance with Section 162(m) of the Internal Revenue Code. These duties included, among other things, setting the performance period, setting the performance goals, and certifying the achievement of the predetermined performance goals by each named executive officer.

Tax and Accounting Treatment

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation Clear Channel Outdoor may deduct for federal income tax purposes in any one year with respect to certain senior executives of Clear Channel Outdoor, which we referred to herein as the “Covered Employees.” However, performance-based compensation that meets certain requirements is excluded from this $1,000,000 limitation.

In reviewing the effectiveness of the executive compensation program, the Committee considers the anticipated tax treatment to Clear Channel Outdoor and to the Covered Employees of various payments and benefits. However, the deductibility of certain compensation payments depends upon the timing of a Covered Employee’s vesting or exercise of previously granted equity awards, as well as interpretations and changes in the tax laws and other factors beyond the control of the Committee. For these and other reasons, including to maintain flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, the Committee will not necessarily, or in all circumstances, limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code and has not adopted a policy requiring all compensation to be deductible.

The Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives. To this end, the Committee annually establishes performance criteria in an effort to ensure deductibility of annual incentive bonuses under the Annual Incentive Plan. Base salary does not qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Accounting for Stock-Based Compensation

Clear Channel Outdoor accounts for stock-based payments, including awards under the Stock Incentive Plan, in accordance with the requirements of ASC 718-10.

Summary Compensation

The Summary Compensation table shows certain compensation information for the years ended December 31, 2009, 2008 and 2007 for the Principal Executive Officer, Principal Financial Officer and each of the three next most highly compensated executive officers for services rendered in all capacities (hereinafter referred to as the “named executive officers”).

2009 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards (a) ($)	Option Awards (a) ($)		Non – Equity Incentive Plan Compensation(b) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Mark P. Mays – Chief Executive Officer (PEO)*	2009	218,496	(d)	97,035	(d)	—	—		—	—		—		315,531
	2008	366,950	(d)	1,845,000	(d)	—	—		—	—		—		2,211,950
	2007	313,250	(d)	2,318,750	(d)	483,843	553,500		—	—		—		3,669,343
Randall T. Mays – President and Chief Financial Officer (PFO)**	2009	217,813	(e)	97,035	(e)	—	—		—	—		—		314,848
	2008	358,750	(e)	1,845,000	(e)	—	—		—	—		—		2,203,750
	2007	306,250	(e)	2,318,750	(e)	483,843	553,500		—	—		—		3,662,343
Ronald H. Cooper – President and CEO — Americas (f)	2009	20,865		—		1,354,500	1,551,000		—	—		—		2,926,365
Franklin G. Sisson, Jr. – Executive Vice President — Sales and Marketing	2009	380,000		—		—	301,742		188,563	—		6,125	(g)	876,430
	2008	374,583		—		—	576,200		150,000	—		5,750	(g)	1,106,533
	2007	353,538		—		338,693	387,450		157,320	—		5,625	(g)	1,242,626
Jonathan D. Bevan – Chief Operating Officer —International (h)	2009	337,093		—		—	186,952		38,587	220,551	(c)	94,645	(i)	877,828
	2008	377,217		—		—	390,731		—	—	(c)	111,028	(i)	878,976
	2007	390,353		—		256,422	293,355		536,605	91,032	(c)	104,564	(i)	1,672,331
Paul J. Meyer – President and CEO — Americas (f)	2009	675,000		1,000,000	(l)	—	843,771	(k)	310,716	—		34,861	(j)	2,864,348
	2008	672,115		—		—	1,073,224		175,000	—		20,545	(j)	1,940,884
	2007	647,115		—		1,161,200	—		1,484,766	—		18,470	(j)	3,311,551

*	“PEO” refers to principal executive officer.

**	“PFO” refers to principal financial officer.

(a)	Amounts reflect the fair value of restricted stock awards and stock options granted during the three years ended December 31, 2009, 2008 and 2007. See Note J - Shareholders’ Equity on page A-80 of Appendix A for a discussion of the assumptions made in calculating the grant date fair value of share based compensation.

(b)	Amounts reflect cash payouts for the respective fiscal year under the Clear Channel Outdoor 2006 Annual Incentive Plan pursuant to certain pre-established performance goals. Only Messrs. Meyer and Sisson participate in the Clear Channel Outdoor 2006 Annual Incentive Plan. For further discussion of the 2009 pre-established performance goals, see the “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” section of this proxy statement set forth above.

(c)	Amounts reflect the increase in Mr. Bevan’s actuarial present value of accumulated pension benefits during 2009 and 2007 under the UK Clear Channel Retirement Benefit Scheme. Mr. Bevan’s actuarial present value of accumulated pension benefit decreased $81,392 under the UK clear Channel Retirement Benefit Scheme during 2008. The Clear Channel Communications, Inc. Nonqualified Deferred compensation Plan does not provide for above-market or preferential earnings.

(d)	Mr. M. Mays’ salary earned during each of the years ended December 31, 2009, 2008 and 2007 was $532,917, $895,000 and $895,000 of which, $218,496, $366,950 and $313,250, respectively, was reimbursed by Clear Channel Outdoor to CCMH and its predecessor Clear Channel Communications, Inc., as applicable, pursuant to a Corporate Services Agreement between Clear Channel Outdoor and Clear Channel Management Services, L.P. (the “Corporate Services Agreement”). Mr. M. Mays’ bonus earned during the years ended December 31, 2009, 2008 and 2007 was $236,670, $4,500,000 and $6,625,000 of which $97,035, $1,845,000 and $2,318,750, respectively, was reimbursed by Clear Channel Outdoor to CCMH and its predecessor Clear Channel Communications, Inc., as applicable, pursuant to the Corporate Services Agreement. See the “Compensation Discussion and Analysis–Chief Executive Officer and Chief Financial Officer Compensation” section of this proxy statement set forth above for further discussion of the methodology used to allocate a portion of Mr. M. Mays’ 2009 base salary and bonus to Clear Channel Outdoor.

(e)	Mr. R. Mays’ salary earned during the year ended December 31, 2009, 2008 and 2007 was $531,250, $875,000 and $875,000 of which, $217,813, $358,750 and $306,250, respectively, was reimbursed by Clear Channel Outdoor to CC Media and its predecessor Clear Channel Communications, Inc., as applicable, pursuant to the Corporate Services Agreement. Mr. R. Mays’ bonus earned during the years ended December 31, 2009, 2008 and 2007 was $236,670, $4,500,000 and $6,625,000, of which $97,035, $1,845,000 and $2,318,750, respectively, was reimbursed by Clear Channel Outdoor to CC Media and its predecessor Clear Channel Communications, Inc., as applicable, pursuant to the Corporate Services Agreement. See the “Compensation Discussion and Analysis–Chief Executive Officer and Chief Financial Officer Compensation” section of this proxy statement set forth above for further discussion of the methodology used to allocate a portion of Mr. R. Mays’ 2009 base salary and bonus to Clear Channel Outdoor.

(f)	Mr. Meyer relinquished his duties as President and Chief Executive Officer, Outdoor—Americas to Mr. Cooper in December 2009.

(g)	Amounts represent company-matching contributions to the 401(k) Plan.

(h)	Mr. Bevan is a citizen of the United Kingdom. The compensation amounts reported in this table have been converted from British pounds to U.S. dollars using the average exchange rates of £1 = $1.5648, £1 = $1.8525 and £1 = $2.0018 for the years ended December 31, 2009, 2008 and 2007, respectively.

(i)	Amounts represent contracted payment of $26,797, $31,435 and $32,529 for car allowance for the years ended December 31, 2009, 2008 and 2007, respectively, and $67,848, $79,593 and $72,035 in payments to the UK Clear Channel Retirement Benefit Scheme for the years ended December 31, 2009, 2008 and 2007, respectively.

(j)	Amount reflects $6,125, $5,750 and $5,625 in company matching contributions to an employer-sponsored 401(k) plan paid during the years ended December 31, 2009, 2008 and 2007, respectively; $7,200, $7,200 and $6,950 in personal club memberships paid during the years ended December 31, 2009, 2008 and 2007, respectively; and $21,536, $21,536 and $5,895 in claims and administrative expenses associated with a Medical Executive Reimbursement Plan paid during the years ended December 31, 2009, 2008 and 2007, respectively.

(k)	Amount includes $315,752 related to stock option modification. In December 2009, Mr. Meyer entered into a new employment agreement with Clear Channel Outdoor. Pursuant to the terms of the agreement, the expiration date of Mr. Meyer’s 365,000 options dated November 11, 2005 at the price of $18 per share were extended through November 10, 2014.

(l)	Amount reflects $1,000,000 bonus payment made by Clear Channel Outdoor pursuant to the terms of the employment agreement entered into between Mr. Paul J. Meyer and Clear Channel Communications, Inc. in December 2009.

Effective as of December 10, 2009, Clear Channel Outdoor entered into an employment agreement with Ronald H. Cooper pursuant to which Mr. Cooper serves as President and Chief Executive Officer of our Outdoor Americas division. The agreement sets Mr. Cooper’s initial base salary at $775,000, subject to annual raises in accordance with company policies. Mr. Cooper is also eligible to receive a performance bonus based on a target bonus plan of no less than $1,000,000, and which is no less favorable versus the bonus plan of any similarly situated executive domestic employee of Clear Channel Outdoor and its domestic affiliates. Pursuant to the employment agreement, Mr. Cooper was granted 150,000 restricted shares of Clear Channel Outdoor’s Class A common stock and he is eligible to receive incentive stock options and non-qualified stock options to purchase up to 500,000 shares of Clear Channel Outdoor’s Class A common stock. Mr. Cooper was also granted options to purchase 165,000 shares of common stock of CC Media Holdings. Mr. Cooper is also entitled to certain other employee benefits. The employment agreement has no specified term, but Mr. Cooper can generally terminate his employment upon ninety days written notice. Mr. Cooper’s employment agreement also contains a non-compete provision and non-solicitation provision, each with an eighteen-month term, and a confidentiality provision with a perpetual term.

On August 5, 2005, Clear Channel Outdoor entered into an employment agreement with Paul J. Meyer. The initial term of the agreement ended on the third anniversary of the date of the agreement; however the term automatically extends one day at a time beginning on the second anniversary of the date of the agreement, unless either party gives the other one year’s prior written notice of termination. The agreement set Mr. Meyer’s initial base salary of $600,000 for the first year of the agreement; $625,000 for the second year of the agreement; and $650,000 for the third year of the agreement, subject to additional annual raises in accordance with company policies. In fiscal year 2009, Mr. Meyer was employed under this agreement at an annual base salary of $675,000. Mr. Meyer is also eligible to receive a performance bonus as decided at the sole discretion of the Committee and is entitled to certain other employee benefits. Mr. Meyer’s employment agreement also contains a non-compete provision and non-solicitation provision, each with a one-year term, and a confidentiality provision with a perpetual term.

In December 2009, Mr. Meyer entered into a new employment agreement with Clear Channel Outdoor. Under the agreement, Mr. Meyer memorialized his intent to retire from his positions as President and Chief Executive Officer of our Outdoor Americas division effective as of December 31, 2009. Pursuant to the new employment agreement, Mr. Meyer remained compensated at his 2009 annual base salary of $675,000 through December 31, 2009 and, in connection with his retirement from Clear Channel Outdoor, received bonus payments totaling $1,500,000 ($1,000,000 of which was paid on January 10, 2010 and $500,000 of which is to be paid on January 20, 2011). Additionally, the expiration date of Mr. Meyer’s 365,000 options dated November 11, 2005 at the price of $18 per share were extended through November 10, 2014.

On October 30, 2009, Clear Channel Outdoor Ltd., a subsidiary of Clear Channel Outdoor, entered into a new employment agreement with Jonathan D. Bevan. The agreement has no specified term, but can generally be terminated by Clear Channel Outdoor Ltd. without cause upon 12 months prior written notice or by Mr. Bevan without cause upon six months prior written notice. The agreement sets Mr. Bevan’s initial base salary at £240,000, subject to additional annual raises at the sole discretion of Clear Channel Outdoor Ltd. Mr. Bevan also receives a car allowance, is eligible to receive a performance bonus as decided at the sole discretion of the Chief Executive Officer of Clear Channel Outdoor Ltd., and is entitled to certain other employee benefits. Mr. Bevan’s employment agreement also contains a non-compete provision and non-solicitation provision, each with a nine-month term, and a confidentiality provision with a perpetual term.

Grants of Plan-Based Awards

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the year ended December 31, 2009.

GRANTS OF PLAN-BASED AWARDS DURING 2009

		Estimated Possible Payouts Under Non-Equity Incentive Awards			All Other Option Awards;	Exercise or Base	Grant Date
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Number of Securities Underlying Options (#)	Price of Option Awards ($/sh)	Fair Value of Option Awards ($)
Mark P. Mays	—	—	—	—	—	—	—
Randall T. Mays	—	—	—	—	—	—	—
Ronald H. Cooper (a)
Stock Option Award	12/10/09	—	—	—	300,000	9.03	1,551,000
Restricted Option Award	12/10/09	—	—	—	150,000	0.00	1,354,500
Paul J. Meyer (b)
Stock Option Award	2/6/09	—	—	—	174,896	5.28	528,046
Annual Incentive Bonus	2/6/09	—	749,250	459,625	—	—	—
Franklin G. Sisson, Jr. (c)
Stock Option Award	2/6/09	—	—	—	99,941	5.28	301,742
Annual Incentive Bonus	2/6/09	—	418,000	462,000	—	—	—
Jonathan D. Bevan (d)
Stock Option Award	2/6/09	—	—	—	61,921	5.28	186,952
Annual Incentive Bonus	2/6/09	—	473,036	424,800	—	—	—

(a)	Pursuant to the terms of his employment agreement effective December 10, 2009, Mr. Cooper was granted incentive stock options to purchase (i) 300,000 shares of Clear Channel Outdoor’s Class A common stock, which vest in 25% increments annually beginning on the first anniversary of the grant date, and (ii) 150,000 restricted shares of Clear Channel Outdoor’s common stock, which vest in 25% increments annually beginning on the first anniversary of the grant date. Each grant was made pursuant to the Clear Channel Stock Incentive Plan.

(b)	On February 6, 2009, Mr. Meyer was granted stock options for 174,896 shares of Clear Channel Outdoor’s Class A common stock under the Clear Channel Outdoor 2005 Stock Incentive Plan, which vest in 25% increments annually beginning on the first anniversary of the grant date. On February 6, 2009, Mr. Meyer was granted a cash incentive award based on the achievement of a targeted EBITDA in the Outdoor Americas division and for achieving certain other quantitative and qualitative goals. For further discussion of his 2009 cash incentive award, see “—Elements of Compensation—Annual Incentive Bonus.”

(c)	On February 6, 2009, Mr. Sisson was granted stock options for 99,941 shares of Clear Channel Outdoor’s Class A common stock under the Clear Channel Outdoor 2005 Stock Incentive Plan, which vest in 25% increments annually beginning on the first anniversary of the grant date. On February 6, 2009, Mr. Sisson was granted a cash incentive award based on the achievement of a targeted EBITDA in the Outdoor Americas division and for achieving certain other quantitative and qualitative goals. For further discussion of his 2009 cash incentive award, see “—Elements of Compensation—Annual Incentive Bonus.”

(d)	On February 6, 2009, Mr. Bevan was granted stock options for 61,921 shares of Clear Channel Outdoor’s Class A common stock under the Clear Channel Outdoor 2005 Stock Incentive Plan, which vest in 25% increments annually beginning on the first anniversary of the grant date. On February 6, 2009, Mr. Bevan was granted a cash incentive award based on the achievement of a targeted EBITDA in the Outdoor International division and for achieving certain other quantitative and qualitative goals. For further discussion of his 2009 cash incentive award, see “—Elements of Compensation—Annual Incentive Bonus.”

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information concerning outstanding equity awards at fiscal year end of the named executive officers for the year ended December 31, 2009.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mark P. Mays	—		100,000	(a)	18.0000	11/11/15
	25,000	(b)	25,000	(c)	29.0300	5/23/17
							8,334	(d)	86,590
Randall T. Mays	100,000	(e)	—		18.0000	11/11/15
	50,000	(e)	—		29.0300	5/23/17
Ronald H. Cooper	—		300,000	(f)	9.0300	12/10/19	150,000	(g)	1,558,500
Franklin G. Sisson, Jr.	43,916	(h)	—		29.6015	10/25/10
	21,958	(i)	—		26.3454	12/14/11
	21,080	(j)	—		20.8463	2/19/10
	—		35,133	(k)	17.8861	1/12/15
	55,000	(l)	55,000	(m)	18.0000	11/11/12
	17,500	(b)	17,500	(c)	29.0300	5/23/17
	20,276	(n)	60,831	(o)	20.6400	5/16/18
	—		99,941	(p)	5.2800	2/6/19
							5,834	(d)	60,615
Jonathan D. Bevan	8,783	(j)	—		20.8463	2/19/10
	6,587	(q)	6,588	(r)	17.8861	1/12/12
	3,125	(s)	9,375	(t)	19.8500	2/13/13
	13,250	(b)	13,250	(c)	29.0300	5/23/17
	13,750	(n)	41,250	(o)	20.6400	5/16/18
	—		61,921	(p)	5.2800	2/6/19
							10,511	(u)	109,209
Paul J. Meyer	35,133	(j)	—		20.8463	2/19/10
	185,500	(l)	182,500	(m)	18.0000	11/11/12
	37,767	(n)	113,302	(o)	20.6400	5/16/18
	—		174,896	(p)	5.2800	2/6/19
							20,000	(d)	207,800

(a)	Options will vest and become exercisable on November 11, 2010.

(b)	One half of the options became exercisable on May 23, 2008 and 2009.

(c)	One half of the options will vest and become exercisable on May 23, 2010 and 2011.

(d)	The restrictions lapse and shares become freely tradable with respect to one half of the restricted shares on May 23, 2010 and 2011.

(e)	In connection with the December 2009 amendments made to Mr. Randall T. Mays’ employment agreement and option agreements, options vested and became exercisable on December 22, 2009.

(f)	The restrictions lapse and shares become freely tradable with respect to twenty-five percent of the shares on December 10, 2010, 2011, 2012 and 2013.

(g)	Twenty-five percent of the options will vest and become exercisable on February 6, 2010, 2011, 2012 and 2013.

(h)	Options became exercisable on November 11, 2005.

(i)	Options became exercisable on December 14, 2006.

(j)	Twenty-five percent of the options became exercisable on February 19, 2006 and 2007 and the remaining fifty percent of the options became exercisable on February 19, 2008.

(k)	Options will vest and become exercisable on January 12, 2010.

(l)	One half of the options became exercisable on November 11, 2008 and 2009.

(m)	Options will vest and become exercisable on November 11, 2010.

(n)	Options became exercisable on May 16, 2009.

(o)	One third of the options will vest and become exercisable on May 16, 2010, 20111 and 2012.

(p)	Twenty-five percent of the options will vest and become exercisable on December 10, 2010, 2011, 2012 and 2013.

(q)	One half of the options became exercisable on January 12, 2008 and 2009.

(r)	Options will vest and become exercisable on January 12, 2010.

(s)	Options became exercisable on February 13, 2009.

(t)	One third of the options will vest and become exercisable on February 13, 2010 and remaining two thirds of the options will vest and become exercisable on February 13, 2011.

(u)	The restrictions lapse and shares become freely tradable with respect to 781 shares on February 13, 2010, 2,208 shares on May 23, 2010, 3,750 shares on November 11, 2010, 1,563 shares on February 13, 2011, and 2,209 shares on May 23, 2011.

Option Exercises and Stock Vested

The following table sets forth certain information concerning option exercises by and stock vesting for the named executive officers during the year ended December 31, 2009.

OPTION EXERCISES AND STOCK VESTED DURING 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (a) ($)
Mark P. Mays	—	—	4,167	15,460
Randall T. Mays (b)	—	—	12,501	108,134
Ronald H. Cooper	—	—	—	—
Franklin G. Sisson, Jr.	—	—	2,917	10,822
Jonathan D. Bevan	—	—	4,865	26,388
Paul J. Meyer	—	—	10,000	37,100

(a)	Represents the amount realized based on the closing market price of Clear Channel Outdoor’s Class A common stock on the applicable vesting date.

(b)	In connection with the December 2009 amendments made to Mr. Randall T. Mays’ employment agreement, his restricted stock awards vested on December 22, 2009.

Pension Benefits

The following table sets forth certain information concerning pension benefits for the named executive officers at December 31, 2009.

2009 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (a)	Payments During Last Fiscal Year ($)
Mark P. Mays	—	—	—	—
Randall T. Mays	—	—	—	—
Ronald H. Cooper	—	—	—	—
Franklin G. Sisson, Jr.	—	—	—	—
Jonathan D. Bevan (b)	Clear Channel Retirement Benefit Scheme	6	504,804	—
Paul J. Meyer	—	—	—	—

(a)	Amount reflects the actuarial present value of the accumulated benefit at December 31, 2009 based upon the following material assumptions: discount rate of 5.80% per annum; expected return on invested assets of 7.30% per annum; salary increases of 3.20% per annum; inflation of 3.20% per annum; post retirement pension increases of 3.20% per annum and post retirement mortality PA92 (Year of Birth) with medium cohort projections.

(b)	Mr. Bevan is a citizen and resident of the United Kingdom. The present value of the accumulated benefit reported in this table for Mr. Bevan has been converted from British pounds to U.S. dollars using the exchange rate in effect at December 31, 2009 of £1 = $1.62212.

Clear Channel Outdoor operates a pension plan (with defined benefit and defined contribution sections) for eligible employees based in the UK called the Clear Channel Retirement Benefit Scheme (the “Scheme”). As of December 31, 2009, there were approximately 150 current employees paying into the defined benefit section. In order to be eligible to participate in the defined benefit section, an employee must have joined Clear Channel Outdoor prior to March 1, 2002 and elected to participate prior to turning age 35. Mr. Bevan is the only named executive officer that is a participant of the Scheme and the Scheme is the only material defined benefit pension plan operated by Clear Channel Outdoor.

Mr. Bevan, age 38, joined the Scheme on December 1, 2003 and has accrued a total of 6 years and 1 month of pensionable service. As a member of the Scheme, Mr. Bevan contributes 8% of his “Pensionable Salary” per month. “Pensionable Salary” is defined as base salary as of January 1 of each year, and does not include any bonuses, commissions or car allowance. Pensionable salary is also subject to restrictions related to the earnings cap described below. Clear Channel Outdoor contributes 21.1% of Mr. Bevan’s Pensionable Salary to the Scheme. As reported in the 2009 Summary Compensation Table, this amount equaled $67,848 in 2009.

Under the Scheme Mr. Bevan’s normal retirement age is 60 and provides a pension on retirement of 1/45 of “Final Pensionable Salary” for each year and complete month of pensionable service to Clear Channel Outdoor. “Final Pensionable Salary” is defined as (a) the highest average Pensionable Salary in any three consecutive years prior to normal retirement or date of leaving, or (b) Pensionable Salary as of January 1 immediately before the normal retirement date or the date of leaving if higher. However, as Mr. Bevan’s Pensionable Salary exceeds the current notional earnings cap of £123,600 per annum, his benefits under the Scheme would be restricted. Assuming he remained in service until age 60, the maximum pension would be based on two-thirds of his Final Pensionable Salary subject to restrictions related to the earnings cap.

Under the Scheme, Mr. Bevan could elect early retirement at any age after 55 (or earlier if in ill health), subject to Clear Channel Outdoor’s consent. In this case, Mr. Bevan would receive a pension on retirement of 1/45th of his “Final Pensionable Salary,” less an early retirement reduction factor of 3% per annum simple for each year (and pro-rata for each month) for each of the first 5 years that his retirement date precedes his normal retirement date, and by 6% per annum simple (and pro-rata for each month) thereafter. The actual level of pension would then be subject to a maximum of the amount calculated as actual service divided by potential service multiplied by two-thirds of the notional earnings cap.

If Mr. Bevan’s pensionable service is terminated prior to being eligible for early retirement, then the following options would be available:

•

To leave his accrued benefits within the Scheme until normal retirement date. His pension would increase broadly in line with increases in the UK Retail Prices Index (to a maximum of 5% per annum) during the period of deferment.

•

To leave his accrued benefits within the Scheme, and then to apply for early retirement once he has reached aged 55 or earlier if in ill-health. The Scheme trustees’ consent would be required, and his pension would be subject to an actuarial reduction for early payment. The reduction factor would be calculated by the actuary at the time of request and may be subject to further restriction by the Scheme’s rules.

•	To transfer the value of his accrued benefits to an alternative pension arrangement.

Where any pension is put into payment (from normal or early retirement) then the following would generally apply:

•	Mr. Bevan would be given the option of exchanging part of his annual pension for a one-off tax free cash sum. The amount available will depend on the circumstances at the time.

•	If Mr. Bevan predeceased any spouse, then a spouse’s pension of two-thirds of his own pension (ignoring any amount exchanged for a lump sum) would continue for the remainder of her lifetime.

•	Any pension in payment would normally attract increases broadly in line with increases in the UK Retail Prices Index subject to a minimum of 3% and a maximum of 5% per annum.

Nonqualified Deferred Compensation Plans

The named executive officers were eligible to participate in the Clear Channel Communications, Inc. Nonqualified Deferred Compensation Plan in 2009. Under this plan, the named executive officers were able to make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes. Matching credits on amounts deferred could have been made in Clear Channel Communications, Inc.’s sole discretion. Participants in the plan allocated their deferrals and any matching credits among different investment options, the performance of which was used to determine the amounts to be paid to participants under the plan.

The following table reflects nonqualified deferred compensation paid to the named executive officers under the Clear Channel Communications, Inc. Nonqualified Deferred Compensation Plan.

2009 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals / distributions ($)	Aggregate Balance at last FYE ($)
Mark P. Mays	—	—	—	—	—
Randall T. Mays	—	—	—	—	—
Ronald H. Cooper	—	—	—	—	—
Franklin G. Sisson, Jr.	—	—	—	—	—
Jonathan D. Bevan	—	—	—	—	—
Paul J. Meyer	43,750	—	3,222	—	46,972

Director Compensation

The following table sets forth certain information concerning director compensation granted to the named directors for the year ended December 31, 2009.

2009 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (a) ($)	Total ($)
Margaret W. Covell (b)	—	—	—	—
Blair E. Hendrix (b)	—	—	—	—
Daniel G. Jones (b)	—	—	—	—
Mark P. Mays (c)	—	—	—	—
Randall T. Mays (c)	—	—	—	—
James M. Raines	186,000	—	22,644	208,644
Marsha M. Shields	152,000	—	22,644	174,644
Dale W. Tremblay	161,000	—	22,644	183,644
Scott R. Wells (b)	—	—	—	—

(a)	Amounts reflect fair value of stock options granted during the year ended December 31, 2009. See Note J—Shareholders’ Equity in Appendix A page A-80 of this document for the complete disclosure of the assumptions made in the valuation of our option awards. No restricted stock awards were granted to the non-employee directors in 2009. Ms. Covell, Mr. Hendrix, Mr. Jones, Mr. M. Mays, Mr. R. Mays and Mr. Wells received no stock options during the year ended December 31, 2009.

(b)	Ms. Covell and Messrs. Hendrix, Jones, and Wells are each an employee of Thomas H. Lee Partners, L.P. or Bain Capital Partners, LLC (collectively, the “Sponsors”), and are not compensated for their service on the Board. As discussed above, Clear Channel Outdoor’s indirect parent, CCMH, is owned by a group of private equity funds sponsored by the Sponsors.

(c)	Messrs. M. Mays and R. Mays do not receive any additional compensation for their service on the Board. Information regarding compensation allocated to Messrs. M. Mays and R. Mays for their service as executive officers of Clear Channel Outdoor is presented above in the 2009 Summary Compensation Table.

The Board’s compensation structure is comprised of the following components (which amounts were paid to each of Mr. Raines, Ms. Shields and Mr. Tremblay): (i) an annual cash retainer of $25,000, (ii) an additional $1,500 for each Board meeting attended and (iii) an additional $1,000 for each committee meeting attended. Additionally, the 2009 Board fees include the following payments to Directors serving on the Board’s Special Committee (Mr. Raines, Ms. Shields and Mr. Tremblay), which service commenced in April 2009: (i) a one-time payment of $25,000, (ii) a $10,000 monthly retainer to all Special Committee members other than the chairperson of the Special Committee (Ms. Shields and Mr. Tremblay) and (iii) a $12,500 monthly retainer to the chairperson of the Special Committee (Mr. Raines). We pay the chairperson of the Audit Committee and the chairperson of the Compensation Committee an additional annual cash retainer of $10,000 and $5,000, respectively. We may also grant stock options or other stock-based awards to Mr. Raines, Ms. Shields and Mr. Tremblay, and they may elect to receive their fees in the form of shares of our common stock. Mr. Raines, Ms. Shields and Mr. Tremblay did not make this election in 2009.

In 2009, Mr. Raines, Ms. Shields and Mr. Tremblay were each granted 7,500 stock options. Stock awards and option awards granted in 2007 and option awards granted in 2008 and 2009 vest in four equal installments annually.

Potential Post-Employment Payments

Ronald H. Cooper

Under the terms of his employment agreement with Clear Channel Outdoor, if Mr. Cooper is terminated without “Cause” or if Mr. Cooper terminates his employment for “Good Cause,” Mr. Cooper is eligible to receive a lump sum payment equal to one and one-half times the sum of (i) Mr. Cooper’s annual rate of base salary on such date and (ii) his target bonus for such calendar year.

Under the employment agreement, “Cause” includes, subject to certain exceptions, (i) willful misappropriation of or material misrepresentation regarding property of Clear Channel Outdoor that causes material and demonstrable injury to Clear Channel Outdoor, whether monetary or otherwise, but not including customary and de minimis use of Clear Channel Outdoor property for personal purposes, as determined in discretion of Clear Channel Outdoor; (ii) willful and unreasonable refusal to follow lawful directives of the CEO; (iii) felony conviction, plea of nolo contendere for a felony, or other criminal conduct that has or would result in material and demonstrable injury, whether monetary or otherwise, to Clear Channel Outdoor’s reputation, including conviction of fraud, theft, embezzlement, or a crime involving moral turpitude; (iv) material breach of the employment agreement; or (v) significant violation of Clear Channel Outdoor’s written employment and management policies that causes material and demonstrable injury, whether monetary or otherwise, to Clear Channel Outdoor, including without limitation, violation of sexual or other harassment policies.

The term “Good Cause” includes, subject to certain exceptions, (i) Clear Channel Outdoor’s failure to comply with a material term of the employment agreement after written notice by Mr. Cooper specifying the alleged failure; and Clear Channel Outdoor’s failure to cure within thirty (30) days after such notice; or (ii) a substantial and unusual increase in responsibilities and authority without an offer of additional reasonable compensation as determined by Clear Channel Outdoor in light of compensation for similarly situated employees; or (iii) a substantial and unusual reduction in responsibilities or authority.

Under the terms of Clear Channel Outdoor’s 2005 Stock Incentive Plan and related forms of stock option agreement and restricted stock award agreement, (a) upon (i) Mr. Cooper’s termination due to death, or (ii) a “Change in Control”, any outstanding, unvested equity awards granted to Mr. Cooper under the 2005 Stock Incentive Plan immediately vest, and (b) upon Mr. Cooper’s termination due to a “Disability,” any outstanding, unvested equity awards granted to Mr. Cooper under the 2005 Stock Incentive Plan continue to vest, in general, in accordance with the respective award’s vesting schedule. In Mr. Cooper’s case, “Disability” means a physical or mental infirmity that impairs his ability to perform substantially his duties for a period of one hundred eighty (180) consecutive days.

Paul J. Meyer

In December 2009, Mr. Meyer entered into a new employment agreement with Clear Channel Outdoor. Under the terms of the agreement, Mr. Meyer memorialized his intent to retire from his positions as President and Chief Executive Officer of our Outdoor Americas division effective as of December 31, 2009. Pursuant to the new employment agreement, Mr. Meyer remained compensated at his 2009 annual base salary of $675,000 through December 31, 2009 and, in connection with his retirement from Clear Channel Outdoor, received bonus payments totaling $1,500,000 ($1,000,000 of which was paid on January 10, 2010 and $500,000 of which is to be paid on January 20, 2011). Additionally, the expiration date of Mr. Meyer’s 365,000 options dated November 11, 2005 at the price of $18 per share were extended through November 10, 2014.

Under the terms of the Clear Channel Outdoor’s 2005 Stock Incentive Plan and related forms of stock option agreement and restricted stock award agreement, (a) upon (i) Mr. Meyer’s termination due to death, or (ii) a “Change in Control”, any outstanding, unvested equity awards granted to Mr. Meyer under the 2005 Stock Incentive Plan immediately vest, and (b) upon Mr. Meyer’s termination due to a “Disability,” any outstanding, unvested equity awards granted to Mr. Meyer under the 2005 Stock Incentive Plan continue to vest, in general, in accordance with the respective award’s vesting schedule. In Mr. Meyer’s case, “Disability” means a physical or mental infirmity that impairs his ability to perform substantially his duties for a period of one hundred eighty (180) consecutive days.

Jonathan D. Bevan

Under the terms of the Clear Channel Outdoor’s 2005 Stock Incentive Plan and related forms of stock option agreement and restricted stock award agreement, (a) upon (i) Mr. Bevan’s termination due to death, or (ii) a “Change in Control,” any outstanding, unvested equity awards granted to Mr. Bevan under the 2005 Stock Incentive Plan immediately vest, and (b) upon Mr. Bevan’s termination due to a “Disability,” any outstanding, unvested equity awards granted to Mr. Bevan under the 2005 Stock Incentive Plan continue to vest, in general, in accordance with the respective award’s vesting schedule. In Mr. Bevan’s case, “Disability” means a physical or mental infirmity that impairs his ability to perform substantially his duties for a period of one hundred eighty (180) consecutive days.

Franklin G. Sisson, Jr.

Under the terms of the Clear Channel Outdoor’s 2005 Stock Incentive Plan and related forms of stock option agreement and restricted stock award agreement, (a) upon (i) Mr. Sisson’s termination due to death, or (ii) a “Change in Control,”, any outstanding, unvested equity awards granted to Mr. Sisson under the 2005 Stock Incentive Plan immediately vest, and (b) upon Mr. Mr. Sisson’s termination due to a “Disability,” any outstanding, unvested equity awards granted to Mr. Mr. Sisson under the 2005 Stock Incentive Plan continue to vest, in general, in accordance with the respective award’s vesting schedule. In Mr. Sisson’s case, “Disability” means a physical or mental infirmity that impairs his ability to perform substantially his duties for a period of one hundred eighty (180) consecutive days.

Mark P. Mays

Under the terms of the Clear Channel Outdoor’s 2005 Stock Incentive Plan and related forms of stock option agreement and restricted stock award agreement, (a) upon (i) Mr. M. Mays’ termination due to death, or (ii) a “Change in Control,” any outstanding, unvested equity awards granted to Mr. M. Mays under the 2005 Stock Incentive Plan immediately vest, and (b) upon Mr. M. Mays’ or termination due to a “Disability,” any outstanding, unvested equity awards granted to Mr. M. Mays under the 2005 Stock Incentive Plan continue to vest, in general, in accordance with the respective award’s vesting schedule. In Mr. M. Mays’ case, “Disability” means a physical or mental infirmity that impairs his ability to perform substantially his duties for a period of one hundred eighty (180) consecutive days.

Furthermore, pursuant to an agreement entered into by CC Media, Clear Channel Capital IV, LLC, Clear Channel Capital V, L.P. and Mr. Mark P. Mays, in the event that Mr. Mark P. Mays’ employment is terminated without “Cause” or by him for “Good Reason,” Mr. Mark P. Mays is entitled to require CC Media to purchase all or a portion of the restricted stock granted to him in connection with the closing of the Merger at a price equal to $36.00 per share.

Pursuant to the Corporate Services Agreement, a percentage of potential payments owed by CC Media to Mr. Mark P. Mays and Mr. Randall T. Mays upon their termination or a change in control of Clear Channel Outdoor, other than payments regarding the vesting of equity awards, would be reimbursable by Clear Channel Outdoor. This allocation is based on Clear Channel Outdoor’s OIBDAN as a percentage of Clear Channel Communication, Inc.’s OIBDAN. Accordingly, for 2009, 41% of any payments to Mr. Mark P. Mays or Mr. Randall T. Mays upon termination or change in control, other than payments regarding the vesting of equity awards, would have been allocated to Clear Channel Outdoor. For a further discussion of the Corporate Services Agreement, please refer to “—Corporate Services Agreement”.

The table below quantifies the potential payments to the named executive officers upon (a) termination of their employment, and (b) a change of control of Clear Channel Outdoor.

2009 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (a)

Name	Benefit	Termination with “Cause”	Termination without “Cause”		Termination due to “Disability”		Termination due to Death		Retirement		“Change in Control” of Company
Mark P. Mays (b)	Cash payment	—	6,765,000	(c)	—		—		—		—
	Value of Benefits (e)	—	12,514		—		—		—		—
	Vesting of equity awards	—	—		86,590	(d)	86,590	(f)	—		86,590	(f)
	Repurchase of Restricted stock	—	8,200,007		8,200,007		8,200,007		—		—
	Other	—	5,692,525	(j)	—		—		—		—

	TOTAL	—	20,670,046		8,286,597		8,286,597		—		86,590

Randall T. Mays (b)	Cash payment	—	1,469,165		—		—		—		—
	Value of Benefits (e)	—	17,865		—		—		—		—
	Vesting of equity awards	—	—		—		—		—		—
	Other	—	—		—		—		—		—

	TOTAL	—	1,487,030		—		—		—

Ronald H. Cooper	Cash payment	—	1,162,500	(g)	—		—		—		—
	Value of Benefits	—	—		—		—		—		—
	Vesting of equity awards	—	—		1,966,500	(d)	1,966,500	(f)	—		1,966,500	(f)
	Other	—	—		—		—		—		—

	TOTAL	—	1,162,500		1,966,500		1,966,500		—		1,966,500

Franklin G. Sisson, Jr.	Cash payment	—	—		—				—		—
	Value of Benefits	—	—		—		—		—		—
	Vesting of equity awards	—	—		571,314	(d)	571,314	(f)	—		571,314	(f)
	Other	—	—		—		—		—		—

	TOTAL	—	—		571,314		571,314		—		571,314

Jonathan D. Bevan	Cash payment	—	—		—		—		—		—
	Value of Benefits	—	—		—		—		—		—
	Vesting of equity awards	—	—		425,625	(d)	425,625	(f)	—		425,625	(f)

	TOTAL	—	—		425,625		425,625		—		425,625

Paul J. Meyer	Cash payment	—	—		—		—		1,500,000	(h)	—
	Value of Benefits	—	—		—		—		—		—
	Vesting of equity awards	—	—		1,101,519	(d)	1,101,519	(f)	1,101,519	(i)	1,101,519	(f)
	Other	—	—		—		—		—		—

	TOTAL	—	—		1,101,519		1,101,519		2,601,519		1,101,519

(a)	Amounts reflected in the table were calculated assuming a December 31, 2009 termination date, which was the last business day of the 2009 fiscal year. Each named executive officer is entitled to receive amounts earned during the term of his employment regardless of the manner in which he is terminated, including termination for “Cause.” These amounts include base salary, unused vacation pay and other benefits entitled to under applicable employee benefit plans, and are not reflected in the above table. The table reflects only the additional compensation and benefits (collectively, “Additional Compensation”) the named executive officers are estimated to receive upon termination or a change in control of Clear Channel Outdoor. The actual amounts to be paid to a named executive officer can only be determined at the time of his actual termination.

(b)	Amounts reflected in the table represent Clear Channel Outdoor’s portion of post-employment payments. Pursuant to the Corporate Services Agreement, a percentage of payments made to Mr. Mark P. Mays and Mr. Randall T. Mays upon termination or a change in control, other than “Vesting of Equity Awards” payments, would be reimbursable by Clear Channel Outdoor. For 2009, this allocation is based on Clear Channel Outdoor’s 2008 OIBDAN as a percentage of Clear Channel Communication, Inc.’s 2008 OIBDAN. Accordingly, 41% of any payments to Mr. Mark P. Mays or Mr. Randall T. Mays upon termination or change in control in 2009, other than “Vesting of Equity Awards” payments, would have been allocated to Clear Channel Outdoor. For a further discussion of the Corporate Services Agreement, please refer to “—Corporate Services Agreement”.

(c)	Represents three times the sum of the annual base salary for the year ended December 31, 2009 and the annual incentive bonus for the year ended December 31, 2008 for Mr. Mark P. Mays.

(d)	Amount reflects the value of unvested equity awards held by the respective named executive officer on December 31, 2009 that would generally continue to vest upon “Disability” in accordance with their original vesting schedule. This value is based upon the closing sale price of Clear Channel Outdoor’s Class A common stock on December 31, 2009 of $10.39, but it excludes stock options where the exercise price exceeds the closing sale price of our Class A common stock on December 31, 2009.

(e)	The values associated with the continued provision of health benefits are based on the total 2010 premiums for medical and life insurance multiplied the number of years the executive is entitled to those benefits pursuant to his employment agreement.

(f)	Amount reflects the value of unvested equity awards held by the respective named executive officer on December 31, 2009 that would be subject to accelerated vesting. This value is based upon the closing sale price of Clear Channel Outdoor’s Class A common stock on December 31, 2008 of $10.39, but it excludes stock options where the exercise price exceeds the closing sale price of our Class A common stock on December 31, 2009.

(g)	Represents one and a half times the annual base salary for the year ended December 31, 2009 for Mr. Cooper. The bonus portion of Mr. Cooper’s cash severance cannot be estimated as his annual incentive bonus is determined and awarded based upon his performance at the end of the year.

(h)	Represents Mr. Meyer’s bonus payment due under his amended employment agreement entered into on December 7, 2009.

(i)	Amount reflects the value of unvested equity awards held by Mr. Meyer on December 31, 2009 that would generally continue to vest upon “Retirement” in accordance with their original vesting schedule. This value is based upon the closing sale price of Clear Channel Outdoor’s Class A common stock on December 31, 2009 of $10.39, but it excludes stock options where the exercise price exceeds the closing sale price of our Class A common stock on December 31, 2009.

(j)	Represents the excise tax gross up payment due to Mr. Mark P. Mays under the terms of his employment agreement related to the Merger. If Mr. Mark P. Mays were terminated by the Company without Cause on December 31, 2009, portions of the benefits he would receive in connection with the termination along with benefits he received at the time of the Merger may constitute excess parachute payments under Section 280G.

RELATIONSHIP OF COMPENSATION POLICIES AND PROGRAMS TO RISK MANAGEMENT

In consultation with the Compensation Committee, management conducted an assessment of whether the Company’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our named executive officers. This assessment included discussions with members of the corporate Human Resources, Legal, Finance, Internal Audit departments, as well as personnel in the business units, and a review of corporate and operational compensation arrangements. The assessment analyzed the risk characteristics of our business and the design and structure of our incentive plans and policies. Although a significant portion of our executive compensation program is performance-based, the Compensation Committee has focused on aligning the Company’s compensation policies with the long- term interests of the Company and avoiding rewards or incentive structures that could create unnecessary risks to the Company.

Management reported its findings to the Compensation Committee, which agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material adverse effect on the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Clear Channel Outdoor’s directors, executive officers and beneficial owners of more than 10% of any class of equity securities of Clear Channel Outdoor to file reports of ownership and changes in ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required to furnish Clear Channel Outdoor with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no such forms were required to be filed by those persons, Clear Channel Outdoor believes that all such Section 16(a) filing requirements were satisfied during fiscal year 2009.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

None of our executive officers serve as a member of the compensation committee or as a member of the board of directors of any other company of which any member of our Compensation Committee or Board of Directors is an executive officer.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CC Media Holdings, Inc.

We are an indirect subsidiary of CC Media. CC Media, through its wholly owned subsidiary, Clear Channel Holdings, Inc., owns all of our outstanding shares of Class B common stock, representing approximately 89% of the outstanding shares of our common stock and approximately 99% of the total voting power of our common stock. Each share of our Class B common stock is convertible while owned by Clear Channel Holdings, Inc. or any of its affiliates (excluding us and our subsidiaries) at the option of the holder thereof into one share of Class A common stock. The agreements between us and CC Media do not prohibit it from selling, spinning off, splitting off or otherwise disposing of any shares of our common stock.

Each of Mark P. Mays, Randall T. Mays and Blair Hendrix, three of our current directors, is a director of CC Media. Mark. P. Mays and Randall T. Mays also serve as executive officers of CC Media.

We have entered into a number of agreements with certain subsidiaries of CC Media setting forth various matters governing our relationship with CC Media and Clear Channel Communications, Inc., referred to in this section as “Clear Channel Communications”. These agreements provide for, among other things, the allocation of employee benefit, tax and other liabilities and obligations attributable to our operations.

Set forth below are descriptions of certain agreements, relationships and transactions we have with Clear Channel Communications.

Master Agreement

We have entered into a master agreement (the “Master Agreement”) with Clear Channel Communications. Among other things, the Master Agreement sets forth agreements governing our relationship with Clear Channel Communications.

Auditors and Audits; Annual Financial Statements and Accounting. We have agreed that, for so long as Clear Channel Communications is required to consolidate our results of operations and financial position or account for its investment in our company under the equity method of accounting, we will maintain a fiscal year end and accounting periods the same as Clear Channel Communications, conform our financial presentation with that of Clear Channel Communications and we will not change our independent auditors without Clear Channel Communications’ prior written consent (which will not be unreasonably withheld), and we will use commercially reasonable efforts to enable our independent auditors to complete their audit of our financial statements in a timely manner so as to permit timely filing of Clear Channel Communications’ financial statements. We have also agreed to provide to Clear Channel Communications all information required for Clear Channel Communications to meet its schedule for the filing and distribution of its financial statements and to make available to Clear Channel Communications and its independent auditors all documents necessary for the annual audit of our company as well as access to the responsible personnel so that Clear Channel Communications and its independent auditors may conduct their audits relating to our financial statements. We provide Clear Channel Communications with financial reports, financial statements, budgets, projections, press releases and other financial data and information with respect to our business, properties and financial positions. We have also agreed to adhere to certain specified disclosure controls and procedures and Clear Channel Communications accounting policies and to notify and consult with Clear Channel Communications regarding any changes to our accounting principles and estimates used in the preparation of our financial statements, and any deficiencies in, or violations of law in connection with, our internal control over financial reporting and certain fraudulent conduct and other violations of law.

Exchange of Other Information. The Master Agreement also provides for other arrangements with respect to the mutual sharing of information between Clear Channel Communications and us in order to comply with reporting, filing, audit or tax requirements, for use in judicial proceedings, and in order to comply with our respective obligations after the separation. We have also agreed to provide mutual access to historical records relating to the other’s businesses that may be in our possession.

Indemnification. We have agreed to indemnify, hold harmless and defend Clear Channel Communications, each of its affiliates (excluding us and our subsidiaries) and each of their respective directors, officers and employees, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from:

•

the failure by us or any of our affiliates or any other person or entity to pay, perform or otherwise promptly discharge any liabilities or contractual obligations associated with our businesses, whether arising before or after the separation;

•	the operations, liabilities and contractual obligations of our business;

•	any guarantee, indemnification obligation, surety bond or other credit support arrangement by Clear Channel Communications or any of its affiliates for our benefit;

•	any breach by us or any of our affiliates of the Master Agreement or our other agreements with Clear Channel Communications or our amended and restated certificate of incorporation or bylaws; and

•

any untrue statement of, or omission to state, a material fact in Clear Channel Communications’ public filings to the extent the statement or omission was as a result of information that we furnished to Clear Channel Communications or that Clear Channel Communications incorporated by reference from our public filings, if the statement or omission was made or occurred after November 10, 2005.

Clear Channel Communications has agreed to indemnify, hold harmless and defend us, each of our subsidiaries and each of our and our subsidiaries’ respective directors, officers and employees, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from:

•

the failure of Clear Channel Communications or any of its affiliates or any other person or entity to pay, perform or otherwise promptly discharge any liabilities of Clear Channel Communications or its affiliates, other than liabilities associated with our businesses;

•	the liabilities of Clear Channel Communications and its affiliates’ businesses, other than liabilities associated with our businesses;

•	any breach by Clear Channel Communications or any of its affiliates of the Master Agreement or its other agreements with us; and

•

any untrue statement of, or omission to state, a material fact in our public filings to the extent the statement or omission was as a result of information that Clear Channel Communications furnished to us or that we incorporated by reference from Clear Channel Communications’ public filings, if the statement or omission was made or occurred after November 10, 2005.

The Master Agreement also specifies procedures with respect to claims subject to indemnification and related matters and provides for contribution in the event that indemnification is not available to an indemnified party.

Dispute Resolution Procedures. We have agreed with Clear Channel Communications that neither party will commence any court action to resolve any dispute or claim arising out of or relating to the Master Agreement, subject to certain exceptions. Instead, any dispute that is not resolved in the normal course of business will be submitted to senior executives of each business entity involved in the dispute for resolution. If the dispute is not resolved by negotiation within 45 days after submission to the executives, either party may submit the dispute to mediation. If the dispute is not resolved by mediation within 30 days after the selection of a mediator, either party may submit the dispute to binding arbitration before a panel of three arbitrators. The arbitrators will determine the dispute in accordance with Texas law. Most of the other agreements between Clear Channel Communications and us have similar dispute resolution provisions.

Other Provisions. The Master Agreement also contains covenants between Clear Channel Communications and us with respect to other matters, including the following:

•

our agreement (subject to certain limited exceptions) not to repurchase shares of our outstanding Class A common stock or any other securities convertible into or exercisable for our Class A common stock, without first obtaining the prior written consent or affirmative vote of Clear Channel Communications, for so long as Clear Channel Communications owns more than 50% of the total voting power of our common stock;

•	confidentiality of our and Clear Channel Communications’ information;

•	our right to continue coverage under Clear Channel Communications’ insurance policies for so long as Clear Channel Communications owns more than 50% of our outstanding common stock;

•	restrictions on our ability to take any action or enter into any agreement that would cause Clear Channel Communications to violate any law, organizational document, agreement or judgment;

•	restrictions on our ability to take any action that limits Clear Channel Communications’ ability to freely sell, transfer, pledge or otherwise dispose of our stock;

•

our obligation to comply with Clear Channel Communications’ policies applicable to its subsidiaries for so long as Clear Channel Communications owns more than 50% of the total voting power of our outstanding common stock, except (i) to the extent such policies conflict with our amended and restated certificate of incorporation or bylaws or any of the agreements between Clear Channel Communications and us, or (ii) as otherwise agreed with Clear Channel Communications or superseded by any policies adopted by our Board; and

•	restrictions on our ability to enter into any agreement that binds or purports to bind Clear Channel Communications.

Approval Rights of Clear Channel Communications on Certain of our Activities. Until the first date on which Clear Channel Communications owns less than 50% of the total voting power of our common stock, the prior affirmative vote or written consent of Clear Channel Communications is required for the following actions (subject in each case to certain agreed exceptions):

•	a merger involving us or any of our subsidiaries (other than mergers involving our subsidiaries or to effect acquisitions permitted under our amended and restated certificate of incorporation);

•	acquisitions by us or our subsidiaries of the stock or assets of another business for a price (including assumed debt) in excess of $5 million;

•	dispositions by us or our subsidiaries of assets in a single transaction or a series of related transactions for a price (including assumed debt) in excess of $5 million;

•

incurrence or guarantee of debt by us or our subsidiaries in excess of $400 million outstanding at any one time or that could reasonably be expected to result in a negative change in any of our credit ratings, excluding our debt with Clear Channel Communications, intercompany debt (within our company and its subsidiaries), and debt determined to constitute operating leverage by a nationally recognized statistical rating organization;

•	issuance by us or our subsidiaries of capital stock or other securities convertible into capital stock;

•

entry into any agreement restricting our ability or the ability of any of our subsidiaries to pay dividends, borrow money, repay indebtedness, make loans or transfer assets, in any such case to our company or Clear Channel Communications;

•	dissolution, liquidation or winding up of our company or any of our subsidiaries;

•	adoption of a rights agreement; and

•

alteration, amendment, termination or repeal of, or adoption of any provision inconsistent with, the provisions of our amended and restated certificate of incorporation or our bylaws relating to our authorized capital stock, the rights granted to the holders of the Class B common stock, amendments to our bylaws, stockholder action by written consent, stockholder proposals and meetings, limitation of liability of and indemnification of our officers and directors, the size or classes of our Board, corporate opportunities and conflicts of interest between our company and Clear Channel Communications, and Section 203 of the Delaware General Corporation Law.

Corporate Services Agreement

We have entered into a corporate services agreement (the “Corporate Services Agreement” with Clear Channel Communications to provide us certain administrative and support services and other assistance. Pursuant to the Corporate Services Agreement, so long as Clear Channel Communications continues to own greater than 50% of the total voting power of our common stock then Clear Channel Communications will provide us with such services and other assistance which we must accept. These include, among other things, the following:

•	treasury, payroll and other financial related services;

•	executive officer services;

•	human resources and employee benefits;

•	legal and related services;

•	information systems, network and related services;

•	investment services;

•	corporate services; and

•	procurement and sourcing support.

The charges for the corporate services generally are intended to allow Clear Channel Communications to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, generally without profit. The allocation of cost is based on various measures depending on the service provided, which measures include relative revenue, employee headcount or number of users of a service.

Under the Corporate Services Agreement, we and Clear Channel Communications each have the right to purchase goods or services, use intellectual property licensed from third parties and realize other benefits and rights under the other party’s agreements with third-party vendors to the extent allowed by such vendor agreements. The agreement also provides for the lease or sublease of certain facilities used in the operation of our respective businesses and for access to each other’s computing and telecommunications systems to the extent necessary to perform or receive the corporate services.

The Corporate Services Agreement provides that Clear Channel Communications will make available to us, and we will be obligated to utilize, certain executive officers of Clear Channel Communications, including the chief executive officer of Clear Channel Communications, currently Mark P. Mays, to serve as our Chief Executive Officer, the chief financial officer of Clear Channel Communications, currently Thomas W. Casey, to serve as our Chief Financial Officer, and the chief accounting officer of Clear Channel Communications, currently Scott Hamilton, to serve as our Chief Accounting Officer. The Corporate Services Agreement may be terminated by mutual agreement or, after the date Clear Channel Communications owns shares of our common stock representing less than 50% of the total voting power of our common stock, upon six months written notice by us to Clear Channel Communications. Clear Channel Communications charges an allocable portion of the compensation and benefits costs of such persons based on a ratio of our financial performance to the financial performance of Clear Channel Communications. The compensation and benefits costs allocated to us include such executives’ salary, bonus and other standard employee benefits, but exclude equity based compensation.

For the year ended December 31, 2009, charges for the corporate and executive services provided to us by Clear Channel Communications under the Corporate Services Agreement totaled $28.5 million.

Tax Matters Agreement

We and certain of our corporate subsidiaries continue to be included in the affiliated group of corporations that files a consolidated return for U.S. federal income tax purposes of which Clear Channel Communications is the common parent corporation, and in certain cases, we or one or more of our subsidiaries may be included in a combined, consolidated or unitary group with Clear Channel Communications or one or more of its subsidiaries for certain state and local income tax purposes. We and Clear Channel Communications have entered into a tax matters agreement (the “Tax Matters Agreement”) to allocate the responsibility of Clear Channel Communications and its subsidiaries, on the one hand, and we and our subsidiaries, on the other, for the payment of taxes resulting from filing tax returns on a combined, consolidated or unitary basis.

With respect to tax returns in which we or any of our subsidiaries are included in a combined, consolidated or unitary group with Clear Channel Communications or any of its subsidiaries for Federal, state or local tax purposes, we make payments to Clear Channel Communications pursuant to the Tax Matters Agreement equal to the amount of taxes that would be paid if we and each of our subsidiaries included in such group filed a separate tax return. We also reimburse Clear Channel Communications for the amount of any taxes paid by it on our behalf with respect to tax returns that include only us or any of our subsidiaries for Federal, state or local tax purposes, which tax returns are prepared and filed by Clear Channel Communications. With respect to certain tax items, such as foreign tax credits, alternative minimum tax credits, net operating losses and net capital losses, that are generated by us or our subsidiaries, but are used by Clear Channel Communications or its subsidiaries when a tax return is filed on a combined, consolidated or unitary basis for Federal, state or local tax purposes, we are reimbursed by Clear Channel Communications as such tax items are used.

Under the Tax Matters Agreement, Clear Channel Communications is appointed the sole and exclusive agent for us and our subsidiaries in any and all matters relating to Federal, state and local income taxes, and has sole and exclusive responsibility for the preparation and filing of all tax returns (or amended returns) related to such taxes and has the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of us or any of our subsidiaries with respect to such taxes. Additionally, Clear Channel Communications determines the amount of our liability to (or entitlement to payment from) Clear Channel Communications under the Tax Matters Agreement. This arrangement may result in conflicts of interest between Clear Channel Communications and us. For example, under the Tax Matters Agreement, Clear Channel Communications will be able to choose to contest, compromise or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to Clear Channel Communications and detrimental to us.

For U.S. Federal income tax purposes, each member of an affiliated group of corporations that files a consolidated return is jointly and severally liable for the U.S. Federal income tax liability of the entire group. Similar principles may apply with respect to members of a group that file a tax return on a combined, consolidated or unitary group basis for state and local tax purposes. Accordingly, although the Tax Matters Agreement will allocate tax liabilities between Clear Channel Communications and us during the period in which we or any of our subsidiaries are included in the consolidated group of Clear Channel Communications or any of its subsidiaries, we and our subsidiaries included in such consolidated group could be liable for the tax liability of the entire consolidated group in the event any such tax liability is incurred and not discharged by Clear Channel Communications. The Tax Matters Agreement provides, however, that Clear Channel Communications will indemnify us and our subsidiaries to the extent that, as a result of us or any of our subsidiaries being a member of a consolidated group, we or our subsidiaries becomes liable for the tax liability of the entire consolidated group (other than the portion of such liability for which we and our subsidiaries are liable under the Tax Matters Agreement).

Under Section 482 of the Internal Revenue Code, the Internal Revenue Service has the authority in certain instances to redistribute, reapportion or reallocate gross income, deductions, credits or allowances between Clear Channel Communications and us. Other taxing authorities may have similar authority under comparable provisions of foreign, state and local law. The Tax Matters Agreement provides that we or Clear Channel Communications will indemnify the other to the extent that, as a result of the Internal Revenue Service exercising its authority (or any other taxing authority exercising a similar authority), the tax liability of one group is reduced while the tax liability of the other group is increased.

If Clear Channel Communications spins off our Class B common stock to its stockholders in a distribution that is intended to be tax-free under Section 355 of the Code, we have agreed in the Tax Matters Agreement to indemnify Clear Channel Communications and its affiliates against any and all tax-related liabilities if such a spin-off fails to qualify as a tax-free distribution (including as a result of Section 355(e) of the Code) due to actions, events or transactions relating to our stock, assets or business, or a breach of the relevant representations or covenants made by us in the Tax Matters Agreement. If neither we nor Clear Channel Communications is responsible under the Tax Matters Agreement for any such spin-off not being tax-free under Section 355 of the Code, we and Clear Channel Communications have agreed that we will each be responsible for 50% of the tax related liabilities arising from the failure of such a spin-off to so qualify.

At December 31, 2009, the amount of receivable from Clear Channel Communications under the Tax Matters Agreement was $64.4 million.

Employee Matters Agreement

We have entered into an employee matters agreement (the “Employee Matters Agreement”) with Clear Channel Communications covering certain compensation and employee benefit issues. In general, with certain exceptions, our employees participate in the Clear Channel Communications employee plans and arrangements along with the employees of other Clear Channel Communications subsidiaries. Our payroll is also administered by Clear Channel Communications.

We and Clear Channel Communications reserve the right to withdraw from or terminate our participation, as the case may be, in any of the Clear Channel Communications employee plans and arrangements at any time and for any reason, subject to at least 90 days’ notice. Unless sooner terminated, it is likely that our participation in Clear Channel Communications employee plans and arrangements will end if and at such time as we are no longer a subsidiary of Clear Channel Communications, which, for this purpose, means Clear Channel Communications owns less than 80% of the total combined voting power of all classes of our capital stock entitled to vote. We will, however, continue to bear the cost of and retain responsibility for all employment-related liabilities and obligations associated with our employees (and their covered dependents and beneficiaries), regardless of when incurred.

Trademarks

We have entered into a trademark license agreement (the “Trademark License Agreement”) with a subsidiary of Clear Channel Communications that entitles us to use (i) on a nonexclusive basis, the “Clear Channel” trademark and the Clear Channel Communications “outdoor” trademark logo with respect to day-to-day operations of our business, and (ii) certain other Clear Channel Communications marks in connection with our business. Our use of the marks is subject to Clear Channel Communications’ approval. Clear Channel Communications may terminate our use of the marks in certain circumstances, including (i) a breach by us of a term or condition of our various agreements with Clear Channel Communications and (ii) at any time after Clear Channel Communications ceases to own at least 50% of the total voting power of our common stock. In 2009, Clear Channel Communications did not charge us a royalty fee for our use of the trademarks and other marks. We also do not currently anticipate that we will be charged a royalty fee under the Trademark License Agreement in 2010.

Products and Services Provided between Clear Channel Communications and Us

We and Clear Channel Communications engage in transactions in the ordinary course of our respective businesses. These transactions include our providing billboard and other advertising space to Clear Channel Communications at rates we believe would be charged to a third party in an arm’s length transaction.

Our branch managers have historically followed a corporate policy allowing Clear Channel Communications to use, without charge, domestic displays that they or their staff believe would otherwise be unsold. Our sales personnel receive partial revenue credit for that usage for compensation purposes. This partial revenue credit is not included in our reported revenues. Clear Channel Communications bears the cost of producing the advertising and we bear the costs of installing and removing this advertising. In 2009, we estimated that these discounted revenues would have been less than 1% of our domestic revenues.

Intercompany Note and Other Indebtedness

On August 2, 2005, we distributed a note (the “CCU Intercompany Note”) in the original principal amount of $2.5 billion to Clear Channel Communications as a dividend. The CCU Intercompany Note was scheduled to mature on August 2, 2010, could be prepaid in whole at any time, or in part from time to time. The CCU Intercompany Note accrued interest at a variable per annum rate equal to the weighted average cost of debt for Clear Channel Communications, calculated on a monthly basis. The CCU Intercompany Note was mandatorily payable upon a change of control and, subject to certain exceptions, all proceeds from debt or equity raised by us was required to be used to prepay such note. In December 2009, we made voluntary payments on the CCU Intercompany Note in the amount of the total outstanding balance and subsequently retired the debt with Clear Channel Communications as of December 31, 2009.

As part of the day-to-day cash management services provided by Clear Channel Communications, we maintain accounts that represent net amounts due to or from Clear Channel Communications, which are recorded as “Due from/to Clear Channel Communications” on the consolidated balance sheet. The amounts in such accounts are evidenced by the CCU Cash Management Note and the CCOH Cash Management Note. In connection with the issuance of the Series A Notes and Series B Notes, we and Clear Channel Communications modified the terms of the CCU and CCOH Cash Management Notes (recorded as Due from/to Clear Channel Communications account) to extend the maturity of each note to coincide with the maturity date of the Series A Notes and Series B Notes. In addition, the terms were modified to change the interest rate on each note to equal the interest rate on the Series A Notes and Series B Notes. While the face amount of each Cash Management Note is $1.0 billion, the accounts represent the aggregate unpaid principal amount of all advances under the promissory note, which may from time to time exceed $1.0 billion pursuant to the terms of the promissory note. The Cash Management Notes accrue interest and are generally payable on demand. Interest on the CCOH Cash Management Note accrues on the daily net negative cash position and interest on the CCU Cash Management Note accrues on the daily net positive cash position. The Cash Management Notes mature on December 15, 2017 and the interest rate on the Cash Management Notes is a fixed rate of interest equal to 9.25%. Included in the accounts are the net activities resulting from day-to-day cash management services provided by Clear Channel Communications. As a part of these services, we maintain collection bank accounts swept daily via our master account into accounts of Clear Channel Communications. In return, Clear Channel Communications funds our master account on days where disbursements exceed our collections. Our claim in relation to cash transferred from our master account is on an unsecured basis and is limited to the balance of the “Due from Clear Channel Communications” account. If Clear Channel Communications were to become insolvent, the Series A Notes and Series B Notes would not be accelerated, and we would be an unsecured creditor of Clear Channel Communications with respect to any amounts owed to us under the CCU Cash Management Note. At December 31, 2009, the asset recorded in “Due from Clear Channel Communications” on the consolidated balance sheet was $123.3 million. At December 31, 2009, we had no borrowings under the CCOH Cash Management Note.

Policy on Review, Approval or Ratification of Transactions with Related Persons

Clear Channel Outdoor has adopted a written policy for approval of transactions between Clear Channel Outdoor and its directors, director nominees, executive officers, greater-than-5% beneficial owners and their respective immediate family members. However, the related person transactions described above in this document with respect to Clear Channel Communications were not approved under this policy because they occurred prior to the time the policy was adopted.

The policy provides that the Audit Committee reviews certain transactions subject to the policy and determines whether or not to approve those transactions. In doing so, the Audit Committee satisfies itself that it has been fully informed as to the material facts of the related person’s relationship and interest and as to the material facts of the proposed transaction and determines whether the transaction is fair to Clear Channel Outdoor. In addition, if Clear Channel Outdoor’s management, in consultation with Clear Channel Outdoor’s Chief Executive Officer or President and Chief Financial Officer determines that it is not practicable to wait until the next Audit Committee meeting to approve or ratify a particular transaction, then the Board has delegated authority to the Chairman of the Audit Committee to approve or ratify such transactions. The Chairman of the Audit Committee shall report to the Audit Committee any transactions reviewed by him or her pursuant to this delegated authority at the next Audit Committee meeting.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee concerns the Audit Committee’s activities regarding oversight of Clear Channel Outdoor Holdings, Inc.’s financial reporting and auditing process and does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Clear Channel Outdoor specifically incorporates this Report by reference therein.

The Audit Committee is comprised solely of independent directors and it operates under a written charter adopted by the Board. The charter reflects standards set forth in SEC regulations and NYSE rules. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The full text of the Audit Committee’s charter can be found on Clear Channel Outdoor’s Internet website at www.clearchanneloutdoor.com.

As set forth in more detail in the charter, the Audit Committee’s purpose is to assist the Board in its general oversight of Clear Channel Outdoor’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of Clear Channel Outdoor’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, Clear Channel Outdoor’s independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a Board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.

Among other matters, the Audit Committee monitors the activities and performance of Clear Channel Outdoor’s internal and external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. Subject to the consent of our corporate parent, the Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace Clear Channel Outdoor’s independent auditor. The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of Clear Channel Outdoor’s financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees Clear Channel Outdoor’s internal compliance programs. The Audit Committee has engaged independent legal and financial advisors with whom it consults with from time to time in the performance of its duties.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee met nine times during the year ended December 31, 2009. The Audit Committee also met privately with the internal and external auditors as well as management immediately following four of these meetings.

During the course of 2009, management completed the documentation, testing and evaluation of Clear Channel Outdoor’s internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young LLP at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of Clear Channel Outdoor’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in Clear Channel Outdoor’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in Clear Channel Outdoor’s Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedule and the effectiveness of internal control over financial reporting.

In overseeing the preparation of Clear Channel Outdoor’s financial statements, the Audit Committee met with both management and Clear Channel Outdoor’s outside auditors and reviewed and discussed all financial statements prior to their issuance and discussed other significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

With respect to Clear Channel Outdoor’s outside auditors, the Audit Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, including its letter and the written disclosures made to the Audit Committee as required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence.

Finally, the Audit Committee continued to monitor the scope and adequacy of Clear Channel Outdoor’s internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board that Clear Channel Outdoor’s audited financial statements be included in Clear Channel Outdoor’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE
James M. Raines – Chairman,
Marsha M. Shields and Dale W. Tremblay

AUDITOR FEES

Ernst & Young LLP billed Clear Channel Outdoor the following fees for services provided during the years ended December 31, 2009 and 2008:

(In thousands)	Fees Paid During Year Ended December 31,
	2009	2008
Audit fees (a)	$4,353	$3,967
Audit-related fees (b)	—	33
Tax fees (c)	521	761
All other fees (d)	75	—

Total fees for services	$4,949	$4,761

(a)	Audit fees are for professional services rendered for the audit of our annual financial statements and reviews of quarterly financial statements. This category also includes fees for statutory audits required domestically and internationally, comfort letters, consents, assistance with and review of documents filed with the SEC, attest services, work done by tax professionals in connection with the audit or quarterly reviews, and accounting consultations and research work necessary to comply with generally accepted auditing standards.

(b)	Audit-related fees are for assurance and related services not reported under annual audit fees that reasonably relate to the performance of the audit or review of our financial statements, including due diligence related to mergers and acquisitions, internal control reviews and attest services not required by statute or regulations.

(c)	Tax fees are for professional services rendered for tax compliance, tax advice and tax planning, except those provided in connection with the audit or quarterly reviews. Of the $521,000 tax fees for 2009, $135,000 was related to tax compliance services. Of the $761,000 tax fees for 2008, $58,056 was related to tax compliance services.

(d)	All other fees are the fees for products and services other than those in the above three categories. This category includes permitted corporate finance services and certain advisory services.

Clear Channel Outdoor’s Audit Committee has considered whether Ernst & Young LLP’s provision of non-audit services to Clear Channel Outdoor is compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for Clear Channel Outdoor by its independent auditor. The chairperson of the Audit Committee may represent the entire committee for the purposes of pre-approving permissible non-audit services, provided that the decision to pre-approve any service is disclosed to the Audit Committee no later than its next scheduled meeting.

Representatives of the firm of Ernst & Young LLP are expected to be present at the annual meeting of stockholders and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the stockholders, the Audit Committee has reappointed Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of Clear Channel Outdoor for the year ending December 31, 2010.

Representatives of the firm of Ernst & Young LLP are expected to be present at the annual meeting of stockholders and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The Audit Committee may terminate the appointment of Ernst & Young LLP as the independent auditor without stockholder approval whenever the Audit Committee deems termination necessary or appropriate.

The affirmative vote of the holders of a majority of Clear Channel Outdoor’s outstanding shares of common stock present or represented by proxy who are entitled to vote at the annual meeting is required to approve the proposal for the selection of the independent registered public accounting firm. Votes “withheld” and abstentions will have the same effect as votes against this matter. Unless indicated to the contrary, the enclosed proxy will be voted for the proposal.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2011 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Secretary of Clear Channel Outdoor no later than December 27, 2010. Proposals should be sent to Secretary, Clear Channel Outdoor Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.

ADVANCE NOTICE PROCEDURES

Under our bylaws, any stockholder desiring to nominate a person for election to our Board or propose other business to be considered by the stockholders at an annual meeting must provide notice of such nomination or other business in writing to the secretary of Clear Channel Outdoor not earlier than the close of business on the 120th day, nor later than the close of business on the 90 th day, prior to the first anniversary of the preceding year’s annual meeting. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in Clear Channel Outdoor’s proxy statement.

OTHER MATTERS

Neither Clear Channel Outdoor’s management nor the Board knows of any other business to be brought before the annual meeting other than the matters described above. If any other matters properly come before the annual meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

GENERAL

The cost of soliciting proxies will be borne by Clear Channel Outdoor. Following the original mailing of the proxy soliciting material, regular employees of Clear Channel Outdoor may solicit proxies by mail, telephone, facsimile, e-mail and personal interview. Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties. Clear Channel Outdoor expects to reimburse such parties for their charges and expenses connected therewith.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Clear Channel Outdoor and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if your shares are registered in your name. You can notify us by sending a written request to Clear Channel Outdoor Holdings, Inc., Stockholder Relations, 200 East Basse Road, San Antonio, Texas 78209 or by calling (210) 832-3700. Upon written or oral request, we will promptly deliver a separate copy of this proxy statement to a beneficial shareholder at a shared address to which a single copy of the proxy statement was delivered.

An electronic copy of Clear Channel Outdoor’s Annual Report on Form 10-K filed with the SEC on March 16, 2010 is available free of charge at Clear Channel Outdoor’s Internet website at www.clearchanneloutdoor.com. A paper copy of the Form 10-K is also available without charge to stockholders upon written request to Clear Channel Outdoor Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.

This document is dated April 26, 2010 and is first being mailed to stockholders on or about May 3, 2010.

Robert H. Walls, Jr.
Executive Vice President, General Counsel and Secretary

APPENDIX A

FINANCIAL STATEMENTS, FOOTNOTES AND OTHER DATA

STOCK PERFORMANCE GRAPH

The following chart demonstrates a comparison of the cumulative total returns for the Company, Lamar Advertising Company, an outdoor advertising company and the S&P 500 Composite Index from November 11, 2005 through December 31, 2009.

Indexed Yearly Stock Price Close

(Price adjusted for Stock Splits and Dividends)

	11/11/05	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09
Clear Channel Outdoor	1,000	1,081	1,505	1,491	331	560
Lamar Advertising Company	1,000	1,019	1,444	1,117	292	723
S&P 500 Index	1,000	1,014	1,174	1,238	780	986

EXCERPTS FROM THE ANNUAL REPORT ON FORM 10-K

ITEM 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Our Class A common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “CCO.” There were 87 shareholders of record as of March 10, 2010. This figure does not include an estimate of the indeterminate number of beneficial holders whose shares may be held of record by brokerage firms and clearing agencies. The following table sets forth, for the calendar quarters indicated, the reported high and low sales price of our Class A common stock as reported on the NYSE:

		Common Stock Market Price				Common Stock Market Price
		High	Low			High	Low
2008				2009
	First Quarter	$27.82	$18.36		First Quarter	$7.74	$2.14
	Second Quarter	22.49	17.05		Second Quarter	7.04	3.29
	Third Quarter	18.15	11.88		Third Quarter	7.68	3.84
	Fourth Quarter	13.75	3.35		Fourth Quarter	11.29	6.51

Dividend Policy

To date, we have never paid dividends on our Class A common stock and our ability to pay dividends on our common stock is subject to restrictions should we seek to do so in the future. We are a holding company with no independent operations and no significant assets other than the stock of our subsidiaries. We, therefore, are dependent on the receipt of dividends or other distributions from our subsidiaries to pay dividends. In addition, our senior notes contain restrictions on our ability to pay dividends. If we were to declare and pay cash dividends in the future, holders of Class A common stock and Class B common stock would share equally, on a per share basis, in any such cash dividend.

Equity Compensation Plans

The following table summarizes information as of December 31, 2009, relating to the Company’s equity compensation plan pursuant to which grants of options, restricted stock or other rights to acquire shares may be granted from time to time.

Plan category	Number of securities to be issued upon exercise price of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	9,405,069	$16.90	31,559,777
Equity compensation plans not approved by security holders	—	$—	—
Total	9,405,069	$16.90	31,559,777

(1)	Represents the Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan.

Sales of Unregistered Securities

We did not sell any equity securities during 2009 that were not registered under the Securities Act of 1933.

Purchases of Equity Securities by the Issuer and Affiliated Purchases.

During the three months ended December 31, 2009, we accepted shares in payment of income taxes due upon the vesting of restricted stock awards as follows:

Period	Total Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Programs	Maximum Dollar Value of Shares that May Yet Be Purchased Under the Programs
October 1 through October 31	196	$7.84	—	$—
November 1 through November 30	9,131	$7.93	—	$—
December 1 through December 31	—	$—	—	$—
Total	9,327	$7.93	—	$—

ITEM 6.	Selected Financial Data

We have prepared our consolidated and combined financial statements as if Clear Channel Outdoor Holdings, Inc. had been in existence as a separate company throughout all relevant periods. The historical financial and other data prior to the IPO, which occurred on November 11, 2005, have been prepared on a combined basis from Clear Channel Communications’ consolidated financial statements using the historical results of operations and bases of the assets and liabilities of Clear Channel Communications’ Americas outdoor and International outdoor advertising businesses and give effect to allocations of expenses from Clear Channel Communications. Our historical financial data prior to the IPO may not necessarily be indicative of our future performance nor will such data reflect what our financial position and results of operations would have been had we operated as an independent publicly traded company during the periods shown.

The following tables set forth our summary historical consolidated financial and other data as of the dates and for the periods indicated. The summary historical financial data are derived from our audited consolidated financial statements. Historical results are not necessarily indicative of the results to be expected for future periods. Acquisitions and dispositions impact the comparability of the historical consolidated financial data reflected in this schedule of Selected Financial Data.

We adopted Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51, codified in ASC 810-10-45 on January 1, 2009. Adoption of this standard requires retrospective application in the financial statements of earlier periods on January 1, 2009. In connection with our subsidiary’s offering of $500.0 million aggregate principal amount of Series A Senior Notes and $2.0 billion aggregate principal amount of Series B Senior Notes, we filed a Form 8-K on December 11, 2009 to retrospectively recast the historical financial statements and certain disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2008 for the adoption of ASC 810-10-45.

The summary historical consolidated financial and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto appearing elsewhere in this Annual Report on Form 10-K. The statement of operations for the year ended December 31, 2008 is comprised of two periods: post-merger and pre-merger. We applied purchase accounting adjustments to the opening balance sheet on July 31, 2008 as the merger occurred at the close of business on July 30, 2008. The merger resulted in a new basis of accounting beginning on July 31, 2008. For additional discussion regarding the pre-merger and post-merger periods, please refer to the consolidated financial statements in Item 8 of this Annual Report on Form 10-K.

	Year Ended December 31,
	2009	2008	2007 (1)	2006 (2)	2005
(In thousands, except per share data)	Post-Merger	Combined	Pre-Merger	Pre-Merger	Pre-Merger
Results of Operations Data:
Revenue	$2,698,024	$3,289,287	$3,281,836	$2,897,721	$2,666,078
Operating expenses:
Direct operating expenses	1,625,083	1,882,136	1,734,845	1,514,842	1,405,758
Selling, general and administrative expenses	484,404	606,370	537,994	486,994	478,343
Depreciation and amortization	439,647	472,350	399,483	407,730	400,639
Corporate expenses	65,247	71,045	66,080	65,542	61,096
Impairment charges (3)	890,737	3,217,649	—	—	—
Other operating income (expense) — net	(8,231)	15,848	11,824	22,846	3,488

Operating income (loss)	(815,325)	(2,944,415)	555,258	445,459	323,730
Interest expense — net (including interest on debt with Clear Channel Communications)	154,195	161,650	157,881	162,583	198,354
Loss on marketable securities	11,315	59,842	—	—	—
Equity in earnings (loss) of nonconsolidated affiliates	(31,442)	68,733	4,402	7,460	9,844
Other income (expense)— net	(9,368)	25,479	10,113	331	(12,291)

Income (loss) before income taxes	(1,021,645)	(3,071,695)	411,892	290,667	122,929
Income tax (expense) benefit:
Current	16,769	(27,126)	(111,726)	(82,553)	(51,173)
Deferred	132,341	247,445	(34,915)	(39,527)	5,689

Income tax (expense) benefit	149,110	220,319	(146,641)	(122,080)	(45,484)

Consolidated net income (loss)	(872,535)	(2,851,376)	265,251	168,587	77,445
Amount attributable to noncontrolling interest	(4,346)	(293)	19,261	15,515	15,872

Net income (loss) attributable to the Company	$(868,189)	$(2,851,083)	$245,990	$153,072	$61,573

	Year Ended December 31,
	2009	2008	2007 (1)	2006 (2)	2005
	Post-Merger	Combined	Pre-Merger	Pre-Merger	Pre-Merger
Net income (loss) per common share:
Basic:
Net income (loss) attributable to the Company	$(2.46)	$(8.03)	$0.69	$0.43	$0.19

Weighted average common shares	355,377	355,233	354,838	352,155	319,890
Diluted:
Net income (loss) attributable to the Company	$(2.46)	$(8.03)	$0.69	$0.43	$0.19

Weighted average common shares	355,377	355,233	355,806	352,262	319,921

	As of December 31,
	2009	2008	2007 (1)	2006 (2)	2005
(In thousands)	Post-Merger	Post-Merger	Pre-Merger	Pre-Merger	Pre-Merger
Balance Sheet Data:
Current assets	$1,640,545	$1,554,652	$1,607,107	$1,189,915	$1,050,180
Property, plant and equipment – net	2,440,638	2,586,720	2,244,108	2,191,839	2,153,428
Total assets	7,192,422	8,050,761	5,935,604	5,421,891	4,918,345
Current liabilities	771,093	791,865	921,292	841,509	793,812
Long-term debt, including current maturities	2,608,878	2,601,854	2,682,021	2,684,176	2,727,786
Shareholders’ equity	2,761,377	3,543,823	2,198,594	1,768,279	1,376,714

(1)	Effective January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, codified in ASC 740-10. In accordance with the provisions of ASC 740-10, the effects of adoption were accounted for as a cumulative-effect adjustment recorded to the balance of retained earnings on the date of adoption.

(2)	Effective January 1, 2006, the Company adopted FASB Statement No. 123(R), Share-Based Payment, codified in ASC 718-10. In accordance with the provisions of ASC 718-10, the Company elected to adopt the standard using the modified prospective method.

(3)	We recorded non-cash impairment charges of $890.7 million in 2009 and $3.2 billion in 2008 as a result of the global economic downturn which adversely affected advertising revenues across our businesses.

ITEM 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

INTRODUCTION

Management’s discussion and analysis of our financial condition and results of operations is provided as a supplement to the audited annual financial statements and accompanying notes thereto to help provide an understanding of our financial condition, changes in our financial condition and results of our operations. The information included herein should be read in conjunction with the annual financial statements and its accompanying notes and is organized as follows:

•

Overview. This section provides a general description of our business, as well as other matters we believe are important in understanding our results of operations and financial condition and in anticipating future trends.

•	Results of Operations. This section provides an analysis of our results of operations for the years ended December 31, 2009, 2008 and 2007.

Our discussion is presented on both a consolidated and segment basis. Our reportable operating segments are Americas and International. Approximately 91% of our 2009 Americas revenue was derived from the United States, with the balance derived primarily from Canada and Latin America. Approximately 39% of our 2009 International revenue was derived from France and the United Kingdom.

We manage our segments primarily focusing on operating income. Corporate expenses, impairment charges, other operating income (expense) – net, interest expense, equity in earnings (loss) of nonconsolidated affiliates, other income (expense) – net and income taxes are managed on a total company basis and are, therefore, included only in our discussion of consolidated results.

•

Liquidity and Capital Resources. This section provides a discussion of our liquidity and capital resources as of December 31, 2009, as well as an analysis of our cash flows for the years ended December 31, 2009, 2008 and 2007. The discussion of our liquidity and capital resources includes summaries of (i) our primary sources of liquidity, (ii) our key debt covenants and (iii) our outstanding debt and commitments (both firm and contingent) that existed as of December 31, 2009.

•

Seasonality, Market Risk Management and Inflation. These sections discuss seasonality and how we manage exposure to potential losses arising from adverse changes in foreign currency exchange rates, interest rates and inflation.

•

Recent Accounting Pronouncements and Critical Accounting Estimates. These sections discuss accounting policies considered to be important to our financial condition and results of operations and which require significant judgment and estimates on the part of management in their application. In addition, all of our significant accounting policies, including our critical accounting policies, are summarized in Note A to our consolidated financial statements included elsewhere in this Annual Report.

OVERVIEW

Clear Channel Communications’ Merger

On July 30, 2008, Clear Channel Communications, our parent company, completed its merger with a subsidiary of CC Media Holdings, a company formed by a group of private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”). Clear Channel Communications is now owned indirectly by CC Media Holdings. The merger was accounted for as a purchase business combination in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations, and Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions. ASC 805-50-S99-1 requires the application of push down accounting in situations where the ownership of an entity has changed. As a result, the post-merger financial statements reflect a new basis of accounting. A portion of the consideration paid has been allocated to the assets and liabilities acquired at their respective fair values at July 30, 2008. The remaining portion was recorded at the continuing shareholders basis, due to the fact that certain shares of Clear Channel Communications were exchanged for shares of CC Media Holdings’ Class A common stock. Excess consideration after this allocation was recorded as goodwill.

During the first seven months of 2009, the Company decreased the initial fair value estimate of its permits, contracts, site leases and other assets and liabilities primarily in its Americas segment by $100.7 million based on additional information received, which resulted in an increase to goodwill of $55.8 million and a decrease to deferred taxes of $44.9 million. During the third quarter of 2009, the Company adjusted deferred taxes by $24.5 million to true-up its tax rates in certain jurisdictions that were estimated in the initial purchase price allocation. In addition, during the third quarter of 2009, we recorded a $45.0 million increase to goodwill in our International outdoor segment related to the fair value of certain noncontrolling interests which existed at the merger date, with no related tax effect. This noncontrolling interest was recorded pursuant to ASC 480-10-S99 which determines the classification of redeemable noncontrolling interests. We subsequently determined that the increase in goodwill related to these noncontrolling interests should have been included in the impairment charges resulting from the interim goodwill impairment test. As a result, during the fourth quarter of 2009, we impaired this entire goodwill amount, which after consideration of foreign exchange movements, was $41.4 million.

The purchase price allocation was complete as of July 30, 2009 in accordance with ASC 805-10-25, which requires that the allocation period not exceed one year from the date of acquisition.

Format of Presentation

Our consolidated statements of operations and statements of cash flows are presented for two periods: post-merger and pre-merger. The merger resulted in a new basis of accounting beginning on July 31, 2008 and the financial reporting periods are presented as follows:

•

The year ended December 31, 2009 and the period from July 31, 2008 through December 31, 2008 includes the post-merger period, reflecting the purchase accounting adjustments related to the merger that were pushed down to us.

•

The period from January 1, 2008 through July 30, 2008 and the year ended December 31, 2007 reflect the pre-merger period. The consolidated financial statements for all pre-merger periods were prepared using our historical basis of accounting. As a result of the merger and the associated purchase accounting, the consolidated financial statements of the post-merger periods are not comparable to periods preceding the merger.

The discussion in this MD&A is presented on a combined basis of the pre-merger and post-merger periods for 2008. The 2008 post-merger and pre-merger results are presented but are not discussed separately. We believe that the discussion on a combined basis is more meaningful as it allows the results of operations to be analyzed to comparable periods in 2009 and 2007.

Management’s discussion and analysis of our results of operations and financial condition should be read in conjunction with the consolidated financial statements and related footnotes. Our discussion is presented on both a consolidated and segment basis. Our reportable operating segments are Americas Outdoor Advertising (“Americas” or “Americas outdoor advertising”) and International Outdoor Advertising (“International” or “International outdoor advertising”).

We manage our operating segments primarily focusing on their operating income, while Corporate expenses, Impairment charge, Other operating income (expense) - net, Interest expense, Gain (loss) on marketable securities, Equity in earnings (loss) of nonconsolidated affiliates, Other income (expense) – net and Income tax benefit (expense) are managed on a total company basis and are, therefore, included only in our discussion of consolidated results.

There are several agreements which govern our relationship with Clear Channel Communications including the Master Agreement, Corporate Services Agreement, Employee Matters Agreement and Tax Matters Agreement. Clear Channel Communications has the right to terminate these agreements in various circumstances. As of the date of the filing of this Annual Report, no notice of termination of any of these agreements has been received from Clear Channel Communications. Our agreements with Clear Channel Communications continue under the same terms and conditions subsequent to Clear Channel Communications’ merger.

In conjunction with the merger, Clear Channel Communications’ $1.75 billion revolving credit facility, including the $150.0 million sub-limit, was terminated. The facility was replaced with a $2.0 billion revolving credit facility with a maturity in July 2014, which includes a $150.0 million sub-limit that certain of our International subsidiaries may borrow against to the extent Clear Channel Communications has not already borrowed against this capacity and is in compliance with its covenants under the credit facility. The obligations of these International subsidiaries that are borrowers under the revolving credit facility are guaranteed by certain of our material wholly-owned subsidiaries, and secured by substantially all of the assets of such borrowers and guarantors, subject to permitted liens and other exceptions. As of December 31, 2009, the outstanding balance on the sub-limit was approximately $150.0 million, of which $30.0 million was drawn by us and the remaining amount drawn by Clear Channel Communications.

Impairment Charges

Impairments to Definite-lived Tangibles and Intangibles

We review our definite-lived tangibles and intangibles for impairment when events and circumstances indicate that amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated from those assets are less than the carrying amount of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

We use various assumptions in determining the current fair market value of these assets, including future expected cash flows, industry growth rates and discount rates. Impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

During fourth quarter of 2009, we recorded impairments of $28.8 million primarily related to contract intangible assets and street furniture tangible assets in our International segment based on the provisions of ASC 360-10. ASC 360-10 states that long-lived assets should be tested for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The decline in our contract intangible assets was primarily driven by a decline in cash flow projections from these contracts. The remaining balance of the contract intangible assets, for the contracts that were impaired, after impairment was $4.4 million.

During the second quarter of 2009, we recorded a $21.3 million impairment to taxi contract intangible assets in our Americas segment and a $26.2 million impairment primarily related to street furniture tangible assets and contract intangible assets in our International segment under ASC 360-10. We determined fair values using a discounted cash flow model. The decline in fair value of the contracts was primarily driven by a decline in the revenue projections since the date of the merger. The decline in revenue related to taxi contracts and street furniture and billboard contracts was in the range of 10% to 15%. The balance of these taxi contracts and street furniture and billboard contracts after the impairment charges, for the contracts that were impaired, was $3.3 million and $16.0 million, respectively. We subsequently sold our taxi advertising business in the fourth quarter of 2009 and recorded a loss of $20.9 million.

Interim Impairments to Billboard Permits

The Company’s indefinite-lived intangibles consist primarily of billboard permits in its Americas segment. Due to significant differences in both business practices and regulations, billboards in our International segment are subject to long-term, finite contracts unlike our permits in the United States and Canada. Accordingly, there are no indefinite-lived assets in our International segment.

The United States and global economies have undergone a period of economic uncertainty, which caused, among other things, a general tightening in the credit markets, limited access to the credit markets, lower levels of liquidity and lower consumer and business spending. These disruptions in the credit and financial markets and the impact of adverse economic, financial and industry conditions on the demand for advertising negatively impacted the key assumptions in the discounted cash flow models that were used to value our billboard permits as of the merger date. Therefore, we performed an interim impairment test on our billboard permits as of December 31, 2008, which resulted in a non-cash impairment charge of $722.6 million.

Our cash flows during the first six months of 2009 were below those in the discounted cash flow model used to calculate the impairment at December 31, 2008. As a result, we performed an interim impairment test as of June 30, 2009 on our billboard permits resulting in a non-cash impairment charge of $345.4 million.

Our impairment tests consisted of a comparison of the fair value of the billboard permits at the market level with their carrying amount. If the carrying amount of the billboard permit exceeded its fair value, an impairment loss was recognized equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the billboard permit is its new accounting basis. The fair value of the billboard permits was determined using the direct valuation method as prescribed in ASC 805-20-S99. Under the direct valuation method, the fair value of the billboard permits was calculated at the market level as prescribed by ASC 350-30-35. We engaged Mesirow Financial Consulting LLC (“Mesirow Financial”) to assist us in the development of the assumptions and our determination of the fair value of our billboard permits.

Our application of the direct valuation method attempts to isolate the income that is properly attributable to the permit alone (that is, apart from other tangible and identified intangible assets and goodwill). It is based upon modeling a hypothetical “greenfield” build up to a “normalized” enterprise that, by design, lacks inherent goodwill and whose only other assets have essentially been paid for (or added) as part of the build-up process. We forecasted revenue, expenses and cash flows over a ten-year period for each of our markets in our application of the direct valuation method. We also calculated a “normalized” residual year which represents the perpetual cash flows of each market. The residual year cash flow was capitalized to arrive at the terminal value of the permits in each market.

Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as part of a going concern business, the buyer hypothetically develops indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flow model which results in value that is directly attributable to the indefinite-lived intangible assets.

Our key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average billboard permit within a market.

Management uses its internal forecasts to estimate industry normalized information as it believes these forecasts are similar to what a market participant would expect to generate. This is due to the pricing structure and demand for outdoor signage in a market being relatively constant regardless of the owner of the operation. Management also relied on its internal forecasts because there is nominal public data available for each of its markets.

The build-up period represents the time it takes for the hypothetical start-up operation to reach normalized operations in terms of achieving a mature market revenue share and profit margin. Management believes that a one-year build-up period is required for a start-up operation to erect the necessary structures and obtain advertisers in order to achieve mature market revenue share. It is estimated that a start-up operation would be able to obtain 10% of the potential revenues in the first year of operations and 100% in the second year. Management assumed industry revenue growth of negative 9% and negative 16% during the build-up period for the December 31, 2008 and June 30, 2009 interim impairment tests, respectively. However, the cost structure is expected to reach the normalized level over three years due to the time required to recognize the synergies and cost savings associated with the ownership of the permits within the market.

For the normalized operating margin in the third year, management assumed a hypothetical business would operate at the lower of the operating margin for the specific market or the industry average margin of 46% and 45% based on an analysis of comparable companies in the December 31, 2008 and June 30, 2009 impairment models, respectively. For the first and second year of operations, the operating margin was assumed to be 50% of the “normalized” operating margin for both the December 31, 2008 and June 30, 2009 impairment models. The first and second-year expenses include the non-recurring start-up costs necessary to build the operation (i.e., development of customers, workforce, etc.).

In addition to cash flows during the projection period, a “normalized” residual cash flow was calculated based upon industry-average growth of 3% beyond the discrete build-up projection period in both the December 31, 2008 and June 30, 2009 impairment models. The residual cash flow was then capitalized to arrive at the terminal value.

The present value of the cash flows is calculated using an estimated required rate of return based upon industry-average market conditions. In determining the estimated required rate of return, management calculated a discount rate using both current and historical trends in the industry.

We calculated the discount rate as of the valuation date and also one-year, two-year, and three-year historical quarterly averages. The discount rate was calculated by weighting the required returns on interest-bearing debt and common equity capital in proportion to their estimated percentages in an expected capital structure. The capital structure was estimated based on the quarterly average of data for publicly traded companies in the outdoor advertising industry.

The calculation of the discount rate required the rate of return on debt, which was based on a review of the credit ratings for comparable companies (i.e. market participants). We used the yield on a Standard & Poor’s “B” rated corporate bond for the pre-tax rate of return on debt and tax-effected such yield based on applicable tax rates.

The rate of return on equity capital was estimated using a modified CAPM. Inputs to this model included the yield on long-term U.S. Treasury Bonds, forecast betas for comparable companies, calculation of a market risk premium based on research and empirical evidence and calculation of a size premium derived from historical differences in returns between small companies and large companies using data published by Ibbotson Associates.

Our concluded discount rate used in the discounted cash flow models to determine the fair value of the permits was 9.5% at December 31, 2008 and 10% at June 30, 2009. Applying the discount rate, the present value of cash flows during the discrete projection period and terminal value were added to estimate the fair value of the hypothetical start-up operation. The initial capital investment was subtracted to arrive at the value of the permits. The initial capital investment represents the expenditures required to erect the necessary advertising structures.

The discount rate used in the December 31, 2008 impairment model increased approximately 100 basis points over the discount rate used to value the permits in the preliminary purchase price allocation as of July 30, 2008. Industry revenue forecasts declined 10% through 2013 compared to the forecasts used in the preliminary purchase price allocation as of July 30, 2008. These market driven changes were primarily responsible for the decline in fair value of the billboard permits below their carrying value. As a result, we recognized a non-cash impairment charge, which totaled $722.6 million. The fair value of our permits was $1.5 billion at December 31, 2008.

The discount rate used in the June 30, 2009 impairment model increased approximately 50 basis points over the discount rate used to value the permits at December 31, 2008. Industry revenue forecasts declined 8% through 2013 compared to the forecasts used in the 2008 impairment test. These market driven changes were primarily responsible for the decline in fair value of the billboard permits below their carrying value. As a result, we recognized a non-cash impairment charge in all but five of our markets in the United States and Canada, which totaled $345.4 million. The fair value of our permits was $1.1 billion at June 30, 2009.

The following table shows the increase to the billboard permit impairment that would have occurred using hypothetical percentage reductions in fair value, had the hypothetical reductions in fair value existed at the time of our impairment testing:

(In thousands) Percent change in fair value	June 30, 2009 Change to impairment	December 31, 2008 Change to impairment

5%	$55,776	$80,798
10%	$111,782	$156,785
15%	$167,852	$232,820

Annual Impairment Test to Billboard Permits

We perform our annual impairment test on October 1 of each year. We engaged Mesirow Financial to assist us in the development of the assumptions and our determination of the fair value of our billboard permits. The aggregate fair value of our permits on October 1, 2009 increased approximately 8% from the fair value at June 30, 2009. The increase in fair value resulted primarily from an increase of $57.7 million related to improved industry revenue forecasts. The discount rate was unchanged from the June 30, 2009 interim impairment analysis. We calculated the discount rate as of the valuation date and also one-year, two-year and three-year quarterly averages. The discount rate as of the valuation date was calculated by weighting the required returns on interest-bearing debt and common equity capital in proportion to their estimated percentages in an expected capital structure. The capital structure was estimated based on the quarterly average of data for publicly traded companies in the outdoor advertising industry. The fair value of our permits at October 1, 2009 was approximately $1.2 billion.

While we believe we have made reasonable estimates and utilized reasonable assumptions to calculate the fair value of our permits, it is possible a material change could occur. If our future actual results are not consistent with our estimates, we could be exposed to future impairment losses that could be material to our results of operations. The following table shows the decline in the fair value of our billboard permits that would result from a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions and a 100 basis point increase in our discount rate assumption:

(In thousands)
Indefinite-lived intangible	Revenue growth rate	Profit margin	Discount rate
Billboard permits	$405,900	$102,500	$428,100

Interim Impairments to Goodwill

We test goodwill at interim dates if events or changes in circumstances indicate that goodwill might be impaired. The United States and global economies have undergone a period of economic uncertainty, which caused, among other things, a general tightening in the credit markets, limited access to the credit markets, lower levels of liquidity and lower consumer and business spending. These disruptions in the credit and financial markets and the impact of adverse economic, financial and industry conditions on the demand for advertising negatively impacted the key assumptions in the discounted cash flow model that were used to value our reporting units as of the merger date. Therefore, we performed an interim impairment test resulting in a charge of $2.5 billion as of December 31, 2008.

Our cash flows during the first six months of 2009 were below those used in the discounted cash flow model used to calculate the impairment at December 31, 2008. Additionally, the fair value of our debt and equity at June 30, 2009 was below the carrying amount of our reporting units at June 30, 2009. As a result of these indicators, we performed an interim goodwill impairment test as of June 30, 2009 resulting in a non-cash impairment charge of $419.5 million.

Our goodwill impairment test is a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. We engaged Mesirow Financial to assist us in the development of the assumptions and our determination of the fair value of our reporting units.

Each of our U.S. outdoor advertising markets is a component and are aggregated into a single reporting unit for purposes of the goodwill impairment test using the guidance in ASC 350-20-55. We also determined that in our Americas segment, Canada, Mexico, Peru, and Brazil constitute separate reporting units and each country in our International segment constitutes a separate reporting unit.

The discounted cash flow model indicated that we failed the first step of the impairment test for substantially all reporting units as of December 31, 2008 and June 30, 2009, which required us to compare the implied fair value of each reporting unit’s goodwill with its carrying value.

The discounted cash flow approach we use for valuing our reporting units involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values are also estimated and discounted to their present value.

We forecasted revenue, expenses, and cash flows over a ten-year period for each of our reporting units. In projecting future cash flows, we consider a variety of factors including our historical growth rates, macroeconomic conditions, advertising sector and industry trends as well as company-specific information. Historically, revenues in our industries have been highly correlated to economic cycles. Based on these considerations, our assumed 2008 revenue growth rate used in the December 31, 2008 impairment model was negative followed by assumed revenue growth with an anticipated economic recovery in 2009. Additionally, our assumed 2009 revenue growth rate used in the June 30, 2009 impairment model was negative followed by assumed revenue growth with an anticipated economic recovery in 2010. To arrive at our projected cash flows and resulting growth rates, we evaluated our historical operating results, current management initiatives and both historical and anticipated industry results to assess the reasonableness of our operating margin assumptions. We also calculated a “normalized” residual year which represents the perpetual cash flows of each reporting unit. The residual year cash flow was capitalized to arrive at the terminal value of the reporting unit.

We calculated the weighted average cost of capital (“WACC”) as of December 31, 2008 and June 30, 2009 and also one-year, two-year, and three-year historical quarterly averages for each of our reporting units. WACC is an overall rate based upon the individual rates of return for invested capital (equity and interest-bearing debt). The WACC is calculated by weighting the required returns on interest-bearing debt and common equity capital in proportion to their estimated percentages in an expected capital structure. The capital structure was estimated based on the quarterly average data for publicly traded companies in the outdoor advertising industry. Our calculation of the WACC considered both current industry WACCs and historical trends in the industry.

The calculation of the WACC requires the rate of return on debt, which was based on a review of the credit ratings for comparable companies (i.e., market participants) and the indicated yield on similarly rated bonds.

The rate of return on equity capital was estimated using a modified CAPM. Inputs to this model included the yield on long-term U.S. Treasury Bonds, forecast betas for comparable companies, calculation of a market risk premium based on research and empirical evidence and calculation of a size premium derived from historical differences in returns between small companies and large companies using data published by Ibbotson Associates.

In line with advertising industry trends, our operations and expected cash flow are subject to significant uncertainties about future developments, including timing and severity of the recessionary trends and customers’ behaviors. To address these risks, we included company-specific risk premiums for each of our reporting units in the estimated WACC. Based on this analysis, as of December 31, 2008, company-specific risk premiums of 300 basis points were included for both of our Americas outdoor and International outdoor segments, resulting in WACCs of 12.5% for each of our reporting units in the Americas and International segments. As of June 30, 2009, company-specific risk premiums of 250 basis points and 350 basis points were included for our Americas outdoor and International outdoor segments, respectively, resulting in WACCs of 12.5% and 13.5% for each of our reporting units in the Americas and International segments, respectively. Applying these WACCs, the present value of cash flows during the discrete projection period and terminal value were added to estimate the fair value of the reporting units.

The discount rate utilized in the valuation of the outdoor permits as of December 31, 2008 and June 30, 2009 excludes the company-specific risk premiums that were added to the industry WACCs used in the valuation of the reporting units. Management believes the exclusion of this premium is appropriate given the difference between the nature of the billboard permits and reporting unit cash flow projections. The cash flow projections utilized under the direct valuation method for the permits are derived from utilizing industry “normalized” information for the existing portfolio of permits. Given that the underlying cash flow projections are based on industry normalized information, application of an industry average discount rate is appropriate. Conversely, our cash flow projections for the overall reporting unit are based on our internal forecasts for each business and incorporate future growth and initiatives unrelated to the existing permit portfolio. Additionally, the projections for the reporting unit include cash flows related to non-permit based assets. In the valuation of the reporting unit, the company-specific risk premiums were added to the industry WACCs due to the risks inherent in achieving the projected cash flows of the reporting unit.

We also utilized the market approach to provide a test of reasonableness to the results of the discounted cash flow model. The market approach indicates the fair value of the invested capital of a business based on a company’s market capitalization (if publicly traded) and a comparison of the business to comparable publicly traded companies and transactions in its industry. This approach can be estimated through the quoted market price method, the market comparable method, and the market transaction method.

One indication of the fair value of a business is the quoted market price in active markets for the debt and equity of the business. The quoted market price of equity multiplied by the number of shares outstanding yields the fair value of the equity of a business on a marketable, noncontrolling basis. We then apply a premium for control and add the estimated fair value of interest-bearing debt to indicate the fair value of the invested capital of the business on a marketable, controlling basis.

The market comparable method provides an indication of the fair value of the invested capital of a business by comparing it to publicly traded companies in similar lines of business. The conditions and prospects of companies in similar lines of business depend on common factors such as overall demand for their products and services. An analysis of the market multiples of companies engaged in similar lines of business yields insight into investor perceptions and, therefore, the value of the subject business. These multiples are then applied to the operating results of the subject business to estimate the fair value of the invested capital on a marketable, noncontrolling basis. We then apply a premium for control to indicate the fair value of the business on a marketable, controlling basis.

The market transaction method estimates the fair value of the invested capital of a business based on exchange prices in actual transactions and on asking prices for controlling interests in similar companies recently offered for sale. This process involves comparison and correlation of the subject business with other similar companies that have recently been purchased. Considerations such as location, time of sale, physical characteristics, and conditions of sale are analyzed for comparable businesses.

The three variations of the market approach indicated that the fair value determined by our discounted cash flow model was within a reasonable range of outcomes as of December 31, 2008 and June 30, 2009.

Our revenue forecasts for 2009 declined 21% and 29% for Americas outdoor and International outdoor, respectively, compared to the forecasts used in the July 30, 2008 preliminary purchase price allocation primarily as a result of our revenues realized for the year ended December 31, 2008. These market driven changes were primarily responsible for the decline in fair value of our reporting units below their carrying value. As a result, we recognized a non-cash impairment charge to reduce our goodwill of $2.5 billion at December 31, 2008.

Our revenue forecasts for 2009 declined 7% and 9% for Americas and International, respectively, compared to the forecasts used in the 2008 impairment test primarily as a result of our revenues realized during the first six months of 2009. These market driven changes were primarily responsible for the decline in fair value of our reporting units below their carrying value. As a result, we recognized a non-cash impairment charge to reduce our goodwill of $419.5 million at June 30, 2009.

The following table shows the increase to the goodwill impairment that would have occurred using hypothetical percentage reductions in fair value, had the hypothetical reduction in fair value existed at the time of our impairment testing:

(In thousands) Reportable segment	June 30, 2009			December 31, 2008
	Change to impairment			Change to impairment
	5%	10%	15%	5%	10%	15%
Americas outdoor	$164,950	$329,465	$493,915	$166,303	$341,303	$516,303
International outdoor	$7,207	$18,452	$33,774	$6,761	$14,966	$24,830

Annual Impairments to Goodwill

We perform our annual impairment test on October 1 of each year. We engaged Mesirow Financial to assist us in the development of the assumptions and our determination of the fair value of our reporting units. The fair value of our reporting units on October 1, 2009 increased from the fair value at June 30, 2009. The increase in fair value of our Americas reporting unit was primarily the result of a 150 basis point decline in the WACC. Application of the market approach described above supported lowering the company-specific risk premium used in the discounted cash flow model to fair value the Americas reporting unit. The increase in the aggregate fair value of the reporting units in our International outdoor segment was primarily the result of an improvement in the long-term revenue forecasts. A certain reporting unit in our International outdoor segment recognized a $41.4 million impairment to goodwill related to the fair value adjustments of certain noncontrolling interests recorded in the merger pursuant to ASC 480-10-S99.

While we believe we have made reasonable estimates and utilized appropriate assumptions to calculate the fair value of our reporting units, it is possible a material change could occur. If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future. The following table shows the decline in the fair value of each of our reportable segments that would result from a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions and a 100 basis point increase in our discount rate assumption:

(In thousands)
Reportable segment	Revenue growth rate	Profit margin	Discount rates
Americas outdoor	$480,000	$110,000	$430,000
International outdoor	$180,000	$150,000	$160,000

A rollforward of our goodwill balance from July 30, 2008 through December 31, 2009 by reporting unit is as follows:

(In thousands)	Balances as of July 30, 2008	Acquisitions	Dispositions	Foreign Currency	Impairment	Adjustments	Balances as of December 31, 2008
United States Outdoor Markets	$3,083,660	$—	$—	$—	$(2,296,915)	$37,985	$824,730
Switzerland	57,664	—	—	(977)	—	198	56,885
Ireland	16,224	—	—	(1,939)	—	—	14,285
Baltics	14,336	—	—	—	(3,707)	—	10,629
Americas – Mexico	20,501	—	—	(11,772)	—	—	8,729
Americas – Chile	9,311	—	—	(5,347)	—	—	3,964
Americas – Peru	45,284	—	—	—	—	—	45,284
Americas – Brazil	11,674	—	—	(6,703)	—	—	4,971
All Others – International	426,546	—	(542)	(60,603)	(169,728)	10,071	205,744
Americas – Canada	35,390	—	—	(5,783)	(24,687)	—	4,920

	$3,720,590	$—	$(542)	$(93,124)	$(2,495,037)	$48,254	$1,180,141

(In thousands)	Balances as of December 31, 2008	Acquisitions	Dispositions	Foreign Currency	Impairment	Adjustments	Balances as of December 31, 2009
United States Outdoor Markets	$824,730	$2,250	$—	$—	$(324,892)	$69,844	$571,932
Switzerland	56,885	—	—	1,276	(7,827)	—	50,334
Ireland	14,285	—	—	223	(12,591)	—	1,917
Baltics	10,629	—	—	—	(10,629)	—	—
Americas – Mexico	8,729	—	—	7,440	(10,085)	(442)	5,642
Americas – Chile	3,964	—	—	4,417	(8,381)	—	—
Americas – Peru	45,284	—	—	—	(37,609)	—	7,675
Americas – Brazil	4,971	—	—	4,436	(9,407)	—	—
All Others – International	205,744	110	—	15,913	(42,717)	45,042	224,092
Americas – Canada	4,920	—	—	—	—	(4,920)	—

	$1,180,141	$2,360	$—	$33,705	$(464,138)	$109,524	$861,592

Restructuring Program

In 2008 and continuing into 2009, the global economic downturn adversely affected advertising revenues across our businesses. In the fourth quarter of 2008, we initiated an ongoing, company-wide strategic review of our costs and organizational structure to identify opportunities to maximize efficiency and realign expenses with our current and long-term business outlook. As of December 31, 2009, we had incurred a total of $88.7 million of costs in conjunction with this restructuring program. We estimate the benefit of the restructuring program was an approximate $170.6 million aggregate reduction to fixed operating and corporate expenses in 2009 and that the benefit of these initiatives will be fully realized by 2011.

No assurance can be given that the restructuring program will achieve all of the anticipated cost savings in the timeframe expected or at all, or that the cost savings will be sustainable. In addition, we may modify or terminate the restructuring program in response to economic conditions or otherwise.

The following table shows the expenses related to our restructuring program recognized as components of direct operating expenses, selling, general and administrative (“SG&A”) expenses and corporate expenses for the years ended December 31, 2009 and 2008, respectively:

	Post-Merger	Combined
(In thousands)	Year Ended December 31, 2009	Year Ended December 31, 2008
Direct operating expenses	$38,625	$20,128
SG&A expenses	9,766	13,890
Corporate expenses	4,786	1,503

Total	$53,177	$35,521

Description of Business

Our outdoor advertising business has been, and may continue to be, adversely impacted by the difficult economic conditions currently present in the United States and other countries in which we operate. The recession has, among other things, adversely affected our clients’ need for advertising and marketing services, resulted in increased cancellations and non-renewals by our clients, thereby reducing our occupancy levels, and could require us to lower our rates in order to remain competitive, thereby reducing our yield, or affect our client’s solvency. Any one or more of these effects could materially affect our business, financial condition and results of operations.

Our revenue is derived from selling advertising space on displays owned or operated by us, consisting primarily of billboards, street furniture and transit displays. Our business has been, and may continue to be, adversely impacted by the adverse economic conditions currently present in the United States and other countries in which we operate. The continuing weakening economy has, among other things, adversely affected our clients’ need for advertising and marketing services, resulted in increased cancellations and non-renewals by our clients, thereby reducing our occupancy levels, and could require us to lower our rates in order to remain competitive, thereby reducing our yield, or affect our clients’ solvency. Any one or more of these effects could materially affect our business, financial condition and results of operations.

We own the majority of our advertising displays, which typically are located on sites that we either lease or own or for which we have acquired permanent easements. Our advertising contracts with clients typically outline the number of displays reserved, the duration of the advertising campaign and the unit price per display.

Our advertising rates are based on a number of different factors including location, competition, size of display, illumination, market and gross ratings points. Gross ratings points are the total number of impressions delivered by a display or group of displays, expressed as a percentage of a market population. The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time and, in some International markets, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic. Management typically monitors our business by reviewing the average rates, average revenue per display, or yield, occupancy and inventory levels of each of our display types by market. In addition, because a significant portion of our advertising operations are conducted in foreign markets, the largest being the Euro area, the United Kingdom and China, management reviews the operating results from our foreign operations on a constant dollar basis. A constant dollar basis allows for comparison of operations independent of foreign exchange movements.

The significant expenses associated with our operations include (i) direct production, maintenance and installation expenses, (ii) site lease expenses for land under our displays and (iii) revenue-sharing or minimum guaranteed amounts payable under our billboard, street furniture and transit display contracts. Our direct production, maintenance and installation expenses include costs for printing, transporting and changing the advertising copy on our displays, the related labor costs, the vinyl and paper costs and the costs for cleaning and maintaining our displays. Vinyl and paper costs vary according to the complexity of the advertising copy and the quantity of displays. Our site lease expenses include lease payments for use of the land under our displays, as well as any revenue-sharing arrangements or minimum guaranteed amounts payable we may have with the landlords. The terms of our site leases and revenue-sharing or minimum guaranteed contracts generally range from one to 20 years.

In our International business, normal market practice is to sell billboards and street furniture as network packages with contract terms typically ranging from one to two weeks, compared to contract terms typically ranging from four weeks to one year in the United States. In addition, competitive bidding for street furniture and transit display contracts, which constitute a larger portion of our International business, and a different regulatory environment for billboards, result in higher site lease cost in our International business compared to our Americas business. As a result, our margins are typically less in our International business than in the Americas.

Our street furniture and transit display contracts, the terms of which range from three to 20 years, generally require us to make upfront investments in property, plant and equipment. These contracts may also include upfront lease payments and/or minimum annual guaranteed lease payments. We can give no assurance that our cash flows from operations over the terms of these contracts will exceed the upfront and minimum required payments.

Relationship with Clear Channel Communications

We became a publicly traded company on November 11, 2005, through an initial public offering, or IPO, in which we sold 10% of our common stock, or 35.0 million shares of our Class A common stock. Prior to our IPO we were an indirect wholly-owned subsidiary of Clear Channel Communications. Clear Channel Communications currently owns all of our outstanding shares of Class B common stock representing approximately 89% of the outstanding shares of our common stock and approximately 99% of the total voting power of our common stock.

In accordance with the Master Agreement, our branch managers follow a corporate policy allowing Clear Channel Communications to use, without charge, Americas’ displays they believe would otherwise be unsold. Our sales personnel receive partial revenue credit for that usage for compensation purposes. This partial revenue credit is not included in our reported revenue. Clear Channel Communications bears the cost of producing the advertising and we bear the costs of installing and removing this advertising. In 2009, we estimated this discounted revenue would have been less than 1% of our Americas revenue.

Under the Corporate Services Agreement, Clear Channel Communications provides management services to us. These services are charged to us based on actual direct costs incurred or allocated by Clear Channel Communications based on headcount, revenue or other factors on a pro rata basis. For the years ended December 31, 2009, 2008 and 2007, we recorded approximately $28.5 million, $28.1 million and $20.3 million, respectively, as a component of corporate expenses for these services.

RESULTS OF OPERATIONS

Consolidated Results of Operations

The following tables summarize our historical results of operations:

(In thousands)	Post-Merger	Combined (1)	Pre-Merger
	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007

Revenue	$2,698,024	$3,289,287	$3,281,836
Operating expenses:
Direct operating expenses	1,625,083	1,882,136	1,734,845
Selling, general and administrative expenses	484,404	606,370	537,994
Depreciation and amortization	439,647	472,350	399,483
Corporate expenses	65,247	71,045	66,080
Impairment charges	890,737	3,217,649	—
Other operating income (expense) — net	(8,231)	15,848	11,824

Operating income (loss)	(815,325)	(2,944,415)	555,258
Interest expense (including interest on debt with Clear Channel Communications)	154,195	161,650	157,881
Loss on marketable securities	11,315	59,842	—
Equity in earnings (loss) of nonconsolidated affiliates	(31,442)	68,733	4,402
Other income (expense) — net	(9,368)	25,479	10,113

Income (loss) before income taxes	(1,021,645)	(3,071,695)	411,892
Income tax (expense) benefit:
Current	16,769	(27,126)	(111,726)
Deferred	132,341	247,445	(34,915)

Income tax (expense) benefit	149,110	220,319	(146,641)

Consolidated net income (loss)	(872,535)	(2,851,376)	265,251
Amount attributable to noncontrolling interest	(4,346)	(293)	19,261

Net income (loss) attributable to the Company	$(868,189)	$(2,851,083)	$245,990

(1)	The results of operations for the year ended December 31, 2008 are presented on a combined basis and is comprised of two periods: post-merger and pre-merger, which relate to the period succeeding Clear Channel Communications’ merger and the period preceding the merger, respectively. The post-merger and pre-merger results of operations are presented as follows:

(In thousands)	Post-Merger	Pre-Merger	Combined

	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008	Year Ended December 31, 2008

Revenue	$1,327,224	$1,962,063	$3,289,287
Operating expenses:
Direct operating expenses	762,704	1,119,432	1,882,136
Selling, general and administrative expenses	261,524	344,846	606,370
Depreciation and amortization	224,713	247,637	472,350
Corporate expenses	31,681	39,364	71,045
Impairment charges	3,217,649	—	3,217,649
Other operating income — net	4,870	10,978	15,848

Operating income (loss)	(3,166,177)	221,762	(2,944,415)
Interest expense (including interest on debt with Clear Channel Communications)	72,863	88,787	161,650
Loss on marketable securities	59,842	—	59,842
Equity in earnings (loss) of nonconsolidated affiliates	(2,109)	70,842	68,733
Other income — net	12,114	13,365	25,479

Income (loss) before income taxes	(3,288,877)	217,182	(3,071,695)
Income tax (expense) benefit:
Current	3,045	(30,171)	(27,126)
Deferred	268,850	(21,405)	247,445

Income tax (expense) benefit	271,895	(51,576)	220,319

Consolidated net income (loss)	$(3,016,982)	$165,606	$(2,851,376)
Amount attributable to noncontrolling interest	1,655	(1,948)	(293)

Net income (loss) attributable to the Company	$(3,018,637)	$167,554	$(2,851,083)

Revenue

2009 v. 2008

Our revenue for 2009 decreased approximately $591.3 million as compared to 2008. Our Americas revenue for 2009 declined approximately $192.1 million as compared to 2008, attributable to decreases in bulletin, poster and airport revenues associated with cancellations and non-renewals from larger national advertisers. Our International revenue for 2009 decreased approximately $399.2 million primarily as a result of challenging advertising climates in our markets, with approximately $118.5 million from movements in foreign exchange.

2008 v. 2007

Our revenue for 2008 increased approximately $7.5 million as compared to 2007. Revenue growth during the first nine months of 2008 was partially offset by a decline of $151.2 million in the fourth quarter. Our Americas revenue for 2008 declined approximately $54.8 million as compared to 2007, attributable to decreases in poster and bulletin revenues associated with cancellations and non-renewals from major national advertisers. The declines were partially offset by an increase from our International revenue of approximately $62.3 million, with approximately $60.4 million from movements in foreign exchange.

Direct Operating Expenses

2009 v. 2008

Direct operating expenses for 2009 decreased $257.0 million compared to 2008. Our International business contributed $217.6 million to the decrease primarily from a decrease in site-lease expenses from lower revenue and cost savings from the restructuring program and $85.6 million related to movements in foreign exchange. Our Americas business contributed $39.4 million to the decrease primarily driven by decreased site-lease expenses from lower revenue and cost savings from the restructuring program.

2008 v. 2007

Direct operating expenses for 2008 increased $147.3 million compared to 2007. Our International business contributed $90.3 million to the increase primarily from an increase in site-lease expenses and $39.5 million related to movements in foreign exchange. Our Americas business contributed $57.0 million to the increase primarily from new contracts.

SG&A

2009 v. 2008

SG&A expenses for 2009 decreased $122.0 million compared to 2008. Our International outdoor SG&A expenses decreased approximately $71.3 million primarily attributable to $23.7 million from movements in foreign exchange and an overall decline in compensation and administrative expenses. Our Americas outdoor SG&A expenses decreased approximately $50.7 million primarily related to a decline in commission expense.

2008 v. 2007

SG&A expenses for 2008 increased $68.4 million compared to 2007. Approximately $23.7 million of this increase occurred during the fourth quarter primarily as a result of severance obligations associated with the restructuring plan. Our International business contributed approximately $41.9 million to the increase primarily from movements in foreign exchange of $11.2 million and an increase in severance obligations in 2008 associated with the restructuring plan of approximately $20.1 million. Our Americas SG&A expenses increased approximately $26.4 million largely from increased bad debt expense of $15.5 million and an increase in severance obligations in 2008 of $4.5 million associated with the restructuring plan.

Depreciation and Amortization

2009 v. 2008

Depreciation and amortization for 2009 decreased $32.7 million as compared to 2008. The decrease was primarily due to a $43.2 million decrease in depreciation expense associated with the impairment of assets in our International outdoor segment during the fourth quarter of 2008 and a $20.6 million decrease from movements in foreign exchange. The decrease was partially offset by $34.3 million related to additional amortization associated with the purchase accounting adjustments to the acquired intangible assets.

2008 v. 2007

Depreciation and amortization for 2008 increased $72.9 million as compared to 2007. The increase was primarily incurred in connection with increased amortization recorded on the preliminary fair value adjustments of $25.4 million pushed-down as a result of Clear Channel Communications’ merger and $29.3 million of accelerated depreciation on billboards in our Americas and International outdoor segments from billboards that were removed.

Corporate Expenses

2009 v. 2008

Corporate expenses for 2009 decreased $5.8 million as compared to 2008. The decrease was attributable to a decrease in expenses in our International outdoor segment of approximately $7.9 million due primarily to our cost savings initiatives and reduced legal fees as compared to 2008. This decrease was partially offset by an increase in restructuring costs of $3.3 million.

2008 v. 2007

Corporate expenses for 2008 increased $5.0 million as compared to 2007. The increase was primarily attributable to an increase in the Corporate Services allocation from Clear Channel Communications, partially offset by a decrease in bonus expense.

Under the Corporate Services agreement between us and Clear Channel Communications, Clear Channel Communications provides management services to us, which include, among other things, (i) treasury, payroll and other financial related services, (ii) executive officer services, (iii) human resources and employee benefits services, (iv) legal and related services, (v) information systems, network and related services, (vi) investment services, (vii) procurement and sourcing support services, and (viii) other general corporate services. These services are charged to us based on actual direct costs incurred or allocated by Clear Channel Communications based on headcount, revenue or other factors on a pro rata basis. For the years ended December 31, 2009, 2008 and 2007, we recorded approximately $28.5 million, $28.1 million and $20.3 million, respectively, as a component of corporate expenses for these services.

Other Operating Income (Expense) — Net

Other operating expense – net for 2009 was $8.2 million and primarily relates to a loss of $20.9 million on the sale of our taxi advertising business. The loss was partially offset by a $10.1 million gain on the sale of Americas and International assets.

Other operating income – net for 2008 was $15.8 million and is primarily due to a $2.6 million gain related to an asset exchange, a $4.0 million gain on the sale of property, and a $1.7 million gain on the sale of International street furniture.

Interest Expense — Net (Including Interest on Debt with Clear Channel Communications)

Interest expense for 2009 decreased $7.5 million as compared to 2008. The decrease was primarily due to a lower weighted average cost of debt of Clear Channel Communications during 2009.

Interest expense for 2008 increased $3.8 million as compared to 2007. The increase was primarily due to an increase in the interest rate on the $2.5 billion note to Clear Channel Communications. The interest rate is based on Clear Channel Communications’ weighted average cost of debt. The average interest rate in 2008 was 6.2% as compared to 6.1% in 2007. See “Liquidity and Capital Resources” below for further discussion of the impact of Clear Channel Communications’ merger on interest expense.

Loss on Marketable Securities

The loss on marketable securities of $11.3 million for 2009 primarily related to the impairment of Independent News & Media PLC (“INM”). The fair value of INM was below cost for an extended period of time. As a result, we considered the guidance in ASC 320-10-S99 and reviewed the length of the time and the extent to which the market was less than cost and the financial condition and near-term prospects of the issuer. After this assessment, we concluded that the impairment was other than temporary and recorded an $11.3 million non-cash impairment charge to our investment in INM.

During the fourth quarter of 2008, we recorded a non-cash impairment charge to INM. The fair value of INM was below its cost each month subsequent to the closing of Clear Channel Communications’ merger. As a result, we considered the guidance in ASC 320-10-S99 and concluded that the impairment was other than temporary and recorded a $59.8 million impairment charge to our investment in INM.

Equity in Earnings (Loss) of Nonconsolidated Affiliates

Equity in loss of nonconsolidated affiliates of $31.4 million for 2009 primarily related to a $22.9 million impairment of equity investments in our International segment.

Equity in earnings of nonconsolidated affiliates for 2008 increased $64.3 million as compared to 2007. In the first quarter of 2008, we sold our 50% interest in Clear Channel Independent, a South African outdoor advertising company, and recognized a gain of $75.6 million. This gain was partially offset by a $9.0 million impairment charge to one of our International equity method investments recorded during the third quarter of 2008.

Other Income (Expense) — Net

Other expense – net recorded for the year ended December 31, 2009 primarily related to foreign exchange transaction gains/losses on short-term intercompany accounts.

Other income of $25.5 million for 2008 primarily related to net foreign exchange transaction gains on short-term intercompany accounts of $19.8 million. In addition, we recorded income of $8.0 million related to dividends received from an International investment. Other income of $10.1 million for 2007 related primarily to net foreign exchange transaction gains on short-term intercompany accounts.

Income Taxes

Our operations are included in a consolidated income tax return filed by Clear Channel Communications for pre-merger periods and CC Media Holdings for post-merger periods. However, for our financial statements, our provision for income taxes was computed on the basis that we file separate consolidated Federal income tax returns with our subsidiaries.

For 2009, we recorded current tax benefits of $16.8 million as compared to current tax expense of $27.1 million for 2008. The change in current tax primarily was due to our ability to carryback certain net operating losses to prior years. On November 6, 2009, the Worker, Homeownership, and Business Assistance Act of 2009 (the “Act”) was enacted into law. The Act amended Section 172 of the Internal Revenue Code to allow net operating losses realized in a tax year ended after December 31, 2007 and beginning before January 1, 2010 to be carried back for up to five years (such losses were previously limited to a two-year carryback). This change will allow us to carryback 2009 taxable losses of approximately $128.6 million, based on our projections of projected taxable losses eligible for carryback, to prior years and receive refunds of previously paid Federal income taxes of approximately $45.0 million. The ultimate amount of such refunds realized from net operating loss carryback is dependent on our actual taxable losses for 2009, which may vary from our current expectations.

Deferred tax benefits for 2009 decreased $115.1 million compared to 2008, primarily due to larger impairment charges recorded in 2008 related to tax deductible intangibles.

Our effective tax rate for 2009 was 14.6%, primarily due to the non-cash impairment charge on goodwill that is not deductible for tax purposes. In addition, the Company was unable to benefit from tax losses in certain foreign jurisdictions due to the uncertainty of the ability to utilize those losses in future years.

The decrease in current tax expense of $84.6 million for 2008 when compared to 2007 is primarily the result of a decrease in “Income (loss) before income taxes” of $265.9 million which excludes the non-tax deductible impairment charge of $3.2 billion recorded in 2008. The deferred tax benefit increased $282.4 million to $247.4 million in 2008 compared to deferred tax expense of $34.9 million in 2007 primarily due to the $292.0 million of deferred tax benefit recorded in the post-merger period related to the impairment charges on permits and tax deductible goodwill. This deferred tax benefit was partially offset by additional tax depreciation deductions as a result of the bonus depreciation provisions enacted as part of the Economic Stimulus Act of 2008.

Our effective tax rate for 2008 was 7.2%. The primary reason for the reduction in the effective tax rate from 2007 was the result of the impairment charge recorded in 2008 discussed in more detail above. In addition, we did not record tax benefits on certain tax losses in our foreign operations due to the uncertainty of the ability to utilize those tax losses in the future.

Americas Results of Operations

(In thousands)	Year Ended December 31,			% Change
	2009	2008	2007	2009 v.	2008 v.
	Post-Merger	Combined	Pre-Merger	2008	2007
Revenue	$1,238,171	$1,430,258	$1,485,058	(13%)	(4%)
Direct operating expenses	608,078	647,526	590,563	(6%)	10%
SG&A expenses	202,196	252,889	226,448	(20%)	12%
Depreciation and amortization	210,280	207,633	189,853	1%	9%

Operating income	$217,617	$322,210	$478,194	(32%)	(33%)

2009 v. 2008

Revenue for 2009 decreased approximately $192.1 million compared to 2008, primarily driven by declines in bulletin, poster and transit revenues due to cancellations and non-renewals from larger national advertisers resulting from the overall weakness in advertising and the economy. The decline in bulletin, poster and transit revenues was also impacted by a decline in rate compared to 2008.

Direct operating expenses for 2009 decreased $39.4 million compared to 2008 primarily from a $25.3 million decrease in site-lease expenses associated with cost savings from our restructuring program and the decline in revenues. This decrease was partially offset by an increase of $5.7 million of direct operating expenses related to the restructuring program. SG&A expenses decreased $50.7 million during 2009 compared to 2008 primarily from a $26.0 million decline in compensation expense associated with the decline in revenue and cost savings from the restructuring program and a $16.2 million decline in bad debt expense as a result of accounts collected and an improvement in the agings of our accounts receivable during the current year.

2008 v. 2007

Revenue for 2008 decreased approximately $54.8 million compared to 2007, with the entire decline occurring in the fourth quarter. Driving the decline was approximately $87.4 million attributable to poster and bulletin revenues associated with cancellations and non-renewals from major national advertisers, partially offset by an increase of $46.2 million in airport revenues, digital display revenues and street furniture revenues. Also impacting the decline in bulletin revenue was decreased occupancy while the decline in poster revenue was affected by a decrease in both occupancy and rate. The increase in airport and street furniture revenues was primarily driven by new contracts while digital display revenue growth was primarily the result of an increase in the number of digital displays. Other miscellaneous revenues also declined approximately $13.6 million.

Our Americas direct operating expenses increased $57.0 million primarily from higher site-lease expenses of $45.2 million. The increase in site-lease expense was primarily attributable to new taxi, airport and street furniture contracts and an increase of $2.4 million in severance obligations associated with the restructuring plan. Our SG&A expenses increased $26.4 million largely from increased bad debt expense of $15.5 million and an increase of $4.5 million in severance obligations in 2008 associated with the restructuring plan.

Depreciation and amortization increased approximately $17.8 million mostly as a result of $6.6 million related to additional depreciation and amortization associated with the preliminary fair value adjustments to the acquired assets and $11.3 million of accelerated depreciation from billboards that were removed.

International Results of Operations

(In thousands)	Year Ended December 31,			% Change
	2009	2008	2007	2009 v.	2008 v.
	Post-Merger	Combined	Pre-Merger	2008	2007
Revenue	$1,459,853	$1,859,029	$1,796,778	(21%)	3%
Direct operating expenses	1,017,005	1,234,610	1,144,282	(18%)	8%
SG&A expenses	282,208	353,481	311,546	(20%)	13%
Depreciation and amortization	229,367	264,717	209,630	(13%)	26%

Operating income	$(68,727)	$6,221	$131,320	(1205%)	(95%)

2009 v. 2008

Revenue for 2009 decreased approximately $399.2 million compared to 2008, with approximately $118.5 million from movements in foreign exchange. The revenue decline occurred across most countries, with the most significant decline in France of $75.5 million due to weak advertising demand. Other countries with significant declines include the U.K. and Italy, which declined $30.4 million and $28.3 million, respectively, due to weak advertising markets.

Direct operating expenses decreased $217.6 million in part due to a decrease of $85.6 million from movements in foreign exchange. The remaining decrease in direct operating expenses was primarily attributable to a $146.4 million decline in site lease expenses partially attributable to cost savings from the restructuring program and the decline in revenue. The decrease in direct operating expenses was partially offset by $12.8 million related to the restructuring program. SG&A expenses decreased $71.3 million primarily from $23.7 million related to movements in foreign exchange, $34.3 million related to a decline in compensation expense and a $25.8 million decrease in administrative expenses, both partially attributable to cost savings from the restructuring program and the decline in revenue.

Depreciation and amortization for 2009 decreased $35.4 million primarily related to a $43.2 million decrease in depreciation expense associated with the impairment of assets during the fourth quarter of 2008 and a $20.6 million decrease from movements in foreign exchange. The decrease was partially offset by $31.9 million related to additional amortization associated with the purchase accounting adjustments to the acquired intangible assets.

2008 v. 2007

Revenue for 2008 increased approximately $62.3 million, with roughly $60.4 million from movements in foreign exchange. The remaining revenue growth was primarily attributable to growth in China, Turkey and Romania, partially offset by revenue declines in France and the United Kingdom. China and Turkey benefited from strong advertising environments. We acquired operations in Romania at the end of the second quarter of 2007, which also contributed to revenue growth in 2008. The decline in France was primarily driven by the loss of a contract to advertise on railways and the decline in the United Kingdom was primarily driven by weakened advertising demand.

During the fourth quarter of 2008, revenue declined approximately $88.6 million compared to the fourth quarter of 2007, of which approximately $51.8 million was due to movements in foreign exchange and the remaining amount was primarily as a result of a decline in advertising demand.

Direct operating expenses for 2008 increased $90.3 million. Included in the increase is approximately $39.5 million related to movements in foreign exchange. The remaining increase in direct operating expenses was driven by an increase in site lease expenses. SG&A expenses increased $41.9 million in 2008 over 2007 with approximately $11.2 million related to movements in foreign exchange and $20.1 million related to severance in 2008 associated with the restructuring plan.

Depreciation and amortization expenses for 2008 increased $55.1 million with $18.8 million related to additional depreciation and amortization associated with the preliminary fair value adjustments to the acquired assets, approximately $18.0 million related to an increase in accelerated depreciation from billboards to be removed, approximately $11.3 million related to impaired advertising display contracts and $4.9 million related to an increase from movements in foreign exchange.

Reconciliation of Segment Operating Income (Loss)

(In thousands)	Year Ended December 31,
	2009	2008	2007
	Post-Merger	Combined	Pre-Merger
Americas	$217,617	$322,210	$478,194
International	(68,727)	6,221	131,320
Impairment charges	(890,737)	(3,217,649)	—
Corporate	(65,247)	(71,045)	(66,080)
Other operating income (loss) – net	(8,231)	15,848	11,824

Consolidated operating income (loss)	$(815,325)	$(2,944,415)	$555,258

Share-Based Payments

As of December 31, 2009, there was $18.1 million of total unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements. This cost is expected to be recognized over a weighted average period of approximately two years.

The following table details compensation costs related to share-based payments:

(In thousands)	Year Ended December 31,
	2009	2008	2007
	Post-Merger	Combined	Pre-Merger
Direct operating expenses	$7,612	$8,057	$6,951
SG&A expenses	2,777	2,575	2,682
Corporate expenses	1,715	957	538

Total share-based payments	$12,104	$11,589	$10,171

LIQUIDITY AND CAPITAL RESOURCES

Clear Channel Communications’ Merger

Clear Channel Communications’ capitalization, liquidity and capital resources substantially changed due to the consummation of its merger on July 30, 2008. Upon the closing of the merger, Clear Channel Communications incurred additional debt and became highly leveraged. We are not borrowers or guarantors under Clear Channel Communications’ credit agreements other than for direct borrowings by certain of our International subsidiaries pursuant to the $150.0 million sub-limit included in Clear Channel Communications’ $2.0 billion revolving credit facility and we are not a guarantor of any of Clear Channel Communications’ debt. The obligations of these International subsidiaries that are borrowers under the revolving credit facility are guaranteed by certain of our material wholly-owned subsidiaries, and secured by substantially all of the assets of such borrowers and guarantors, subject to permitted liens and other exceptions. As of December 31, 2009, the outstanding balance on the sub-limit was approximately $150.0 million of which $30.0 million was drawn by us and the remaining amount drawn by Clear Channel Communications.

The interest rate on outstanding balances under the revolving credit facility is based upon LIBOR or, for Euro denominated borrowings, EURIBOR, plus, in each case, a margin. See discussion below under “Sources of Capital — Bank Credit Facility.” A deterioration in the financial condition of Clear Channel Communications or borrowings by Clear Channel Communications under the $150.0 million sub-limit could also further increase our borrowing costs or impair our access to the capital markets because of our reliance on Clear Channel Communications for availability under this revolving credit facility.

We have a revolving promissory note issued by Clear Channel Communications to us in the amount of $123.3 million as of December 31, 2009 described more fully in our “Liquidity – Sources of Capital” section. We are an unsecured creditor of Clear Channel Communications with respect to the revolving promissory note.

Also, so long as Clear Channel Communications maintains a significant interest in us, pursuant to the Master Agreement between Clear Channel Communications and us, Clear Channel Communications will have the option to limit our ability to incur debt or issue equity securities, among other limitations, which could adversely affect our ability to meet our liquidity needs.

CC Media Holdings’ and Clear Channel Communications’ current corporate ratings are “CCC+” and “Caa2” by Standard & Poor’s Ratings Services and Moody’s Investors Service, respectively, which are speculative grade ratings. These ratings have been downgraded and then upgraded at various times during the two years ended December 31, 2009. These adjustments had no impact on our borrowing costs under the credit agreements.

In December 2009, the Company’s wholly-owned subsidiary Clear Channel Worldwide Holdings, Inc. (“CCWH”), issued $500.0 million aggregate principal amount of Series A Senior Notes due 2017 and $2.0 billion aggregate principal amount of Series B Senior Notes due 2017 (collectively, the “Notes”). The Notes are guaranteed by the Company, Clear Channel Outdoor, Inc., our wholly-owned subsidiary (“CCOI”), and certain other existing and future domestic subsidiaries of ours (collectively, the “Guarantors”).

The Notes are rated “B” and “B2” by Standard & Poor’s and Moody’s, respectively. The indentures governing the Notes require the Company to maintain at least $100 million in cash or other liquid assets or have cash available to be borrowed under committed credit facilities consisting of (i) $50.0 million at the issuer and guarantor entities (principally the Americas outdoor segment) and (ii) $50.0 million at the non-guarantor subsidiaries (principally the International outdoor segment), in each case under the sole control of the relevant entity.

In addition, interest on the Notes accrues daily and is payable into an account established by a trustee for the benefit of the bondholders (the “Trustee Account”). Failure to make daily payment on any day does not constitute an event of default so long as (a) no payment or other transfer by the Company or any of its Subsidiaries shall have been made on such day under the cash management sweep with Clear Channel Communications, Inc. and (b) on each semiannual interest payment date the aggregate amount of funds in the Trustee Account is equal to at least the aggregate amount of accrued and unpaid interest on the Notes. To the extent we cannot pass on our increased borrowing costs to our clients, our profitability, and potentially our ability to raise capital, could be materially affected.

Cash Flows

The following table summarizes our historical cash flows:

(In thousands)	Year Ended December 31,
	2009	2008	2007
	Post-Merger	Combined	Pre-Merger
Cash provided by (used in):
Operating activities	$441,264	$603,624	$694,430
Investing activities	$(162,864)	$(425,844)	$(356,368)
Financing activities	$231,656	$(232,840)	$(305,751)

Operating Activities

2009

The decline in cash flow from operations was primarily driven by an 18% decline in consolidated revenues in 2009 as compared to 2008 associated with the weak economy and challenging advertising markets. Other factors contributing to our cash flow from operations include a consolidated net loss of $872.5 million adjusted for non-cash impairment charges of $890.7 million related to goodwill and intangible assets and depreciation and amortization of $439.6 million. In addition, we recorded a $31.4 million loss in equity of nonconsolidated affiliates primarily due to a $22.9 million impairment of equity investments in our International segment. Net cash provided by operating activities was partially offset by deferred tax benefits of $132.3 million.

2008

Net cash provided by operating activities of $603.6 million for 2008 principally reflected a net loss of $2.9 billion, adjusted for non-cash impairment charges of $3.2 billion related to goodwill and intangible assets, a $59.8 million non-cash loss on marketable securities, and depreciation and amortization of $472.4 million. In addition, we recorded a $75.6 million gain in equity in earnings of nonconsolidated affiliates related to the sale of our 50% interest in Clear Channel Independent based on the fair value of the equity securities received as consideration. Net cash provided by operating activities was partially offset by deferred taxes of $247.4 million.

2007

Net cash flow from operating activities of $694.4 million for 2007 primarily reflected net income of $265.3 million and depreciation and amortization of $399.5 million. Net cash flows from operating activities also reflects an increase of $137.3 million in accounts receivable as a result of the increase in revenue and an increase of $93.4 million in accounts payable, accrued expenses and other liabilities.

Investing Activities

2009

For the year ended December 31, 2009, we spent $84.4 million in our Americas segment for the purchase of property, plant and equipment primarily related to the construction of new billboards. We spent $91.5 million in our International segment for the purchase of property, plant and equipment related to new billboard and street furniture contracts and renewals of existing contracts. We also received proceeds of $11.3 million from the sale of International assets and $6.8 million from the sale of Americas assets.

2008

We spent $175.8 million in our Americas segment for the purchase of property, plant and equipment primarily related to the construction of new billboards. We spent $182.5 million in our International segment for the purchase of property, plant and equipment primarily related to new billboard and street furniture contracts and renewals of existing contracts.

Our Americas segment paid $55.1 million for the acquisition of advertising structures and the final earnout payments for Interspace. Our International segment paid $41.4 million primarily related to the acquisition of additional equity interests in outdoor companies and the acquisition of advertising structures.

We also received proceeds of $41.5 million from asset sales, $34.2 million of which was from the disposal of land and buildings in our International segment.

2007

We spent $142.8 million in our Americas segment for the purchase of property, plant and equipment mostly related to construction of new billboards. We spent $132.9 million in our International segment for the purchase of property, plant and equipment primarily related to new billboard and street furniture contracts and renewals of existing contracts.

During 2007, our Americas segment paid $39.5 million in cash primarily to acquire display faces. In addition, our International segment paid $29.6 million, which includes the acquisition of an outdoor advertising business in Romania, additional equity interests in outdoor companies and the acquisition of advertising structures.

Financing Activities

2009

Net cash provided by financing activities of $231.7 million for 2009 primarily reflects the $2.5 billion proceeds from issuance of CCWH senior notes in addition to the $500.0 million repayment by Clear Channel Communications on the “Due from Clear Channel Communications” account offset by the prepayment and retirement of the $2.5 billion intercompany note due to Clear Channel Communications. In addition, we purchased the remaining 15% interest in our fully consolidated subsidiary, Paneles Napsa S.A., for $13.0 million, and acquired an additional 5% interest in our consolidated subsidiary, Clear Channel Jolly Pubblicita SPA, for $12.1 million.

2008

Net cash used in financing activities of $232.8 million for 2008 reflected a net reduction in debt and credit facilities of $67.6 million and net transfers of cash to Clear Channel Communications of $169.2 million. The net transfers of cash to Clear Channel Communications represent the activity in the “Due from/to Clear Channel Communications” account. This activity primarily relates to working capital and settlement of interest on the revolving promissory notes and the $2.5 billion note payable to Clear Channel Communications.

2007

Net cash used in financing activities of $305.8 million for 2007 is primarily related to the net transfer of cash to Clear Channel Communications of $302.9 million. The net transfers of cash to Clear Channel Communications represent the activity in the “Due from/to Clear Channel Communications” account. This activity primarily relates to working capital and settlement of interest on the revolving promissory notes and the $2.5 billion note payable to Clear Channel Communications.

Anticipated Cash Requirements

Our primary source of liquidity is cash on hand, as well as cash flow from operations, which has been adversely affected by the global economic downturn. The risks associated with our businesses become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in advertising. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns. The current global economic downturn has resulted in a decline in advertising and marketing services among our customers, resulting in a decline in our advertising revenues across our businesses. This reduction in advertising revenues has had an adverse effect on our revenue, profit margins, cash flow and liquidity. A continuation of the global economic downturn may continue to adversely impact our revenue, profit margins, cash flow and liquidity.

Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand, cash flows from operations and borrowing under the revolving promissory note with Clear Channel Communications will enable us to meet our working capital, capital expenditure, debt service and other funding requirements for at least the next 12 months. In addition, we expect to be in compliance with the covenants governing our indebtedness in 2010. However, our anticipated results are subject to significant uncertainty and there can be no assurance that actual results will be in compliance with the covenants. In addition, our ability to comply with the covenants governing our indebtedness may be affected by events beyond our control, including prevailing economic, financial and industry conditions.

Furthermore, in its Annual Report on Form 10-K filed with the SEC on March 16, 2010, CC Media Holdings, our indirect parent, stated that it expects to be in compliance with the covenants in Clear Channel Communications’ material financing agreements in 2010. CC Media Holdings similarly stated in such Annual Report that its anticipated results are also subject to significant uncertainty and there can be no assurance that actual results will be in compliance with the covenants. Moreover, CC Media Holdings stated in such Annual Report that its ability to comply with the covenants in Clear Channel Communications’ material financing agreements may be affected by events beyond CC Media Holdings’ control, including prevailing economic, financial and industry conditions. As discussed therein, the breach of any covenants set forth in Clear Channel Communications’ financing agreements would result in a default thereunder, and an event of default would permit the lenders under a defaulted financing agreement to declare all indebtedness thereunder to be due and payable prior to maturity. Moreover, as discussed therein, the lenders under the revolving credit facility under Clear Channel Communications’ secured credit facilities would have the option to terminate their commitments to make further extensions of revolving credit thereunder. In addition, CC Media Holdings stated in such Annual Report that if CC Media Holdings is unable to repay Clear Channel Communications’ obligations under any secured credit facility, the lenders could proceed against any assets that were pledged to secure such facility. Finally, CC Media Holdings stated in such Annual Report that a default or acceleration under any of Clear Channel Communications’ material financing agreements could cause a default under other obligations that are subject to cross-default and cross-acceleration provisions.

For so long as Clear Channel Communications maintains significant control over us, a deterioration in the financial condition of Clear Channel Communications could have the effect of increasing our borrowing costs or impairing our access to capital markets. As of December 31, 2009, Clear Channel Communications had $1.9 billion recorded as “Cash and cash equivalents” on its consolidated balance sheets.

Our ability to fund our working capital needs, debt service and other obligations depends on our future operating performance and cash flow. If our future operating performance does not meet our expectations or our plans materially change in an adverse manner or prove to be materially inaccurate, we may need additional financing. Continuing adverse securities and credit market conditions could significantly affect the availability of credit.

Liquidity

Sources of Capital

As of December 31, 2009 and 2008, we had the following indebtedness outstanding, cash and cash equivalents and amounts due from Clear Channel Communications:

(In millions)	Year Ended December 31,
	2009	2008
	Post- Merger	Post- Merger
CCWH Senior Notes	$2,500.0	$—
Bank credit facility ($150.0 million sub-limit within Clear Channel Communications’ $2.0 billion facility, $120.0 million of which was drawn by Clear Channel Communications)	30.0	30.0
Debt with Clear Channel Communications	—	2,500.0
Other debt	78.9	71.9

Total debt	2,608.9	2,601.9
Less: Cash and cash equivalents	609.4	94.8
Less: Due from Clear Channel Communications	123.3	431.6

	$1,876.2	$2,075.5

We may from time to time repay our outstanding debt or seek to purchase our outstanding equity securities. Such transactions, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors.

Bank Credit Facility ($150.0 million sub-limit within Clear Channel Communications’ $2.0 billion revolving credit facility)

In addition to net cash flows from operations, another source of liquidity was through borrowings under a $150.0 million sub-limit included in Clear Channel Communications’ multicurrency $2.0 billion revolving credit facility with a maturity in July 2014. Certain of our International subsidiaries may borrow under the sub-limit to the extent Clear Channel Communications has not already borrowed against this capacity and is in compliance with its covenants under the credit facility. The obligations of these International subsidiaries that are borrowers under the revolving credit facility are guaranteed by certain of our material wholly-owned subsidiaries, and secured by substantially all of the assets of such borrowers and guarantors, subject to permitted liens and other exceptions. On February 6, 2009, Clear Channel Communications borrowed the remaining availability under its $2.0 billion revolving credit facility, including the remaining availability under the $150.0 million sub-limit.

The interest rate on outstanding balances under the credit facility is equal to an applicable margin plus, at Clear Channel Communications’ option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent and (B) the Federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs. The applicable margin percentage is 2.40% in the case of base rate loans, and 3.40% in the case of Eurocurrency rate loans, subject to adjustment based upon Clear Channel Communications’ leverage ratio. At December 31, 2009, the interest rate on borrowings under this credit facility was 3.7%. As of December 31, 2009, the outstanding balance on the sub-limit was approximately $30.0 million, the remaining $120.0 million of which was drawn by Clear Channel Communications, with the entire balance to be repaid on July 30, 2014.

Promissory Notes with Clear Channel Communications

As part of the day-to-day cash management services provided by Clear Channel Communications, we maintain accounts that represent net amounts due to or from Clear Channel Communications, which is recorded as “Due from/to Clear Channel Communications” on the consolidated balance sheet. The accounts represent our revolving promissory note issued by us to Clear Channel Communications and the revolving promissory note issued by Clear Channel Communications to us in the face amount of $1.0 billion, or if more or less than such amount, the aggregate unpaid principal amount of all advances. The accounts accrue interest and are generally payable on demand. Prior to the amendment of the revolving promissory notes in December 2009, interest on the revolving promissory note owed by us accrued on the daily net negative cash position based upon LIBOR plus a margin. Interest on the revolving promissory note owed by Clear Channel Communications accrued on the daily net positive cash position based upon the average one-month generic treasury bill rate. In connection with the issuance of the CCWH Senior Notes, Clear Channel Communications and the Company modified the terms of the revolving promissory notes (recorded as Due from/to Clear Channel Communications account) to extend the maturity of each revolving promissory note to coincide with the maturity date of the Notes. In addition, the terms were modified to change the interest rate on each revolving promissory note to equal the interest rate on the Notes. Included in the accounts are the net activities resulting from day-to-day cash management services provided by Clear Channel Communications. As a part of these services, we maintain collection bank accounts swept daily into accounts of Clear Channel Communications (after satisfying the funding requirements of the Trustee Account). In return, Clear Channel Communications funds our controlled disbursement accounts as checks or electronic payments are presented for payment. Our claim in relation to cash transferred from our concentration account is on an unsecured basis and is limited to the balance of the “Due from Clear Channel Communications” account. If Clear Channel Communications were to become insolvent, we would be an unsecured creditor of Clear Channel Communications with respect to the revolving promissory note issued by Clear Channel Communications to us. At December 31, 2009 and December 31, 2008, the asset recorded in “Due from Clear Channel Communications” on the consolidated balance sheet was $123.3 million and $431.6 million, respectively. The net interest income for the years ended December 31, 2009, 2008 and 2007 was $0.7 million, $3.5 million and $3.7 million, respectively. At December 31, 2009, the fixed interest rate on the “Due from Clear Channel Communications” account was 9.25%, which represents the interest rate on the Notes as described above. At December 31, 2009, we had no borrowings under the revolving promissory note to Clear Channel Communications.

Unlike the management of cash from our U.S. based operations, the amount of cash, if any, which is transferred from our foreign operations to Clear Channel Communications is determined on a basis mutually agreeable to us and Clear Channel Communications, and not on a pre-determined basis. In arriving at such mutual agreement, the reasonably foreseeable cash needs of our foreign operations are evaluated before a cash amount is considered as an excess or surplus amount for transfer to Clear Channel Communications.

As of December 31, 2008 we had a note in the original principal amount of $2.5 billion to Clear Channel Communications which was prepayable in whole at any time, or in part from time to time. The note accrued interest at a variable per annum rate equal to the weighted average cost of debt for Clear Channel Communications, calculated on a monthly basis. This note was mandatorily payable upon a change of control of the Company (as defined in the note) and, subject to certain exceptions, all net proceeds from debt or equity raised by the Company had to be used to prepay such note. At December 31, 2008, the interest rate on the $2.5 billion note was 6.0%.

In December 2009, we made voluntary prepayments on the note in the amount of the total outstanding balance and subsequently retired the “Debt with Clear Channel Communications.” The interest rate on the $2.5 billion note was 5.7% prior to its retirement.

Our working capital requirements and capital for general corporate purposes, including acquisitions and capital expenditures, may be provided to us by Clear Channel Communications, in its sole discretion, pursuant to a revolving promissory note issued by us to Clear Channel Communications. Without the opportunity to obtain financing from Clear Channel Communications, we may need to obtain additional financing from banks, or through public offerings or private placements of debt, strategic relationships or other arrangements at some future date. As stated above, we may be unable to successfully obtain additional debt or equity financing on satisfactory terms or at all.

As long as Clear Channel Communications maintains a significant interest in us, pursuant to the Master Agreement between Clear Channel Communications and us, Clear Channel Communications will have the option to limit our ability to incur debt or issue equity securities, among other limitations, which could adversely affect our ability to meet our liquidity needs. Under the Master Agreement with Clear Channel Communications, we are limited in our borrowing from third parties to no more than $400.0 million (including borrowings under the $150.0 million sub-limit of Clear Channel Communications’ $2.0 billion revolving credit facility).

Clear Channel Worldwide Holdings Senior Notes

In December 2009, the Company’s wholly-owned subsidiary Clear Channel Worldwide Holdings, Inc. (“CCWH”), issued $500.0 million aggregate principal amount of Series A Senior Notes due 2017 and $2.0 billion aggregate principal amount of Series B Senior Notes due 2017 (collectively, the “Notes”). The Notes are guaranteed by the Company, Clear Channel Outdoor, Inc., our wholly-owned subsidiary (“CCOI”), and certain other existing and future domestic subsidiaries of ours (collectively, the “Guarantors”).

The Notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the Notes will rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors thereunder.

The indentures governing the Notes require the Company to maintain at least $100 million in cash or other liquid assets or have cash available to be borrowed under committed credit facilities consisting of (i) $50.0 million at the issuer and guarantor entities (principally the Americas outdoor segment) and (ii) $50.0 million at the non-guarantor subsidiaries (principally the International outdoor segment) (together the “Liquidity Amount”), in each case under the sole control of the relevant entity. In the event of a bankruptcy, liquidation, dissolution, reorganization, or similar proceeding of Clear Channel Communications, Inc., for the period thereafter that is the shorter of such proceeding and 60 days, the Liquidity Amount shall be reduced to $50.0 million, with a $25.0 million requirement at the issuer and guarantor entities and a $25.0 million requirement at the non-guarantor subsidiaries.

In addition, interest on the Notes accrues daily and is payable into an account established by a trustee for the benefit of the bondholders (the “Trustee Account”). Failure to make daily payment on any day does not constitute an event of default so long as (a) no payment or other transfer by the Company or any of its Subsidiaries shall have been made on such day under the cash management sweep with Clear Channel Communications, Inc. and (b) on each semiannual interest payment date the aggregate amount of funds in the Trustee Account is equal to at least the aggregate amount of accrued and unpaid interest on the Notes.

The indenture governing the Series A Notes contains covenants that limit the Company and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than Clear Channel Communications and its subsidiaries or issue certain preferred stock;

•	create liens on its restricted subsidiaries assets to secure such debt;

•	create restrictions on the payment of dividends or other amounts to the Company from its restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets; or

•	sell certain assets, including capital stock of its subsidiaries, to persons other than Clear Channel Communications and its subsidiaries.

The indenture governing the Series A Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B Notes contains covenants that limit the Company and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	redeem, repurchase or retire the Company’s subordinated debt;

•	make certain investments;

•	create liens on its or its restricted subsidiaries’ assets to secure debt;

•	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the Notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;

•	sell certain assets, including capital stock of its subsidiaries;

•	designate its subsidiaries as unrestricted subsidiaries;

•	pay dividends, redeem or repurchase capital stock or make other restricted payments; or

•

purchase or otherwise effectively cancel or retire any of the Series B Notes if after doing so the ratio of (a) the outstanding aggregate principal amount of the Series A Notes to (b) the outstanding aggregate principal amount of the Series B Notes shall be greater than 0.250. This stipulation ensures, among other things, that as long as the Series A Notes are outstanding, the Series B Notes are outstanding.

The Series B Notes indenture restricts the Company’s ability to incur additional indebtedness and pay dividends based on an incurrence test. In order to incur additional indebtedness the Company’s debt to adjusted EBITDA ratios (as defined by the indenture) must be lower than 6.5:1 and 3.25:1 for total debt and senior debt, respectively. Similarly, in order for the Company to pay dividends out of proceeds from indebtedness or proceeds from asset sales, the Company’s debt to adjusted EBITDA ratios (as defined by the indenture) must be lower than 6.0:1 and 3.0:1 for total debt and senior debt, respectively. If these ratios are not met, the Company has certain exceptions that allow the Company to incur additional indebtedness and pay dividends, such as a $500 million exception for the payment of dividends. Consolidated leverage, defined as total debt divided by the trailing 12-month EBITDA was 3.8:1 at December 31, 2009, and senior leverage, defined as senior debt divided by the trailing twelve month EBITDA was also 3.8:1 at December 31, 2009. The Company’s adjusted EBITDA of $684.0 million is calculated as the trailing twelve months operating income before depreciation, amortization, impairment charges, other operating income – net, all as shown in the consolidated statement of operations plus non-cash compensation, and is further adjusted for certain items, including: (i) an increase for expected cost savings (limited to $58.8 million in any twelve month period) of $53.0 million; (ii) an increase of $20.7 million for non-cash items; (iii) an increase of $53.2 million related to expenses incurred associated with our cost savings program; and (iv) an increase of $21.8 million for various other items.

Prior to the date of the closing of the CCWH offering, the Company made a demand for and received repayment of $500.0 million on the “Due from Clear Channel Communications” account.

Following such repayment, the Company contributed $500.0 million to the capital of Clear Channel Outdoor, Inc., which used the proceeds received by it to prepay $500.0 million of the “Debt with Clear Channel Communications” account. Subsequent to this repayment, the outstanding balance of the “Debt with Clear Channel Communications” account was $2.0 billion.

The proceeds of the Notes were used to (i) pay the fees and expenses of the offering, (ii) pay the initial purchasers an underwriting discount, (iii) fund $50.0 million required under the Notes’ indentures of the Liquidity Amount (the $50.0 million Liquidity Amount of the non-guarantor subsidiaries was satisfied) and (iv) make a voluntary prepayment of the remaining $2.0 billion outstanding balance (which is equal to the aggregate principal amount of the Series B Notes) under the note due to Clear Channel Communications and subsequently retire the “Debt with Clear Channel Communications”, with the balance of the proceeds available to the Company for general corporate purposes.

In connection with the offering, Clear Channel Communications and the Company modified the terms of the revolving promissory notes (recorded as Due from/to Clear Channel Communications account) to extend the maturity of each revolving promissory note to coincide with the maturity date of the Notes. In addition, the terms were modified to change the interest rate on each revolving promissory note to a fixed per annum rate equal to 9.25%.

Other Debt

Other debt consists primarily of loans with international banks. At December 31, 2009, approximately $78.9 million was outstanding as other debt.

Debt Covenants

The Clear Channel Communications’ $2.0 billion revolving credit facility contains a significant financial covenant which requires Clear Channel Communications to comply on a quarterly basis with a maximum consolidated senior secured net debt to adjusted EBITDA ratio (maximum of 9.5:1). The financial covenant becomes more restrictive over time beginning in the second quarter of 2013. In its Annual Report on Form 10-K filed with the SEC on March 16, 2010, CC Media Holdings stated that it was in compliance with this covenant as of December 31, 2009.

In addition, as noted above, the Series B Notes indenture restricts the Company’s ability to incur additional indebtedness and pay dividends based on an incurrence test. In order to incur additional indebtedness the Company’s debt to adjusted EBITDA ratios (as defined by the indenture) must be lower than 6.5:1 and 3.25:1 for total debt and senior debt, respectively. Similarly in order for the Company to pay dividends out of proceeds from indebtedness or proceeds from asset sales, the Company’s debt to adjusted EBITDA ratios (as defined by the indenture) must be lower than 6.0:1 and 3.0:1 for total debt and senior debt, respectively. We are in compliance with these covenants as of December 31, 2009.

Dispositions and Other

During 2009, we sold international assets for $11.3 million resulting in a gain of $4.4 million in “Other operating income (expense) – net.” In addition, we sold assets for $6.8 million in our Americas outdoor segment and recorded a gain of $4.9 million in “Other operating income (expense) – net.” We sold our taxi advertising business and recorded a loss of $20.9 million in our Americas outdoor segment included in “Other operating income (expense) –net.”

During the first quarter of 2008, we exchanged assets in one of our Americas markets for assets located in a different market and recognized a gain of $2.6 million in “Other operating income – net.” In addition, we sold our 50% interest in Clear Channel Independent and recognized a gain of $75.6 million in “Equity in earnings of nonconsolidated affiliates” based on the fair value of the equity securities received.

Uses of Capital

Acquisitions

During the year ended December 31, 2009, our Americas segment paid $5.0 million primarily for the acquisition of land and buildings.

Purchases of Additional Equity Interests

During 2009, the Company’s Americas segment purchased the remaining 15% interest in our consolidated subsidiary, Paneles Napsa S.A., for $13.0 million. Our International segment also acquired an additional 5% interest in our consolidated subsidiary, Clear Channel Jolly Pubblicita SPA, for $12.1 million.

Capital Expenditures

Our capital expenditures have consisted of the following:

	Year Ended December 31,
(In millions)	2009 Post-Merger	2008 Combined	2007 Pre-Merger
Non-revenue producing	$47.2	$85.4	$81.4
Revenue producing	128.8	272.9	194.3

Total capital expenditures	$176.0	$358.3	$275.7

We define non-revenue producing capital expenditures as those expenditures required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.

Part of our long-term strategy is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as alternatives to traditional methods of displaying our clients’ advertisements. We are currently installing these technologies in certain markets. We believe cash flow from operations will be sufficient to fund these expenditures because we expect enhanced margins through: (i) lower cost of production as the advertisements will be digital and controlled by a central computer network, (ii) decreased down time on displays because the advertisements will be digitally changed rather than manually posted paper or vinyl on the face of the display, and (iii) incremental revenue through more targeted and time specific advertisements.

Commitments, Contingencies and Guarantees

From time to time, we are involved in routine legal proceedings arising in the ordinary course of business and, as required, have accrued our estimate of the probable costs for the resolution of these claims. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes to our assumptions or the effectiveness of our strategies related to these proceedings.

Our short and long term cash requirements include minimum annual guarantees for our street furniture contracts and operating leases. Noncancelable contracts and operating lease requirements are included in our direct operating expenses, which historically have been satisfied by cash flows from operations. For 2010, we are committed to $407.9 million and $266.8 million for minimum annual guarantees and operating leases, respectively. Our long-term commitments for minimum annual guarantees, operating leases and capital expenditure requirements are included in “Contractual and Other Obligations,” below.

Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired company generally over a one to five year period. The aggregate of these contingent payments, if performance targets are met, would not significantly impact our financial position or results of operations.

Contractual and Other Obligations

Firm Commitments

In addition to the scheduled maturities on our debt, we have future cash obligations under various types of contracts. We lease office space, certain equipment and the majority of the land occupied by our advertising structures under long-term operating leases. Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance.

We have minimum franchise payments associated with noncancelable contracts that enable us to display advertising on such media as buses, taxis, trains, bus shelters and terminals. The majority of these contracts contain rent provisions calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment.

The scheduled maturities of borrowings under the sub-limit within Clear Channel Communications’ revolving credit facility, our $2.5 billion Notes, other debt outstanding, future minimum rental commitments under noncancelable lease agreements, minimum payments under other noncancelable contracts, capital expenditures commitments and other long-term obligations as of December 31, 2009, are as follows:

	Payments Due by Period
(In thousands)	Total	2010	2011-2012	2013-2014	Thereafter
Long-term Debt
Clear Channel Worldwide Holdings Senior Notes:
9.25% Series A Senior Notes Due 2017	$500,000	$—	$—	$—	$500,000
9.25% Series B Senior Notes Due 2017	2,000,000	—	—	—	2,000,000
Clear Channel Communications’ revolving credit facility	30,000	—	—	30,000	—
Other debt	78,878	47,073	31,769	36	—
Interest payments on long-term debt(1)	1,856,552	233,349	465,217	464,236	693,750
Noncancelable contracts	1,993,289	407,927	603,802	401,683	579,877
Noncancelable operating leases	1,967,695	266,826	413,589	333,763	953,517
Capital expenditure commitments	136,262	67,372	45,638	19,837	3,415
Employment contracts	9,717	5,614	4,026	77	—
Other long-term obligations(2)	101,677	36	2,250	1,104	98,287

Total (3)	$8,674,070	$1,028,197	$1,566,291	$1,250,736	$4,828,846

(1)	Interest payments on long-term debt consist primarily of interest on the 9.25% Clear Channel Worldwide Holdings Senior Notes.

(2)	Other long-term obligations consist of $51.3 million related to asset retirement obligations recorded pursuant to ASC 410-20, which assumes the underlying assets will be removed at some period over the next 50 years. Also included in the table is $43.5 million related to retirement plans and $6.9 million related to other long-term obligations with a specific maturity.

(3)	Excluded from the table is $154.6 million related to various obligations with no specific contractual commitment or maturity, $54.9 million of which relates to unrecognized tax benefits and accrued interest and penalties recorded pursuant to ASC 740-10.

SEASONALITY

Typically, both our Americas and International segments experience their lowest financial performance in the first quarter of the calendar year, with International typically experiencing a loss from operations in this period. Our Americas segment typically experiences consistent performance in the remainder of our calendar year. Our International segment typically experiences its strongest performance in the second and fourth quarters of our calendar year. We expect this trend to continue in the future.

MARKET RISK MANAGEMENT

We are exposed to market risks arising from changes in market rates and prices, including movements in interest rates, equity security prices and foreign currency exchange rates.

Equity Price Risk

The carrying value of our available-for-sale equity securities is affected by changes in their quoted market prices. It is estimated that a 20% change in the market prices of these securities would change their carrying value at December 31, 2009 by $3.2 million and would change comprehensive income by $2.0 million.

Foreign Currency Exchange Rate Risk

We have operations in countries throughout the world. The financial results of our foreign operations are measured in their local currencies, except in the hyperinflationary countries in which we operate. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we operate. We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar. Our foreign operations reported a net loss of $292.2 million for the year ended December 31, 2009. We estimate a 10% change in the value of the U.S. dollar relative to foreign currencies would have changed our net loss for the year ended December 31, 2009, by approximately $29.2 million.

Our earnings are also affected by fluctuations in the value of the U.S. dollar as compared to foreign currencies as a result of our equity method investments in various countries. It is estimated that the result of a 10% fluctuation in the value of the dollar relative to these foreign currencies at December 31, 2009 would change our equity in earnings of nonconsolidated affiliates by $3.1 million and would change our net income by approximately $1.9 million for the year ended December 31, 2009.

This analysis does not consider the implication such currency fluctuations could have on the overall economic activity that could exist in such an environment in the United States or the foreign countries or on the results of operations of these foreign entities.

INFLATION

Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our display faces.

RECENT ACCOUNTING PRONOUNCEMENTS

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-02, Accounting and Reporting for Decreases in Ownership of a Subsidiary—a Scope Clarification. The update is to ASC Topic 810, Consolidation. The ASU clarifies that the decrease-in-ownership provisions of ASC 810-10 and related guidance apply to (1) a subsidiary or group of assets that is a business or nonprofit activity, (2) a subsidiary or group of assets that is a business or nonprofit activity that is transferred to an equity method investee or joint venture, and (3) an exchange of a group of assets that constitutes a business or nonprofit activity for a noncontrolling interest in an entity (including an equity method investee or joint venture). In addition, the ASU expands the information an entity is required to disclose upon deconsolidation of a subsidiary. This standard is effective for fiscal years ending on or after December 15, 2009 with retrospective application required for the first period in which the entity adopted Statement of Financial Accounting Standards No. 160. We adopted the amendment upon issuance with no material impact to our financial position or results of operations.

In December 2009, the FASB issued ASU No. 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. The update is to ASC Topic 810, Consolidation. This standard amends ASC 810-10-25 by requiring consolidation of certain special purpose entities that were previously exempted from consolidation. The revised criteria will define a controlling financial interest for requiring consolidation as: the power to direct the activities that most significantly affect the entity’s performance, and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. This standard is effective for fiscal years beginning after November 15, 2009. We adopted the amendment on January 1, 2010 with no material impact to our financial position or results of operations.

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value. The update is to ASC Subtopic 820-10, Fair Value Measurements and Disclosures-Overall, for the fair value measurement of liabilities. The purpose of this update is to reduce ambiguity in financial reporting when measuring the fair value of liabilities. The guidance provided in this update is effective for the first reporting period beginning after the date of issuance. We adopted the amendment on October 1, 2009 with no material impact to our financial position or results of operations.

Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles, codified in ASC 105-10, was issued in June 2009. ASC 105-10 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the United States. ASC 105-10 establishes the ASC as the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Following this statement, the FASB will issue new standards in the form of ASUs. ASC 105-10 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We adopted the provisions of ASC 105-10 on July 1, 2009.

Statement of Financial Accounting Standards No. 167, Amendments to FASB Interpretation No. 46(R) (“Statement No. 167”), which is not yet codified, was issued in June 2009. Statement No. 167 shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. Statement No. 167 amends Financial Accounting Standards Board Interpretation No. 46(R), Consolidation of Variable Interest Entities, codified in ASC 810-10-25, to replace the quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. An approach that is expected to be primarily qualitative will be more effective for identifying which enterprise has a controlling financial interest in a variable interest entity. Statement No. 167 requires an additional reconsideration event when determining whether an entity is a variable interest entity when any changes in facts and circumstances occur such that the holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity’s economic performance. It also requires ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity. These requirements will provide more relevant and timely information to users of financial statements. Statement No. 167 amends ASC 810-10-25 to require additional disclosures about an enterprise’s involvement in variable interest entities, which will enhance the information provided to users of financial statements. We adopted Statement No. 167 on January 1, 2010 with no material impact to our financial position or results of operations.

Statement of Financial Accounting Standards No. 165, Subsequent Events, codified in ASC 855-10, was issued in May 2009. The provisions of ASC 855-10 are effective for interim and annual periods ending after June 15, 2009 and are intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date—that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. In accordance with the provisions of ASC 855-10, we currently evaluate subsequent events through the date the financial statements are issued.

FASB Staff Position Emerging Issues Task Force 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, codified in ASC 260-10-45, was issued in June 2008. ASC 260-10-45 clarifies that unvested share-based payment awards with a right to receive nonforfeitable dividends are participating securities. Guidance is also provided on how to allocate earnings to participating securities and compute basic earnings per share using the two-class method. All prior-period earnings per share data presented shall be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data) to conform with the provisions of ASC 260-10-45. We retrospectively adopted the provisions of ASC 260-10-45 on January 1, 2009. The adoption did not have an effect on previously reporting basic earnings per share.

Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, codified in ASC 810-10-45, was issued in December 2007. ASC 810-10-45 clarifies the classification of noncontrolling interests in consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under ASC 810-10-45 noncontrolling interests are considered equity and should be reported as an element of consolidated equity, net income will encompass the total income of all consolidated subsidiaries and there will be separate disclosure on the face of the income statement of the attribution of that income between the controlling and noncontrolling interests, and increases and decreases in the noncontrolling ownership interest amount will be accounted for as equity transactions. ASC 810-10-45 is effective for the first annual reporting period beginning on or after December 15, 2008, and earlier application is prohibited. ASC 810-10-45 is required to be adopted prospectively, except for reclassifying noncontrolling interests to equity, separate from the parent’s shareholders’ equity, in the consolidated statement of financial position and recasting consolidated net income (loss) to include net income (loss) attributable to both the controlling and noncontrolling interests, both of which are required to be adopted retrospectively. We adopted Statement 160 on January 1, 2009 which resulted in a reclassification of approximately $211.8 million of noncontrolling interests to shareholders’ equity. Adoption of this standard requires retrospective application in the financial statements of earlier periods on January 1, 2009.

FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157, codified in ASC 820-10, was issued in February 2008. ASC 820-10 delays the effective date of FASB Statement No. 157, Fair Value Measurements, for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008. We adopted the provisions of ASC 820-10 on January 1, 2009 with no material impact to our financial position or results of operations.

FASB Staff Position No. FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, codified in ASC 820-10-35), was issued in April 2009. ASC 820-10-35 provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. ASC 820-10-35 also includes guidance on identifying circumstances that indicate a transaction is not orderly. This guidance is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. Early adoption is permitted for periods ending after March 15, 2009. Earlier adoption for periods ending before March 15, 2009 is not permitted. We adopted the provisions of ASC 820-10-35 on April 1, 2009 with no material impact to our financial position or results of operations.

FASB Staff Position No. FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments, codified in ASC 320-10, was issued in April 2009. It amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. ASC 320-10 does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. This guidance is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. Earlier adoption for periods ending before March 15, 2009 is not permitted. We adopted the provisions of ASC 320-10 on April 1, 2009 with no material impact to our financial position or results of operations.

FASB Staff Position No. FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments, codified in ASC 825-10, was issued in April 2009. ASC 825-10 amends prior authoritative guidance to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. The provisions of ASC 825-10 are effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. We adopted the disclosure requirements of ASC 825-10 on April 1, 2009.

CRITICAL ACCOUNTING ESTIMATES

The preparation of our financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates based on historical experience and on various other assumptions believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material. Our significant accounting policies are discussed in Note A to our consolidated financial statements included elsewhere in this Annual Report on Form 10-K. Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.

Allowance for Doubtful Accounts

We evaluate the collectability of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected. For all other customers, we recognize reserves for bad debt based on historical experience of bad debts as a percentage of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.

If our agings were to improve or deteriorate resulting in a 10% change in our allowance, we estimated our bad debt expense for the year ended December 31, 2009, would have changed by approximately $5.1 million and our net loss for the same period would have changed by approximately $3.2 million.

Long-lived Assets

Long-lived assets, such as property, plant and equipment and definite-lived intangibles are reviewed for impairment when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

We use various assumptions in determining the current fair market value of these assets, including future expected cash flows, industry growth rates and discount rates, as well as future salvage values. Our impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

Using the impairment review described, we recorded aggregate impairment charges on the statement of operations of approximately $76.2 million for the year ended December 31, 2009. If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations. For additional information, please refer to the Impairment Charges section included in the beginning of this MD&A.

Indefinite-lived Assets

Indefinite-lived assets such as our billboard permits are reviewed annually for possible impairment using the direct valuation method as prescribed in ASC 805-20-S99. Under the direct valuation method, the fair value of the indefinite-lived assets was calculated at the market level as prescribed by ASC 350-30-35. Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.

Our key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average permit within a market.

In accordance with ASC 350-30 we performed an interim impairment test as of December 31, 2008 and again as of June 30, 2009. The estimated fair value of permits was below their carrying values at the date of each interim impairment test. As a result, we recognized non-cash impairment charges of $722.6 million and $345.4 million at December 31, 2008 and June 30, 2009, respectively, related to our indefinite-lived permits. For additional information, please refer to the Impairment Charges section included in the beginning of this MD&A.

If our future results are not consistent with our estimates, we could be exposed to future impairment losses that could be material to our results of operations.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. We test goodwill at interim dates if events or changes in circumstances indicate that goodwill might be impaired. The fair value of our reporting units is used to apply value to the net assets of each reporting unit. To the extent the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.

The discounted cash flow approach we use for valuing goodwill involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values are also estimated and discounted to their present value. In accordance with ASC 350-20, we performed an interim impairment test on goodwill as of December 31, 2008 and again as of June 30, 2009.

The estimated fair value of our reporting units was below their carrying values at the date of each interim impairment test, which required us to compare the implied fair value of each reporting unit’s goodwill with its carrying value. As a result, we recognized non-cash impairment charges of $2.5 billion and $419.5 million at December 31, 2008 and June 30, 2009, respectively, to reduce our goodwill. For additional information, please refer to the Impairment Charges section included in the beginning of this MD&A.

If our future results are not consistent with our estimates, we could be exposed to future impairment losses that could be material to our results of operations.

Asset Retirement Obligations

ASC 410-20 requires us to estimate our obligation upon the termination or nonrenewal of a lease, to dismantle and remove our billboard structures from the leased land and to reclaim the site to its original condition. We record the present value of obligations associated with the retirement of tangible long-lived assets in the period in which they are incurred. When the liability is recorded, the cost is capitalized as part of the related long-lived asset’s carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset.

Due to the high rate of lease renewals over a long period of time, our calculation assumes all related assets will be removed at some period over the next 50 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk-adjusted credit rate for the same period. If our assumption of the risk-adjusted credit rate used to discount current year additions to the asset retirement obligation decreased approximately 1%, our liability as of December 31, 2009 would increase approximately $0.2 million. Similarly, if our assumption of the risk-adjusted credit rate increased approximately 1%, our liability would decrease approximately $0.1 million.

Stock Based Compensation

Under the fair value recognition provisions of ASC 718-10, stock based compensation cost is measured at the grant date based on the value of the award and is recognized as expense on a straight-line basis over the vesting period. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, our results of operations could be materially impacted.

Tax Accruals

The Internal Revenue Service, or IRS, and other taxing authorities routinely examine our tax returns we file as part of the consolidated income tax returns filed by Clear Channel Communications for the pre-merger periods and CC Media Holdings for the post-merger periods. From time to time, the IRS challenges certain of our tax positions. We believe our tax positions comply with applicable tax law and we would vigorously defend these positions if challenged. The final disposition of any positions challenged by the IRS could require us to make additional tax payments. We believe that we have adequately accrued for any foreseeable payments resulting from tax examinations and consequently do not anticipate any material impact upon their ultimate resolution.

Our estimates of income taxes and the significant items giving rise to the deferred assets and liabilities are shown in the notes to the financial statements and reflect our assessment of actual future taxes to be paid, giving consideration to both timing and probability of these estimates. Actual income taxes could vary from these estimates due to future changes in income tax law or results from the final review of our tax returns by Federal, state or foreign tax authorities.

We have considered these potential changes in accordance with ASC 740-10, which requires us to record reserves for estimates of probable settlements of Federal and state audits.

Litigation Accruals

We are currently involved in certain legal proceedings and, as required, have accrued our estimate of the probable costs for the resolution of these claims. Management’s estimates used have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings.

ITEM 7A.	Quantitative and Qualitative Disclosures About Market Risk

Information concerning quantitative and qualitative disclosure about market risk is included under the caption “Market Risk Management” in Item 7 of this Form 10-K.

ITEM 8.	Financial Statements and Supplementary Data

MANAGEMENT’S REPORT ON FINANCIAL STATEMENTS

The consolidated financial statements and notes related thereto were prepared by and are the responsibility of management. The financial statements and related notes were prepared in conformity with U.S. generally accepted accounting principles and include amounts based upon management’s best estimates and judgments.

It is management’s objective to ensure the integrity and objectivity of its financial data through systems of internal controls designed to provide reasonable assurance that all transactions are properly recorded in our books and records, that assets are safeguarded from unauthorized use and that financial records are reliable to serve as a basis for preparation of financial statements.

The financial statements have been audited by our independent registered public accounting firm, Ernst & Young LLP, to the extent required by auditing standards of the Public Company Accounting Oversight Board (United States) and, accordingly, they have expressed their professional opinion on the financial statements in their report included herein.

The Board of Directors meets with the independent registered public accounting firm and management periodically to satisfy itself that they are properly discharging their responsibilities. The independent registered public accounting firm has unrestricted access to the Board, without management present, to discuss the results of their audit and the quality of financial reporting and internal accounting controls.

/s/ Mark P. Mays
President and Chief Executive Officer

/s/ Thomas W. Casey
Chief Financial Officer

/s/ Herbert W. Hill, Jr.
Senior Vice President/Chief Accounting Officer

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Clear Channel Outdoor Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Clear Channel Outdoor Holdings, Inc. (Holdings) as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2009, the period from July 31, 2008 through December 31, 2008, the period from January 1, 2008 through July 30, 2008, and for the year ended December 31, 2007. Our audits also included the financial statement schedule listed in the index as Item 15(a)2. These financial statements and schedule are the responsibility of Holdings’ management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Holdings at December 31, 2009 and 2008, the consolidated results of its operations and cash flows for the year ended December 31, 2009, the period from July 31, 2008 through December 31, 2008, the period from January 1, 2008 through July 30, 2008, and the year ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Holdings’ internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 16, 2010 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Antonio, Texas

March 16, 2010

CONSOLIDATED BALANCE SHEETS

ASSETS

	As of December 31,
(In thousands)	2009	2008
CURRENT ASSETS
Cash and cash equivalents	$609,436	$94,812
Accounts receivable, less allowance of $51,070 in 2009 and $48,600 in 2008	730,306	806,553
Due from Clear Channel Communications	—	431,641
Prepaid expenses	67,355	69,817
Other current assets	167,806	144,700
Income taxes receivable	65,642	7,129

Total Current Assets	1,640,545	1,554,652
PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements	207,939	201,210
Structures	2,514,602	2,355,776
Furniture and other equipment	71,567	60,476
Construction in progress	51,598	85,791

	2,845,706	2,703,253
Less accumulated depreciation	405,068	116,533

	2,440,638	2,586,720
INTANGIBLE ASSETS
Definite-lived intangibles, net	799,144	1,000,485
Indefinite-lived intangibles – permits	1,132,218	1,529,068
Goodwill	861,592	1,180,141
OTHER ASSETS
Due from Clear Channel Communications	123,308	—
Notes receivable	596	3,140
Investments in, and advances to, nonconsolidated affiliates	23,354	51,812
Other assets	154,029	122,231
Other investments	16,998	22,512

Total Assets	$7,192,422	$8,050,761

See Notes to Consolidated Financial Statements

LIABILITIES AND SHAREHOLDERS’ EQUITY

	As of December 31,
(In thousands, except share data)	2009	2008
CURRENT LIABILITIES
Accounts payable	$109,322	$118,290
Accrued expenses	504,196	494,250
Accrued interest	924	292
Deferred income	109,578	109,511
Current portion of long-term debt	47,073	69,522

Total Current Liabilities	771,093	791,865
Long-term debt	2,561,805	32,332
Debt with Clear Channel Communications	—	2,500,000
Other long-term liabilities	256,236	178,875
Deferred tax liability	841,911	1,003,866
Commitments and contingent liabilities (Note G)
SHAREHOLDERS’ EQUITY
Noncontrolling interest	193,730	211,813
Preferred stock, $.01 par value, 150,000,000 shares authorized, no shares issued and outstanding	—	—
Class A common stock, $.01 par value, 750,000,000 shares authorized, 40,841,551 and 40,705,638 shares issued in 2009 and 2008, respectively	407	407
Class B common stock, $.01 par value, 600,000,000 shares authorized, 315,000,000 shares issued and outstanding	3,150	3,150
Additional paid-in capital	6,669,247	6,676,714
Retained deficit	(3,886,826)	(3,018,637)
Accumulated other comprehensive loss	(218,177)	(329,580)
Cost of shares (43,459 in 2009 and 24,478 in 2008) held in treasury	(154)	(44)

Total Shareholders’ Equity	2,761,377	3,543,823

Total Liabilities and Shareholders’ Equity	$7,192,422	$8,050,761

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2009	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008	Year Ended December 31, 2007
(In thousands, except per share data)	Post-Merger	Post-Merger	Pre-Merger	Pre-Merger
Revenue	$2,698,024	$1,327,224	$1,962,063	$3,281,836
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,625,083	762,704	1,119,432	1,734,845
Selling, general and administrative expenses (excludes depreciation and amortization)	484,404	261,524	344,846	537,994
Depreciation and amortization	439,647	224,713	247,637	399,483
Corporate expenses (excludes depreciation and amortization)	65,247	31,681	39,364	66,080
Impairment charges	890,737	3,217,649	—	—
Other operating income (expense)— net	(8,231)	4,870	10,978	11,824

Operating income (loss)	(815,325)	(3,166,177)	221,762	555,258
Interest expense on debt with Clear Channel Communications	142,911	70,940	87,464	155,036
Interest expense	12,008	2,785	3,913	6,518
Interest income on Due from Clear Channel Communications	724	862	2,590	3,673
Loss on marketable securities	11,315	59,842	—	—
Equity in earnings (loss) of nonconsolidated affiliates	(31,442)	(2,109)	70,842	4,402
Other income (expense)— net	(9,368)	12,114	13,365	10,113

Income (loss) before income taxes	(1,021,645)	(3,288,877)	217,182	411,892
Income tax (expense) benefit:
Current	16,769	3,045	(30,171)	(111,726)
Deferred	132,341	268,850	(21,405)	(34,915)

Income tax (expense) benefit	149,110	271,895	(51,576)	(146,641)

Consolidated net income (loss)	(872,535)	(3,016,982)	165,606	265,251
Amount attributable to noncontrolling interest	(4,346)	1,655	(1,948)	19,261

Net income (loss) attributable to the Company	(868,189)	(3,018,637)	167,554	245,990
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	118,632	(341,113)	84,603	133,754
Foreign currency reclassification adjustment for sale of foreign subsidiary	(523)	—	2,588	—
Unrealized loss on marketable securities	(9,971)	(59,825)	(27,496)	—
Reclassification adjustment for realized loss on marketable securities included in net income (loss)	11,315	59,842	—	—

Comprehensive income (loss)	$(748,736)	$(3,359,733)	$227,249	$379,744
Amount attributable to noncontrolling interest	8,050	(11,516)	14,019	16,752

Comprehensive income (loss) attributable to the Company	$(756,786)	$(3,348,217)	$213,230	$362,992

Net income (loss) per common share:
Basic	$(2.46)	$(8.50)	$.47	$.69

Weighted average common shares outstanding— Basic	355,377	355,308	355,178	354,838
Diluted	$(2.46)	$(8.50)	$.47	$.69

Weighted average common shares outstanding— Diluted	355,377	355,308	355,741	355,806

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(In thousands, except share data)	Class A Common Shares Issued	Class B Common Shares Issued	Noncontrolling Interest	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Pre-Merger
Balances at December 31, 2006	39,565,191	315,000,000	$181,901	$3,546	$1,279,079	$173,277	$130,476	$—	$1,768,279
Cumulative effect of FIN 48 adoption						8,124			8,124
Common stock issued for a business acquisition	191,287			2	5,084				5,086
Net income			19,261			245,990			265,251
Exercise of stock options and other	738,395			7	10,826			(53)	10,780
Acquisitions (minority buy-back)			(101)						(101)
Payments (to)/from noncontrolling interests			(2,442)						(2,442)
Share-based payments					9,370				9,370
Other			493						493
Comprehensive income:
Currency translation adjustment and other			16,752				117,002		133,754

Balances at December 31, 2007	40,494,873	315,000,000	215,864	3,555	1,304,359	427,391	247,478	(53)	2,198,594
Net income (loss)			(1,948)			167,554			165,606
Exercise of stock options and other	218,164			2	4,259			(265)	3,996
Acquisitions (minority buy-back)			(5,292)						(5,292)
Payments (to)/from noncontrolling interests			(616)						(616)
Share-based payments					6,506				6,506
Other			(260)						(260)
Comprehensive income:
Currency translation adjustment and other			14,019				70,584		84,603
Foreign currency reclassification adjustment							2,588		2,588
Unrealized loss on marketable securities							(27,496)		(27,496)

Balances at July 30, 2008	40,713,037	315,000,000	221,767	3,557	1,315,124	594,945	293,154	(318)	2,428,229
Post-Merger
Push-down accounting effects of Clear Channel Communications’ merger					5,357,409	(594,945)	(293,154)	318	4,469,628
Net loss			1,655			(3,018,637)			(3,016,982)
Exercise of stock options and other	(7,399)							(44)	(44)
Acquisitions (minority buy-back)			(1,773)						(1,773)
Payments (to)/from noncontrolling interests			1,262						1,262
Share-based payments					4,181				4,181
Other			418						418
Comprehensive income:
Currency translation adjustment and other			(11,516)				(329,597)		(341,113)
Reclassification adjustments							59,842		59,842
Unrealized loss on marketable securities							(59,825)		(59,825)

Balances at December 31, 2008	40,705,638	315,000,000	211,813	3,557	6,676,714	(3,018,637)	(329,580)	(44)	3,543,823
Net loss			(4,346)			(868,189)			(872,535)
Exercise of stock options and other	135,913							(110)	(110)
Acquisitions			(3,380)		(9,720)				(13,100)
Share-based payments					12,104				12,104
Other			(18,407)		(9,851)				(28,258)
Comprehensive income:
Currency translation adjustment and other			8,050				110,582		118,632
Reclassification adjustments							10,792		10,792
Unrealized loss on marketable securities							(9,971)		(9,971)

Balances at December 31, 2009	40,841,551	315,000,000	$193,730	$3,557	$6,669,247	$(3,886,826)	$(218,177)	$(154)	$2,761,377

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2009	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008	Year Ended December 31, 2007
(In thousands)	Post-Merger	Post-Merger	Pre-Merger	Pre-Merger
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Consolidated net income (loss)	$(872,535)	$(3,016,982)	$165,606	$265,251
Reconciling Items:
Impairment charges	890,737	3,217,649	—	—
Depreciation	338,456	161,009	216,994	346,298
Amortization	101,191	63,704	30,643	53,185
Deferred tax expense (benefit)	(132,341)	(268,850)	21,405	34,915
Share-based compensation	12,104	4,181	6,506	9,370
Provision for doubtful accounts	17,580	24,268	8,588	10,525
(Gain) loss on sale of operating and fixed assets	8,231	(4,870)	(10,978)	(11,824)
Loss on marketable securities	11,315	59,842	—	—
Equity in (earnings) loss of nonconsolidated affiliates	31,442	2,109	(70,842)	(4,402)
Other, net	5,657	—	—	2,314
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease (increase) in accounts receivable	68,002	87,251	7,108	(137,341)
Decrease (increase) in prepaid expenses	(881)	25,644	(8,549)	5,737
Decrease (increase) in other current assets	1,957	52,125	(10,570)	1,247
Increase (decrease) in accounts payable, accrued expenses and other liabilities	11,757	(78,613)	(26,106)	93,383
Increase (decrease) in accrued interest	621	(1,012)	207	(2,535)
Increase (decrease) in deferred income	(1,987)	(48,435)	33,218	25,840
Increase (decrease) in accrued income taxes	(50,042)	(6,718)	(31,908)	2,467

Net cash provided by operating activities	441,264	272,302	331,322	694,430

See Notes to Consolidated Financial Statements

	Year Ended December 31, 2009	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008	Year Ended December 31, 2007
	Post-Merger	Post-Merger	Pre-Merger	Pre-Merger
CASH FLOWS USED IN INVESTING ACTIVITIES:
Decrease (increase) in notes receivable, net	371	169	239	(234)
Decrease (increase) in investments in, and advances to nonconsolidated affiliates – net	(3,811)	(5,712)	7,646	962
Purchase of other investments	(2,998)	(26)	—	(659)
Purchases of property, plant and equipment	(175,953)	(159,213)	(199,122)	(275,690)
Proceeds from disposal of assets	18,144	2,917	38,630	17,321
Acquisition of operating assets, net of cash acquired	(4,933)	(11,677)	(84,821)	(69,059)
Decrease (increase) in other – net	6,316	(19,170)	4,296	(29,009)

Net cash used in investing activities	(162,864)	(192,712)	(233,132)	(356,368)
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Draws on credit facilities	7,125	30,000	72,150	106,772
Payments on credit facilities	(3,364)	(660)	(157,774)	(76,614)
Proceeds from long-term debt	2,500,000	25,020	5,476	22,483
Payments on long-term debt	(2,505,913)	(37,145)	(4,662)	(66,290)
Net transfers (to) from Clear Channel Communications	319,401	(85,611)	(83,585)	(302,882)
Deferred financing charges	(60,330)	—	—	—
Purchases of noncontrolling interests	(25,263)	—	—	—
Proceeds from exercise of stock options	—	—	4,261	10,780
Other, net	—	(46)	(264)	—

Net cash provided by (used in) financing activities	231,656	(68,442)	(164,398)	(305,751)
Effect of exchange rate changes on cash	4,568	10,539	4,436	(2,809)
Net increase (decrease) in cash and cash equivalents	514,624	21,687	(61,772)	29,502
Cash and cash equivalents at beginning of year	94,812	73,125	134,897	105,395

Cash and cash equivalents at end of year	$609,436	$94,812	$73,125	$134,897

SUPPLEMENTAL DISCLOSURE:
Cash paid during the year for interest	$154,027	$75,616	$92,326	$165,730
Cash paid during the year for income taxes	$26,543	$19,651	$31,046	$43,003

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Clear Channel Outdoor Holdings, Inc. (the “Company”) is an outdoor advertising company which owns or operates advertising display faces domestically and internationally. On November 11, 2005, the Company became a publicly traded company through an initial public offering (“IPO”), in which 10%, or 35.0 million shares, of the Company’s Class A common stock was sold. Prior to the IPO, the Company was an indirect wholly-owned subsidiary of Clear Channel Communications, Inc. (“Clear Channel Communications”), a diversified media company with operations in radio broadcasting and outdoor advertising. Clear Channel Communications indirectly holds all of the 315.0 million Class B shares of common stock outstanding, representing approximately 89% of the shares outstanding and approximately 99% of the voting power. The holders of Class A common stock and Class B common stock have identical rights, except holders of Class A common stock are entitled to 1 vote per share while holders of Class B common stock are entitled to 20 votes per share. The Class B shares of common stock are convertible, at the option of the holder at any time or upon any transfer, into shares of Class A common stock on a one-for-one basis, subject to certain limited exceptions.

The Company has evaluated subsequent events through the date that these financial statements were issued.

Clear Channel Communications’ Merger

On July 30, 2008, Clear Channel Communications completed its merger with a subsidiary of CC Media Holdings, Inc. (“CC Media Holdings”), a company formed by a group of private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”). Clear Channel Communications is now owned indirectly by CC Media Holdings. The purchase price was approximately $23.0 billion, including $94.0 million in capitalized transaction costs. The merger was accounted for as a purchase business combination in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations (“Statement 141”), and Emerging Issues Task Force (“EITF”) Issue 88-16, Basis in Leveraged Buyout Transactions (“EITF 88-16”). ASC 805-50-S99-1 requires the application of push down accounting in situations where the ownership of an entity has changed. As a result, the post-merger financial statements of the Company reflect the new basis of accounting.

The purchase price allocation was complete as of July 30, 2009 in accordance with ASC 805-10-25, which requires that the allocation period not exceed one year from the date of acquisition.

Liquidity

The Company’s primary source of liquidity is cash on hand, as well as cash flow from operations, which has been adversely affected by the global economic downturn. The risks associated with the Company’s businesses become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in advertising. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns. The global economic downturn has resulted in a decline in advertising and marketing services among the Company’s customers, resulting in a decline in its advertising revenues across its businesses. This reduction in advertising revenues has had an adverse effect on the Company’s revenue, profit margins, cash flow and liquidity. The continuation of the global economic downturn may continue to adversely impact the Company’s revenue, profit margins, cash flow and liquidity.

During the fourth quarter 2008, the Company commenced a restructuring program targeting a reduction of fixed costs. The Company recognized approximately $53.2 million and $35.5 million for the years ended December 31, 2009 and 2008, respectively, of expenses related to its restructuring program.

In December 2009, the Company made a demand for and received repayment of $500.0 million on the “Due from Clear Channel Communications” account. Following such repayment, the Company contributed $500.0 million to the capital of its direct, wholly-owned subsidiary, Clear Channel Outdoor, Inc., which used the proceeds received by it to prepay $500.0 million of the “Debt with Clear Channel Communications” account, resulting in an outstanding balance of the “Debt with Clear Channel Communications” account of $2.0 billion.

Subsequent to this repayment, the Company’s indirect, wholly-owned subsidiary Clear Channel Worldwide Holdings, Inc. (“CCWH”), issued $500.0 million aggregate principal amount of Series A Senior Notes due 2017 and $2.0 billion aggregate principal amount of Series B Senior Notes due 2017 (collectively, the “Notes”). The proceeds of the Notes were used to (i) pay the fees and expenses of the offering, (ii) pay the initial purchasers an underwriting discount, (iii) fund $50.0 million required under the Notes’ indentures of a liquidity amount (the $50.0 million liquidity amount of the non-guarantor subsidiaries was satisfied) and (iv) make a voluntary prepayment of the remaining $2.0 billion outstanding balance (which is equal to the aggregate principal amount of the Series B Notes) under the note due to Clear Channel Communications and subsequently retire the “Debt with Clear Channel Communications”, with the balance of the proceeds available to the Company for general corporate purposes.

Based on the Company’s current and anticipated levels of operations and conditions in its markets, it believes that cash on hand, cash flows from operations and borrowing under the revolving promissory note with Clear Channel Communications will enable it to meet its working capital, capital expenditure, debt service and other funding requirements for at least the next 12 months. In addition, the Company expects to be in compliance with the covenants governing its indebtedness in 2010. Furthermore, in its Annual Report on Form 10-K filed with the SEC on March 16, 2010, CC Media Holdings stated that it expects to be in compliance with its covenants governing its indebtedness in 2010. However, the Company’s and CC Media Holdings’ anticipated results are subject to significant uncertainty and there can be no assurance that actual results will be in compliance with the covenants. See further discussion in Note F regarding debt covenants.

CC Media Holdings and Clear Channel Communications’ current corporate ratings are “CCC+” and “Caa2” by Standard & Poor’s Ratings Services and Moody’s Investors Service, respectively, which are speculative grade ratings. These ratings have been downgraded and then upgraded at various times during the two years ended December 31, 2009. The adjustments had no impact on the Company’s borrowing costs under the credit agreements.

Format of Presentation

The accompanying consolidated financial statements are presented for two periods: post-merger and pre-merger. The merger resulted in a new basis of accounting beginning on July 31, 2008 and the financial reporting periods are presented as follows:

•

The year ended December 31, 2009 and the period from July 31 through December 31, 2008 includes the post-merger period of the Company, reflecting the preliminary purchase accounting adjustments related to the merger that were pushed down to the Company.

•

The period from January 1 through July 30, 2008 and the year ended December 31, 2007 includes the pre-merger period of the Company. The consolidated financial statements for all pre-merger periods were prepared using the historical basis of accounting for the Company. As a result of the merger and the associated preliminary purchase accounting, the consolidated financial statements of the post-merger periods are not comparable to periods preceding the merger.

Summary of Purchase Accounting Adjustments

Following is a summary of the fair value adjustments pushed down to the Company:

(In millions)	Preliminary Allocation	2008 Adjustments	2009 Adjustments	Final Allocation
Other current assets	$—	$—	$1	$1
Property, plant and equipment	615	(4)	(1)	610
Definite-lived intangibles, net	377	300	(63)	614
Indefinite-lived intangibles – permits	2,938	(942)	(47)	1,949
Goodwill	2,207	362	126	2,695
Investments in, and advances to, nonconsolidated affiliates	—	4	—	4
Other assets	35	(11)	—	24
Current liabilities	—	—	9	9
Deferred tax liability	(1,683)	258	20	(1,405)
Other long-term liabilities	15	(1)	(45)	(31)

Total	$4,504	$(34)	$—	$4,470

Agreements with Clear Channel Communications

There are several agreements which govern the Company’s relationship with Clear Channel Communications including the Master Agreement, Corporate Services Agreement, Employee Matters Agreement and Tax Matters Agreement. Clear Channel Communications has the right to terminate these agreements in various circumstances. As of the date of the filing of this report, no notice of termination of any of these agreements has been received from Clear Channel Communications.

Clear Channel Communications’ Revolving Credit Facility

In conjunction with the merger, Clear Channel Communications’ $1.75 billion revolving credit facility, including the $150.0 million sub-limit, was terminated. The facility was replaced with a $2.0 billion revolving credit facility with a maturity in July 2014, which includes a $150.0 million sub-limit that certain of the Company’s International subsidiaries may borrow against to the extent Clear Channel Communications has not already borrowed against this capacity and is in compliance with its covenants under the credit facility. On February 6, 2009, Clear Channel Communications borrowed the remaining availability under its $2.0 billion revolving credit facility, including the remaining availability under the $150.0 million sub-limit. The obligations of these International subsidiaries that are borrowers under the revolving credit facility are guaranteed by certain of the Company’s material wholly-owned subsidiaries, and secured by substantially all assets of such borrowers and guarantors, subject to permitted liens and other exceptions.

Nature of Business

The Company operates in the outdoor advertising industry by selling advertising on billboards, street furniture displays, transit displays and other advertising displays. The Company has two reportable business segments: Americas and International. The Americas segment primarily includes operations in the United States, Canada and Latin America; the International segment includes operations in the U.K., France, Asia and Australia.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts have been eliminated in consolidation. Investments in nonconsolidated affiliates are accounted for using the equity method of accounting.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

Allowance for Doubtful Accounts

The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions. The Company believes the credit risk with respect to trade receivables is limited due to the large number and the geographic diversification of its customers.

Land Leases and Other Structure Licenses

Most of the Company’s advertising structures are located on leased land. Americas land rents are typically paid in advance for periods ranging from 1 to 12 months. International land rents are paid both in advance and in arrears, for periods ranging from 1 to 12 months. Most International street furniture display faces are operated through contracts with the municipalities for up to 20 years. The street furniture contracts often include a percent of revenue to be paid along with a base rent payment. Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and license and rent payments in arrears are recorded as an accrued liability.

Purchase Accounting

The Company accounts for its business combinations under the acquisition method of accounting. The total cost of an acquisition is allocated to the underlying identifiable net assets based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. Various acquisition agreements may include contingent purchase consideration based on performance requirements of the investee. The Company accounts for these payments in accordance with the provisions of ASC 805-20-30, which establish the requirements related to recognition of certain assets and liabilities arising from contingencies.

Asset Retirement Obligation

ASC 410-20 requires the Company to estimate its obligation upon the termination or non-renewal of a lease to dismantle and remove its advertising structures from the leased land and to reclaim the site to its original condition. The Company’s asset retirement obligation is reported in “Other long-term liabilities.” The Company records the present value of obligations associated with the retirement of its advertising structures in the period in which the obligation is incurred. When the liability is recorded, the cost is capitalized as part of the related advertising structures carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:

Buildings and improvements — 10 to 39 years

Structures — 5 to 40 years

Furniture and other equipment — 3 to 20 years

Leasehold improvements — shorter of economic life or lease term assuming renewal periods, if appropriate

For assets associated with a lease or contract, the assets are depreciated at the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company tests for possible impairment of property, plant, and equipment in accordance with ASC 360-10 whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner the asset is intended to be used indicate the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the estimated undiscounted future cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the estimated undiscounted future cash flow amount, an impairment charge is recorded in depreciation and amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value. The impairment loss calculations require management to apply judgment in estimating future cash flows and the discount rates that reflect the risk inherent in future cash flows.

In the second quarter of 2009, the Company recorded an $8.7 million impairment related to street furniture tangible assets in its International segment. Additionally, during the fourth quarter of 2009, the Company recorded an additional $12.3 million impairment primarily related to street furniture tangible assets in its International segment.

Intangible Assets

The Company classifies intangible assets as definite-lived, indefinite-lived, or goodwill. Definite-lived intangibles include primarily transit and street furniture contracts, site leases and other contractual rights, all of which are amortized over the shorter or either the respective lives of the agreements or over the period of time the assets are expected to contribute to the Company’s future cash flows. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived assets. These assets are stated at cost. The Company’s indefinite-lived intangibles include billboard permits in its Americas segment. The excess cost over fair value of net assets acquired is classified as goodwill. The Company’s indefinite-lived intangibles and goodwill are not subject to amortization, but are tested for impairment at least annually.

The Company tests for possible impairment of definite-lived intangible assets whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner the asset is intended to be used indicate the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the estimated undiscounted future cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the estimated undiscounted future cash flow amount, an impairment charge is recorded in depreciation and amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value.

The Company impaired definite-lived intangible assets related to certain street furniture and billboard contracts in its Americas outdoor and International outdoor segments by $38.8 million as of June 30, 2009. During the fourth quarter of 2009, the Company recorded a $16.5 million impairment related to billboard contract intangible assets in its International segment.

The Company performs its annual impairment test for its permits using a direct valuation technique as prescribed in ASC 805-20-S99. The key assumptions used in the direct valuation method include market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up cost and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. The Company engages Mesirow Financial Consulting, LLC (“Mesirow Financial”), a third party valuation firm, to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its permits.

The Company performed an interim impairment test as of December 31, 2008 and June 30, 2009, which resulted in non-cash impairment charges of $722.6 million and $345.4 million, respectively, on its indefinite-lived permits.

At least annually, the Company performs its impairment test for each reporting unit’s goodwill using a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit. The Company identified its reporting units in accordance with ASC 350-20-55. The Company’s reporting unit for Americas is the reportable segment. The Company determined that each country in its International segment constitutes a reporting unit.

Each of the Company’s reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors. The Company engages Mesirow Financial to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its reporting units.

The Company performed an interim impairment test as of December 31, 2008 and June 30, 2009, and recognized a non-cash impairment charge of $2.5 billion and $419.5 million, respectively, to reduce its goodwill.

Nonconsolidated Affiliates

In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method. The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees. The Company reviews the value of equity method investments and records impairment charges in the statement of operations as a component of “Equity in earnings (loss) of nonconsolidated affiliates” for any decline in value determined to be other-than-temporary.

Other Investments

Other investments are composed of available-for-sale equity securities carried at fair value based on quoted market prices. The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported in “Accumulated other comprehensive income (loss)” as a component of shareholders’ equity. The Company periodically reviews the value of available-for-sale securities and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary. The average cost method is used to compute the realized gains and losses on sales of equity securities.

The Company periodically assesses the value of its available-for-sale securities. Based on these assessments, the Company concluded that an other-than-temporary impairment existed at December 31, 2008 and September 30, 2009, and recorded non-cash impairment charges of $59.8 million and $11.3 million, respectively, on the statement of operations in “Loss on marketable securities”. The Company assessed the value of these available-for-sale securities through December 31, 2009 and concluded that no other-than-temporary impairment existed.

Financial Instruments

Due to their short maturity, the carrying amounts of accounts and notes receivable, accounts payable, accrued liabilities and short-term borrowings approximated their fair values at December 31, 2009 and 2008. See Note F for discussion of fair value of the Company’s long-term debt.

Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not some portion or the entire asset will not be realized. As all earnings from the Company’s foreign operations are permanently reinvested and not distributed, the Company’s income tax provision does not include additional U.S. taxes on foreign operations. It is not practical to determine the amount of Federal income taxes, if any, that might become due in the event the earnings were distributed.

The operations of the Company are included in a consolidated Federal income tax return filed by Clear Channel Communications, Inc. for the pre-merger periods and CC Media Holdings, Inc. for the post-merger periods. However, for financial reporting purposes, the Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated Federal income tax returns with its subsidiaries.

Revenue Recognition

The Company’s advertising contracts typically are short-term, but can cover periods of up to three years, and are generally billed monthly. Revenue for advertising space rental is recognized ratably over the term of the contract. Advertising revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s operations. Payments received in advance of being earned are recorded as deferred income.

Stock Based Compensation

Under the fair value recognition provisions of ASC 718-10, stock based compensation cost is measured at the grant date based on the value of the award and is recognized as expense on a straight-line basis over the vesting period. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, our results of operations could be materially impacted.

Foreign Currency

Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees, other than those of operations in highly inflationary countries, are translated into U.S. dollars using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of shareholders’ equity, “Accumulated other comprehensive income (loss).” Foreign currency transaction gains and losses, as well as gains and losses from translation of financial statements of subsidiaries and investees in highly inflationary countries, are included in operations.

Advertising Expense

The Company records advertising expense as it is incurred. Advertising expenses from continuing operations were:

	Year ended December 31, 2009	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008	Year ended December 31, 2007
(In millions)	Post-Merger	Post-Merger	Pre-Merger	Pre-Merger
Advertising expenses	$11.2	$6.7	$9.2	$14.8

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates, judgments, and assumptions that affect the amounts reported in the financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates.

New Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-02, Accounting and Reporting for Decreases in Ownership of a Subsidiary—a Scope Clarification. The update is to ASC Topic 810, Consolidation. The ASU clarifies that the decrease-in-ownership provisions of ASC 810-10 and related guidance apply to (1) a subsidiary or group of assets that is a business or nonprofit activity, (2) a subsidiary or group of assets that is a business or nonprofit activity that is transferred to an equity method investee or joint venture, and (3) an exchange of a group of assets that constitutes a business or nonprofit activity for a noncontrolling interest in an entity (including an equity method investee or joint venture). In addition, the ASU expands the information an entity is required to disclose upon deconsolidation of a subsidiary. This standard is effective for fiscal years ending on or after December 15, 2009 with retrospective application required for the first period in which the entity adopted Statement of Financial Accounting Standards No. 160. The Company adopted the amendment upon issuance with no material impact to its financial position or results of operations.

In December 2009, the FASB issued ASU No. 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. The update is to ASC Topic 810, Consolidation. This standard amends ASC 810-10-25 by requiring consolidation of certain special purpose entities that were previously exempted from consolidation. The revised criteria will define a controlling financial interest for requiring consolidation as: the power to direct the activities that most significantly affect the entity’s performance, and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. This standard is effective for fiscal years beginning after November 15, 2009. The Company adopted the amendment on January 1, 2010 with no material impact to its financial position or results of operations.

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value. The update is to ASC Subtopic 820-10, Fair Value Measurements and Disclosures-Overall, for the fair value measurement of liabilities. The purpose of this update is to reduce ambiguity in financial reporting when measuring the fair value of liabilities. The guidance provided in this update is effective for the first reporting period beginning after the date of issuance. We adopted the amendment on October 1, 2009 with no material impact to our financial position or results of operations.

Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles, codified in ASC 105-10, was issued in June 2009. ASC 105-10 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the United States. ASC 105-10 establishes the ASC as the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Following this statement, the FASB will issue new standards in the form of ASUs. ASC 105-10 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company adopted the provisions of ASC 105-10 on July 1, 2009.

Statement of Financial Accounting Standards No. 167, Amendments to FASB Interpretation No. 46(R) (“Statement No. 167”), which is not yet codified, was issued in June 2009. Statement No. 167 shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. Statement No. 167 amends Financial Accounting Standards Board Interpretation No. 46(R), Consolidation of Variable Interest Entities, codified in ASC 810-10-25, to replace the quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. An approach that is expected to be primarily qualitative will be more effective for identifying which enterprise has a controlling financial interest in a variable interest entity. Statement No. 167 requires an additional reconsideration event when determining whether an entity is a variable interest entity when any changes in facts and circumstances occur such that the holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity’s economic performance. It also requires ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity. These requirements will provide more relevant and timely information to users of financial statements. Statement No. 167 amends ASC 810-10-25 to require additional disclosures about an enterprise’s involvement in variable interest entities, which will enhance the information provided to users of financial statements. The Company adopted Statement No. 167 on January 1, 2010 with no material impact to its financial position or results of operations.

Statement of Financial Accounting Standards No. 165, Subsequent Events, codified in ASC 855-10, was issued in May 2009. The provisions of ASC 855-10 are effective for interim and annual periods ending after June 15, 2009 and are intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855-10 requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date—that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. In accordance with the provisions of ASC 855-10, the Company currently evaluates subsequent events through the date the financial statements are issued.

FASB Staff Position Emerging Issues Task Force 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, codified in ASC 260-10-45, was issued in June 2008. ASC 260-10-45 clarifies that unvested share-based payment awards with a right to receive nonforfeitable dividends are participating securities. Guidance is also provided on how to allocate earnings to participating securities and compute basic earnings per share using the two-class method. All prior-period earnings per share data presented shall be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data) to conform with the provisions of ASC 260-10-45. The Company retrospectively adopted the provisions of ASC 260-10-45 on January 1, 2009. The adoption did not have an effect on previously reported basic earnings per share.

Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, codified in ASC 810-10-45, was issued in December 2007. ASC 810-10-45 clarifies the classification of noncontrolling interests in consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under this guidance, noncontrolling interests are considered equity and should be reported as an element of consolidated equity, net income will encompass the total income of all consolidated subsidiaries and there will be separate disclosure on the face of the income statement of the attribution of that income between the controlling and noncontrolling interests, and increases and decreases in the noncontrolling ownership interest amount will be accounted for as equity transactions. The provisions of ASC 810-10-45 are effective for the first annual reporting period beginning on or after December 15, 2008, and earlier application is prohibited. Guidance is required to be adopted prospectively, except for reclassifying noncontrolling interests to equity, separate from the parent’s shareholders’ equity, in the consolidated statement of financial position and recasting consolidated net income (loss) to include net income (loss) attributable to both the controlling and noncontrolling interests, both of which are required to be adopted retrospectively. The Company adopted the provisions of ASC 810-10-45 on January 1, 2009, which resulted in a reclassification of approximately $211.8 million of noncontrolling interests to shareholders’ equity. Adoption of this standard requires retrospective application in the financial statements of earlier periods on January 1, 2009. In connection with the offering of $500.0 million aggregate principal Series A Senior Notes and $2.0 billion aggregate principal Series B Senior Notes by the Company’s subsidiary, the Company filed a Form 8-K on December 11, 2009 to retrospectively recast the historical financial statements and certain disclosures included in its Annual Report on Form 10-K for the year ended December 31, 2008 for the adoption of ASC 810-10-45.

FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157, codified in ASC 820-10, was issued in February 2008. ASC 820-10 delays the effective date of FASB Statement No. 157, Fair Value Measurements, for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008. The Company adopted the provisions of ASC 820-10 on January 1, 2009 with no material impact to its financial position or results of operations.

FASB Staff Position No. FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, codified in ASC 820-10-35, was issued in April 2009. ASC 820-10-35 provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. ASC 820-10-35 also includes guidance on identifying circumstances that indicate a transaction is not orderly. This guidance is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. Early adoption is permitted for periods ending after March 15, 2009. Earlier adoption for periods ending before March 15, 2009 is not permitted. The Company adopted the provisions of ASC 820-10-35 on April 1, 2009 with no material impact to its financial position or results of operations.

FASB Staff Position No. FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments, codified in ASC 320-10, was issued in April 2009. It amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. ASC 320-10 does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. This guidance is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. Earlier adoption for periods ending before March 15, 2009 is not permitted. The Company adopted the provisions of ASC 320-10 on April 1, 2009 with no material impact to its financial position or results of operations.

FASB Staff Position No. FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments, codified in ASC 825-10, was issued in April 2009. ASC 825-10 amends prior authoritative guidance to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. The provisions of ASC 825-10 are effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company adopted the disclosure requirements of ASC 825-10 on April 1, 2009.

NOTE B — INTANGIBLE ASSETS AND GOODWILL

Definite-lived Intangible Assets

The Company has definite-lived intangible assets which consist primarily of transit and street furniture contracts, permanent easements that provide the Company access to certain of its outdoor displays, and other contractual rights. Definite-lived intangible assets are amortized on a straight-line basis over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute to the Company’s future cash flows.

The following table presents the gross carrying amount and accumulated amortization for each major class of definite-lived intangible assets at December 31, 2009 and 2008:

	Post-Merger 2009		Post-Merger 2008
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture, and other contractual rights	$803,297	$166,803	$883,130	$49,818
Other	172,394	9,744	169,007	1,834

Total	$975,691	$176,547	$1,052,137	$51,652

The following table present amortization expense related to definite-lived intangible assets for each of the following periods:

	Year ended December 31, 2009	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008	Year ended December 31, 2007
(In millions)	Post-Merger	Post-Merger	Pre-Merger	Pre-Merger
Amortization expense	$101.2	$63.7	$30.6	$53.2

During the first seven months of 2009, the Company decreased the initial fair value estimate of its permits, contracts, site leases, and other assets and liabilities by $125.3 million based on additional information received.

As acquisitions and dispositions occur in the future and as purchase price allocations are finalized, amortization expense may vary. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2010	$99,813
2011	84,985
2012	80,287
2013	75,452
2014	67,605

Indefinite-lived Intangible Assets

The Company’s indefinite-lived intangibles consist primarily of billboard permits in its Americas segment. Due to significant differences in both business practices and regulations, billboards in the International segment are subject to long-term, finite contracts unlike permits in the United States and Canada. Accordingly, there are no indefinite-lived intangible assets in the International segment. The Company’s billboard permits are effectively issued in perpetuity by state and local governments and are transferable or renewable at little or no cost. Permits typically specify the location which allows the Company the right to operate an advertising structure at the specified location. The Company’s permits are located on owned land, leased land or land for which we have acquired permanent easements. In cases where the Company’s permits are located on leased land, the leases typically have initial terms of between one and 20 years and renew indefinitely, with rental payments generally escalating at an inflation-based index. If the Company loses its lease, the Company will typically obtain permission to relocate the permit or bank it with the municipality for future use.

The indefinite-lived intangibles and goodwill are not subject to amortization, but are tested for impairment at least annually. The Company tests for possible impairment of indefinite-lived intangible assets whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner for which the asset is intended to be used, indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the undiscounted cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the undiscounted cash flow amount, an impairment charge is recorded in amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value.

Interim Impairments to Billboard Permits

The United States and global economies have undergone a period of economic uncertainty, which caused, among other things, a general tightening in the credit markets, limited access to the credit markets, lower levels of liquidity and lower consumer and business spending. These disruptions in the credit and financial markets and the impact of adverse economic, financial and industry conditions on the demand for advertising negatively impacted the key assumptions that were used in the discounted cash flow models used to value the Company’s billboard permits as of the merger date. Therefore, the Company performed an interim impairment test on its billboard permits as of December 31, 2008, which resulted in a non-cash impairment charge of $722.6 million.

The Company’s cash flows during the first six months of 2009 were below those in the discounted cash flow model used to calculate the impairment at December 31, 2008. As a result, the Company performed an interim impairment test as of June 30, 2009 on its billboard permits resulting in a non-cash impairment charge of $345.4 million.

The impairment test consisted of a comparison of the fair value of the billboard permits at the market level with their carrying amount. If the carrying amount of the billboard permits exceeded their fair value, an impairment loss was recognized equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the billboard permit is its new accounting basis.

The fair value of the billboard permits was determined using the direct valuation method as prescribed in ASC 805-20-S99. Under the direct valuation method, the fair value of the billboard permits was calculated at the market level as prescribed by ASC 350-30-35. The Company engaged Mesirow Financial to assist it in the development of the assumptions and the Company’s determination of the fair value of the billboard permits.

The Company’s application of the direct valuation method attempts to isolate the income that is properly attributable to the permit alone (that is, apart from other tangible and identified intangible assets and goodwill). It is based upon modeling a hypothetical “greenfield” build up to a “normalized” enterprise that, by design, lacks inherent goodwill and whose only other assets have essentially been paid for (or added) as part of the build-up process. We forecasted revenue, expenses and cash flows over a ten-year period for each of our markets in our application of the direct valuation method. We also calculated a “normalized” residual year which represents the perpetual cash flows of each market. The residual year cash flow was capitalized to arrive at the terminal value of the permits in each market.

Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as part of a going concern business, the buyer hypothetically develops indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flow model which results in value that is directly attributable to the indefinite-lived intangible assets.

Management uses its internal forecasts to estimate industry normalized information as it believes these forecasts are similar to what a market participant would expect to generate. This is due to the pricing structure and demand for outdoor signage in a market being relatively constant regardless of the owner of the operation. Management also relied on its internal forecasts because there is little public data available for each of its markets.

The build-up period represents the time it takes for the hypothetical start-up operation to reach normalized operations in terms of achieving a mature market revenue share and profit margin. Management believes that a one-year build-up period is required for a start-up operation to erect the necessary structures and obtain advertisers in order to achieve mature market revenue share. It is estimated that a start-up operation would be able to obtain 10% of the potential revenues in the first year of operations and 100% in the second year. Management assumed industry revenue growth of negative 9% and negative 16%, respectively, during the build-up period used in the December 31, 2008 and June 30, 2009 interim impairment tests. However, the cost structure is expected to reach the normalized level over three years due to the time required to recognize the synergies and cost savings associated with the ownership of the permits within the market.

For the normalized operating margin in the third year, management assumed a hypothetical business would operate at the lower of the operating margin for the specific market or the industry average margin of approximately 46% and 45% based on an analysis of comparable companies in the December 31, 2008 and June 30, 2009 impairment models, respectively. For the first and second-year of operations, the operating margin was assumed to be 50% of the “normalized” operating margin for both the December 31, 2008 and June 30, 2009 impairment models. The first and second-year expenses include the non-recurring start-up costs necessary to build the operation (i.e. development of customers, workforce, etc.).

In addition to cash flows during the projection period, a “normalized” residual cash flow was calculated based upon industry-average growth of 3% beyond the discrete build-up projection period in both the December 31, 2008 and June 30, 2009 impairment models. The residual cash flow was then capitalized to arrive at the terminal value.

The present value of the cash flows is calculated using an estimated required rate of return based upon industry-average market conditions. In determining the estimated required rate of return, management calculated a discount rate using both current and historical trends in the industry.

The Company calculated the discount rate as of the valuation date and also one-year, two-year, and three-year historical quarterly averages. The discount rate was calculated by weighting the required returns on interest-bearing debt and common equity capital in proportion to their estimated percentages in an expected capital structure. The capital structure was estimated based on the quarterly average of data for publicly traded companies in the outdoor advertising industry.

The calculation of the discount rate required the rate of return on debt, which was based on a review of the credit ratings for comparable companies (i.e., market participants). Management used the yield on a Standard & Poor’s “B” rated corporate bond for the pre-tax rate of return on debt and tax-effected such yield based on applicable tax rates.

The rate of return on equity capital was estimated using a modified Capital Asset Pricing Model (“CAPM”). Inputs to this model included the yield on long-term U.S. Treasury Bonds, forecast betas for comparable companies, calculation of a market risk premium based on research and empirical evidence and calculation of a size premium derived from historical differences in returns between small companies and large companies using data published by Ibbotson Associates.

The concluded discount rate used in the discounted cash flow models to determine the fair value of the permits was 9.5% at December 31, 2008 and 10% at June 30, 2009. Applying the discount rate, the present value of cash flows during the discrete projection period and terminal value were added to estimate the fair value of the hypothetical start-up operation. The initial capital investment was subtracted to arrive at the value of the permits. The initial capital investment represents the fixed assets needed to erect the necessary advertising structures.

The discount rate used in the December 31, 2008 impairment model increased approximately 100 basis points over the discount rate used to value the permits in the preliminary purchase price allocation as of July 30, 2008. Industry revenue forecasts declined 10% through 2013 compared to the forecasts used in the preliminary purchase price allocation as of July 30, 2008. These market driven changes were primarily responsible for the decline in fair value of the billboard permits below their carrying value. As a result, the Company recognized a non-cash impairment charge which totaled $722.6 million. The fair value of the permits was $1.5 billion at December 31, 2008.

The discount rate used in the June 30, 2009 impairment model increased approximately 50 basis points over the discount rate used to value the permits at December 31, 2008. Industry revenue forecasts declined 8% through 2013 compared to the forecasts used in the 2008 impairment test. These market driven changes were primarily responsible for the decline in fair value of the billboard permits below their carrying value. As a result, the Company recognized a non-cash impairment charge in all but five of its markets in the United States and Canada, which totaled $345.4 million. The fair value of the permits was $1.1 billion at June 30, 2009.

Annual Impairment Test to Billboard Permits

The Company performs its annual impairment test on October 1 of each year. The Company engaged Mesirow Financial to assist it in the development of the assumptions and the Company’s determination of the fair value of the billboard permits. The aggregate fair value of the permits on October 1, 2009 increased approximately 8% from the fair value at June 30, 2009. The increase in fair value was primarily from an increase of $57.7 million related to increased industry revenue forecasts. The discount rate was unchanged from the June 30, 2009 interim impairment analysis. We calculated the discount rate as of the valuation date and also one-year, two-year and three-year quarterly averages. The discount rate as of the valuation date was calculated by weighting the required returns on interest-bearing debt and common equity capital in proportion to their estimated percentages in an expected capital structure. The capital structure was estimated based on the quarterly average of data for publicly traded companies in the outdoor advertising industry. The fair value of the Company’s permits at October 1, 2009 was approximately $1.2 billion.

Goodwill

Interim Impairments to Goodwill

The Company tests goodwill at interim dates if events or changes in circumstances indicate that goodwill might be impaired. The key assumptions used in the discounted cash flow models used to value the Company’s reporting units as of December 31, 2008 were negatively impacted by the same factors contributing to the decline in fair value of its billboard permits. Therefore, the Company performed an interim impairment test and recognized a non-cash charge of $2.5 billion as of December 31, 2008 to reduce its goodwill.

The Company’s cash flows during the first six months of 2009 were below those used in the discounted cash flow model used to calculate the impairment at December 31, 2008. Additionally, the fair value of the Company’s debt and equity at June 30, 2009 was below the carrying amount of its reporting units as of June 30, 2009. As a result of these indicators, the Company performed an interim goodwill impairment test as of June 30, 2009 resulting in a non-cash impairment charge of $419.5 million.

The goodwill impairment test is a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill.

Each of the Company’s reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors. The Company engaged Mesirow Financial to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its reporting units.

The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments for the years ended December 31, 2009 and 2008. The provisions of ASC 350-20-50-1 require the disclosure of cumulative impairment. As a result of the merger, a new basis in goodwill was recorded in accordance with ASC 805-10. All impairments shown in the table below have been recorded subsequent to the merger and, therefore, do not include any pre-merger impairment.

(In thousands)	Americas	International	Total
Pre-Merger
Balance as of December 31, 2007	$688,336	$474,253	$1,162,589
Acquisitions	—	12,341	12,341
Foreign currency translation	(293)	28,596	28,303
Adjustments	(970)	—	(970)

Balance as of July 30, 2008	687,073	515,190	1,202,263
Post-Merger
Preliminary fair value adjustment resulting from push-down accounting	2,118,707	88,522	2,207,229
Net adjustments to push-down accounting	438,025	(76,116)	361,909
Dispositions	—	(542)	(542)
Foreign currency translation	(29,605)	(63,519)	(93,124)
Impairment	(2,321,602)	(173,435)	(2,495,037)
Adjustments	—	(2,557)	(2,557)

Balance as of December 31, 2008	892,598	287,543	1,180,141
Net adjustments to push down accounting	68,896	45,042	113,938
Acquisitions	2,250	110	2,360
Foreign currency translation	16,293	17,412	33,705
Impairment	(390,374)	(73,764)	(464,138)
Adjustments	(4,414)	—	(4,414)

Balance as of December 31, 2009	$585,249	$276,343	$861,592

The U.S. outdoor advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test using the guidance in ASC 350-20-55. The Company also determined that within its Americas outdoor segment, Canada, Mexico, Peru, and Brazil constitute separate reporting units and each country in its International outdoor segment constitutes a separate reporting unit.

The discounted cash flow model indicated that the Company failed the first step of the impairment test for certain of its reporting units, which required it to compare the implied fair value of each reporting unit’s goodwill with its carrying value.

The discounted cash flow approach the Company uses for valuing goodwill involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values are also estimated and discounted to their present value.

The Company forecasted revenue, expenses, and cash flows over a ten-year period for each of its reporting units. In projecting future cash flows, the Company considers a variety of factors including its historical growth rates, macroeconomic conditions, advertising sector and industry trends as well as Company-specific information. Historically, revenues in its industries have been highly correlated to economic cycles. Based on these considerations, the assumed 2008 and 2009 revenue growth rates used in the December 31, 2008 and June 30, 2009 impairment models were negative followed by assumed revenue growth with an anticipated economic recovery in 2009 and 2010, respectively. To arrive at the projected cash flows and resulting growth rates, the Company evaluated its historical operating results, current management initiatives and both historical and anticipated industry results to assess the reasonableness of the operating margin assumptions. The Company also calculated a “normalized” residual year which represents the perpetual cash flows of each reporting unit. The residual year cash flow was capitalized to arrive at the terminal value of the reporting unit.

The Company calculated the weighted average cost of capital (“WACC”) as of December 31, 2008 and June 30, 2009 and also one-year, two-year, and three-year historical quarterly averages for each of its reporting units. WACC is an overall rate based upon the individual rates of return for invested capital (equity and interest-bearing debt). The WACC is calculated by weighting the required returns on interest-bearing debt and common equity capital in proportion to their estimated percentages in an expected capital structure. The capital structure was estimated based on the quarterly average data for publicly traded companies in the outdoor advertising industry. The calculation of the WACCs considered both current industry WACCs and historical trends in the industry.

The calculation of the WACC requires the rate of return on debt, which was based on a review of the credit ratings for comparable companies (i.e., market participants) and the indicated yield on similarly rated bonds.

The rate of return on equity capital was estimated using a modified CAPM. Inputs to this model included the yield on long-term U.S. Treasury Bonds, forecast betas for comparable companies, calculation of a market risk premium based on research and empirical evidence and calculation of a size premium derived from historical differences in returns between small companies and large companies using data published by Ibbotson Associates.

In line with advertising industry trends, the Company’s operations and expected cash flow are subject to significant uncertainties about future developments, including timing and severity of the recessionary trends and customers’ behaviors. To address these risks, the Company included company-specific risk premiums for each of the reporting units in the estimated WACC. Based on this analysis, as of December 31, 2008, company-specific risk premiums of 300 basis points were included for both the Americas outdoor and International outdoor segments, resulting in WACCs of 12.5% for each of the reporting units in the Americas outdoor and International outdoor segments. As of June 30, 2009, company-specific risk premiums of 250 basis points and 350 basis points were included for the Americas outdoor and International outdoor segments, respectively, resulting in WACCs of 12.5% and 13.5% for each of the reporting units in the Americas outdoor and International outdoor segments, respectively. Applying these WACCs, the present value of cash flows during the discrete projection period and terminal value were added to estimate the fair value of the reporting units.

The discount rate utilized in the valuation of the permits as of December 31, 2008 and June 30, 2009 excludes the company-specific risk premiums that were added to the industry WACCs used in the valuation of the reporting units. Management believes the exclusion of this premium is appropriate given the difference between the nature of the billboard permits and reporting unit cash flow projections. The cash flow projections utilized under the direct valuation method for the permits are derived from utilizing industry “normalized” information for the existing portfolio of permits. Given that the underlying cash flow projections are based on industry normalized information, application of an industry average discount rate is appropriate. Conversely, the cash flow projections for the overall reporting unit are based on its internal forecasts for each business and incorporate future growth and initiatives unrelated to the existing permit portfolio. Additionally, the projections for the reporting unit include cash flows related to non-permit based assets. In the valuation of the reporting unit, the company-specific risk premiums were added to the industry WACCs due to the risks inherent in achieving the projected cash flows of the reporting unit.

The Company also utilized the market approach to provide a test of reasonableness to the results of the discounted cash flow model. The market approach indicates the fair value of the invested capital of a business based on a company’s market capitalization (if publicly traded) and a comparison of the business to comparable publicly traded companies and transactions in its industry. This approach can be estimated through the quoted market price method, the market comparable method, and the market transaction method.

One indication of the fair value of a business is the quoted market price in active markets for the debt and equity of the business. The quoted market price of equity multiplied by the number of shares outstanding yields the fair value of the equity of a business on a marketable, noncontrolling basis. A premium for control is then applied and added to the estimated fair value of interest-bearing debt to indicate the fair value of the invested capital of the business on a marketable, controlling basis.

The market comparable method provides an indication of the fair value of the invested capital of a business by comparing it to publicly traded companies in similar lines of business. The conditions and prospects of companies in similar lines of business depend on common factors such as overall demand for their products and services. An analysis of the market multiples of companies engaged in similar lines of business yields insight into investor perceptions and, therefore, the value of the subject business. These multiples are then applied to the operating results of the subject business to estimate the fair value of the invested capital on a marketable, noncontrolling basis. The Company then applies a premium for control to indicate the fair value of the business on a marketable, controlling basis.

The market transaction method estimates the fair value of the invested capital of a business based on exchange prices in actual transactions and on asking prices for controlling interests in similar companies recently offered for sale. This process involves comparison and correlation of the subject business with other similar companies that have recently been purchased. Considerations such as location, time of sale, physical characteristics, and conditions of sale are analyzed for comparable businesses.

The three variations of the market approach indicated that the fair value determined by its discounted cash flow model was within a reasonable range of outcomes.

The revenue forecasts for 2009 declined 21% and 29% for Americas outdoor and International outdoor, respectively, compared to the forecasts used in the July 30, 2008 preliminary purchase price allocation primarily as a result of the revenues realized for the year ended December 31, 2008. These market driven changes were primarily responsible for the decline in fair value of the reporting units below their carrying value. As a result, the Company recognized a non-cash impairment charge to reduce its goodwill of $2.5 billion at December 31, 2008.

The revenue forecasts for 2009 declined 7% and 9% for Americas outdoor and International outdoor, respectively, compared to the forecasts used in the 2008 impairment test primarily as a result of the revenues realized during the first six months of 2009. These market driven changes were primarily responsible for the decline in fair value of the reporting units below their carrying value. As a result, the Company recognized a non-cash impairment charge to reduce its goodwill of $419.5 million at June 30, 2009.

Annual Impairments to Goodwill

The Company performs its annual impairment test on October 1 of each year. The Company engaged Mesirow Financial to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its reporting units. The fair value of the Company’s reporting units on October 1, 2009 increased from the fair value at June 30, 2009. The increase in fair value of the Americas reporting unit was primarily the result of a 150 basis point decline in the WACC. Application of the market approach described above supported lowering the company-specific risk premium used in the discounted cash flow model to fair value the Americas reporting unit. The increase in the aggregate fair value of the reporting units in the International outdoor segment was primarily the result of an increase in the long-term revenue forecasts.

During the third quarter of 2009, the Company recorded a $45.0 million increase to goodwill in the International outdoor segment related to the fair value of certain noncontrolling interests, which existed at the merger date with no related tax effect. This noncontrolling interest was recorded pursuant to ASC 480-10-S99 which determines the classification of redeemable noncontrolling interests. The Company subsequently determined that the increase in goodwill related to these noncontrolling interests should have been included in the impairment charges resulting from the interim goodwill impairment tests. As a result, during the fourth quarter of 2009, the Company impaired this entire goodwill amount, which after consideration of foreign exchange movements, was $41.4 million.

NOTE C — BUSINESS ACQUISITIONS

2009 Purchases of Additional Equity Interests

During 2009, the Company’s Americas outdoor segment purchased the remaining 15% interest in its consolidated subsidiary, Paneles Napsa S.A., for $13.0 million and the Company’s International outdoor segment acquired an additional 5% interest in its consolidated subsidiary, Clear Channel Jolly Pubblicita SPA, for $12.1 million.

2008 Acquisitions

During the year ended December 31, 2008, the Company’s Americas segment paid $55.1 million for the acquisition of advertising structures and the final earnout payments for Interspace Airport Advertising, which the Company acquired in July 2006. The Company’s International segment paid $41.4 million primarily related to the acquisition of additional equity interests in outdoor companies and the acquisition of advertising structures.

Acquisition Summary

The following is a summary of the assets and liabilities acquired and the consideration given for all acquisitions made during 2008.

(In thousands)	2008
Cash	$112
Accounts receivable	104
Property, plant and equipment	17,468
Permits	8,065
Definite-lived intangibles	42,941
Goodwill	8,814
Other assets	8,585

86,089
Other liabilities	(9,101)
Noncontrolling interests	7,865
Deferred tax	(6,696)

(7,932)
Plus accrued earnout paid	25,053
Less fair value of assets exchanged	(6,600)

Total cash consideration	96,610
Less cash received	(112)

Net cash paid for acquisitions	$96,498

NOTE D — INVESTMENTS

The Company’s most significant investments in nonconsolidated affiliates are listed below:

Clear Channel Independent

The Company owned a 50% interest in Clear Channel Independent (“CCI”), formerly known as Corp Comm, a South African outdoor advertising company. In the first quarter of 2008, the Company sold its 50% interest in CCI and recognized a gain of $75.6 million in “Equity in earnings of nonconsolidated affiliates” based on the fair value of the equity securities received in the pre-merger period ended July 30, 2008. The equity securities received are classified as available-for-sale and recorded as “Other investments” on the consolidated balance sheet.

Alessi

The Company owns a 36.75% interest in Alessi, an Italian outdoor advertising company.

Summarized Financial Information

The following table summarizes the Company’s investments in nonconsolidated affiliates:

(In thousands)	CCI		Alessi	All Others	Total
Pre-Merger
Balance as of December 31, 2007		$54,211	$27,479	$26,317	$108,007
Acquisition (disposition) of investments		(116,789)	—	(788)	(117,577)
Equity in net earnings (loss)		77,615	(8,853)	2,080	70,842
Other, net		(9,286)	4,506	(5,281)	(10,061)
Foreign currency translation adjustments		(5,751)	1,921	538	(3,292)

Balance as of July 30, 2008		—	25,053	22,866	47,919
Post-Merger
Fair value adjustment resulting from preliminary push-down accounting		—	—	3,797	3,797
Acquisition (disposition) of investments		—	—	500	500
Equity in net earnings (loss)		—	(333)	(1,776)	(2,109)
Other, net		—	—	6,475	6,475
Foreign currency translation adjustments		—	(2,733)	(2,037)	(4,770)

Balance as of December 31, 2008		—	21,987	29,825	51,812
Acquisition (disposition) of investments		—	—	—	—
Equity in net earnings (loss)		—	(12,161)	(19,281)	(31,442)
Other, net		—	(698)	2,863	2,165
Foreign currency translation adjustments		—	(87)	906	819

Balance as of December 31, 2009	$		$9,041	$14,313	$23,354

The investments in the table above are not consolidated, but are accounted for under the equity method of accounting, whereby the Company records its investments in these entities in the balance sheet as “Investments in, and advances to, nonconsolidated affiliates.” The Company’s interests in their operations are recorded in the statement of operations as “Equity in earnings (loss) of nonconsolidated affiliates.” There were no accumulated undistributed earnings included in retained deficit for these investments as of December 31, 2009 and 2008. The accumulated undistributed earnings included in retained earnings for these investments was $10.1 million as of December 31, 2007.

Other Investments

Other investments of $17.0 million at December 31, 2009 primarily represent marketable equity securities.

(In thousands) Investments	Fair Value	Cost
Available-for sale	$15,911	$14,506
Other	$1,087	$1,087

The Company’s available-for-sale security, Independent News & Media PLC (“INM”), was in an unrealized loss position for an extended period of time in 2008 and 2009. As a result, the Company considered the guidance in ASC 320-10-S99 and reviewed the length of the time and the extent to which the market value was less than cost and the financial condition and near-term prospects of the issuer. After this assessment, the Company concluded that the impairment was other than temporary and recorded a non-cash impairment charge of $11.3 million and $59.8 million in “Loss on marketable securities” for the years ended December 31, 2009 and 2008, respectively.

NOTE E — ASSET RETIREMENT OBLIGATION

The Company has an asset retirement obligation of $51.3 million and $55.6 million as of December 31, 2009 and 2008, respectively, which is reported in “Other long-term liabilities.” The liability relates to the Company’s obligation to dismantle and remove its advertising displays from leased land and to reclaim the site to its original condition upon the termination or non-renewal of a lease. When the liability is recorded, the cost is capitalized as part of the related long-lived assets’ carrying value. Due to the high rate of lease renewals over a long period of time, the calculation assumes all related assets will be removed at some period over the next 50 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.

The following table presents the activity related to the Company’s asset retirement obligation:

(In thousands)
Pre-Merger
Balance at December 31, 2007	$70,497
Adjustment due to change in estimate of related costs	1,853
Accretion of liability	3,084
Liabilities settled	(2,558)

Balance at July 30, 2008	72,876
Post-Merger
Fair value adjustment resulting from preliminary push-down accounting	(13,598)
Adjustment due to change in estimate of related costs	(3,123)
Accretion of liability	2,233
Liabilities settled	(2,796)

Balance at December 31, 2008	55,592
Adjustment due to change in estimate of related costs	(6,721)
Accretion of liability	5,209
Liabilities settled	(2,779)

Balance at December 31, 2009	$51,301

NOTE F — LONG-TERM DEBT

Long-term debt at December 31, 2009 and 2008 consisted of the following:

	December 31,
(In thousands)	2009 Post-Merger	2008 Post-Merger
Debt with Clear Channel Communications	$—	$2,500,000
Bank credit facility ($150.0 million sub-limit within Clear Channel Communications’ $2.0 billion facility, $120.0 million of which was drawn by Clear Channel Communications)	30,000	30,000
Clear Channel Worldwide Holdings Senior Notes:
9.25% Series A Senior Notes Due 2017	500,000	—
9.25% Series B Senior Notes Due 2017	2,000,000	—
Other debt	78,878	71,854

	2,608,878	2,601,854
Less: current portion	47,073	69,522

Total long-term debt	$2,561,805	$2,532,332

The aggregate market value of the Company’s debt based on quoted market prices for which quotes were available was approximately $2.7 billion and $2.6 billion at December 31, 2009 and 2008, respectively.

Debt with Clear Channel Communications

As of December 31, 2008, the Company had a note in the original principal amount of $2.5 billion to Clear Channel Communications which was prepayable in whole at any time, or in part from time to time. The note accrued interest at a variable per annum rate equal to the weighted average cost of debt for Clear Channel Communications, calculated on a monthly basis. At December 31, 2008, the interest rate on the $2.5 billion note was 6.0%.

In December 2009, the Company made voluntary prepayments on the note in the amount of the total outstanding balance and subsequently retired the “Debt with Clear Channel Communications.” The interest rate on the $2.5 billion note was 5.7% prior to its retirement.

Bank Credit Facility

In connection with their merger, Clear Channel Communications entered into a multi-currency revolving credit facility with a maturity in July 2014 in the amount of $2.0 billion. Certain of the Company’s International subsidiaries may borrow under a $150.0 million sub-limit within this $2.0 billion credit facility, to the extent Clear Channel Communications has not already borrowed against this capacity and is in compliance with its covenants under the credit facility. This sub-limit allows for borrowings in various foreign currencies, which are used to hedge net assets in those currencies and provide funds to the Company’s International operations for certain working capital needs. The obligations of these International subsidiaries that are borrowers under the revolving credit facility are guaranteed by certain of the Company’s material wholly-owned subsidiaries, and secured by substantially all assets of such borrowers and guarantors, subject to permitted liens and other exceptions. The interest rate is based upon LIBOR or, for Euro denominated borrowings, EURIBOR, plus, in each case, a margin. At December 31, 2009, the interest rate on this bank credit facility was 3.7%. As of December 31, 2009, the outstanding balance on the sub-limit was approximately $150.0 million of which $30.0 million was drawn by the Company and the remaining amount drawn by Clear Channel Communications.

In conjunction with the merger, Clear Channel Communications’ $1.75 billion revolving credit facility, including the $150.0 million sub-limit, was terminated.

At December 31, 2009, the Company was in compliance with all debt covenants. Furthermore, in its Annual Report on Form 10-K filed with the SEC on March 16, 2010, CC Media Holdings stated that as of December 31, 2009, it was in compliance with its debt covenants.

Clear Channel Worldwide Holdings Senior Notes

In December 2009, the Company’s wholly-owned subsidiary CCWH, issued $500.0 million aggregate principal amount of Series A Senior Notes due 2017 and $2.0 billion aggregate principal amount of Series B Senior Notes due 2017. The Notes are guaranteed by the Company, Clear Channel Outdoor, Inc., the Company’s wholly-owned subsidiary (“CCOI”), and certain other existing and future domestic subsidiaries of the Company (collectively, the “Guarantors”).

The Notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the Notes will rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors thereunder.

The Notes are rated “B” and “B2” by Standard & Poor’s and Moody’s, respectively. The indentures governing the Notes require the Company to maintain at least $100 million in cash or other liquid assets or have cash available to be borrowed under committed credit facilities consisting of (i) $50.0 million at the issuer and guarantor entities (principally the Americas outdoor segment) and (ii) $50.0 million at the non-guarantor subsidiaries (principally the International outdoor segment) (together the “Liquidity Amount”), in each case under the sole control of the relevant entity. In the event of a bankruptcy, liquidation, dissolution, reorganization, or similar proceeding of Clear Channel Communications, Inc., for the period thereafter that is the shorter of such proceeding and 60 days, the Liquidity Amount shall be reduced to $50.0 million, with a $25.0 million requirement at the issuer and guarantor entities and a $25.0 million requirement at the non-guarantor subsidiaries.

In addition, interest on the Notes accrues daily and is payable into an account established by a trustee for the benefit of the bondholders (the “Trustee Account”). Failure to make daily payment on any day does not constitute an event of default so long as (a) no payment or other transfer by the Company or any of its Subsidiaries shall have been made on such day under the cash management sweep with Clear Channel Communications, Inc. and (b) on each semiannual interest payment date the aggregate amount of funds in the Trustee Account is equal to at least the aggregate amount of accrued and unpaid interest on the Notes.

The indenture governing the Series A Notes contains covenants that limit the Company and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than Clear Channel Communications and its subsidiaries or issue certain preferred stock;

•	create liens on its restricted subsidiaries assets to secure such debt;

•	create restrictions on the payment of dividends or other amounts to the Company from its restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets; and

•	sell certain assets, including capital stock of its subsidiaries, to persons other than Clear Channel Communications and its subsidiaries.

The indenture governing the Series A Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B Notes contains covenants that limit the Company and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	redeem, repurchase or retire the Company’s subordinated debt;

•	make certain investments;

•	create liens on its or its restricted subsidiaries’ assets to secure debt;

•	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the Notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;

•	sell certain assets, including capital stock of its subsidiaries;

•	designate its subsidiaries as unrestricted subsidiaries; and pay dividends, redeem or repurchase capital stock or make other restricted payments; and

•

purchase or otherwise effectively cancel or retire any of the Series B Notes if after doing so the ratio of (a) the outstanding aggregate principal amount of the Series A Notes to (b) the outstanding aggregate principal amount of the Series B Notes shall be greater than 0.250. This stipulation ensures, among other things, that as long as the Series A Notes are outstanding, the Series B Notes are outstanding.

Prior to the date of the closing of the CCWH offering, the Company made a demand for and received repayment of $500.0 million on the “Due from Clear Channel Communications” account.

Following such repayment, the Company contributed $500.0 million to the capital of CCOI, which used the proceeds received by it to prepay $500.0 million of the “Debt with Clear Channel Communications” account. Subsequent to this repayment, the outstanding balance of the “Debt with Clear Channel Communications” account was $2.0 billion.

The proceeds of the Notes were used to (i) pay the fees and expenses of the offering, (ii) pay the initial purchasers an underwriting discount, (iii) fund $50.0 million required under the Notes’ indentures of a Liquidity Amount (the $50.0 million Liquidity Amount of the non-guarantor subsidiaries was satisfied) and (iv) make a voluntary prepayment of the remaining $2.0 billion outstanding balance (which is equal to the aggregate principal amount of the Series B Notes) under the note to Clear Channel Communications and subsequently retire the “Debt with Clear Channel Communications”, with the balance of the proceeds available to the Company for general corporate purposes.

In connection with the offering, Clear Channel Communications and the Company modified the terms of the revolving promissory notes (recorded as Due from/to Clear Channel Communications account) to extend the maturity of each revolving promissory note to coincide with the maturity date of the Notes. In addition, the terms were modified to change the interest rate on each revolving promissory note to a fixed per annum rate equal to 9.25%.

Other Debt

Other debt includes various borrowings and capital leases utilized for general operating purposes. Included in the $78.9 million balance at December 31, 2009 is $47.1 million that matures in less than one year.

Debt Covenants

The Clear Channel Communications’ $2.0 billion revolving credit facility contains a significant financial covenant which requires Clear Channel Communications to comply on a quarterly basis with a maximum consolidated senior secured net debt to adjusted EBITDA ratio (maximum of 9.5:1). The financial covenant becomes more restrictive over time beginning in the second quarter of 2013. In its Annual Report on Form 10-K filed with the SEC on March 16, 2010, CC Media Holdings stated that it was in compliance with this covenant as of December 31, 2009.

In addition, as noted above, the Series B Notes indenture restricts the Company’s ability to incur additional indebtedness and pay dividends based on an incurrence test. In order to incur additional indebtedness the Company’s debt to adjusted EBITDA ratios (as defined by the indenture) must be lower than 6.5:1 and 3.25:1 for total debt and senior debt, respectively. Similarly in order for the Company to pay dividends out of proceeds from indebtedness or proceeds from asset sales, the Company’s debt to adjusted EBITDA ratios (as defined by the indenture) must be lower than 6.0:1 and 3.0:1 for total debt and senior debt, respectively. The Company is in compliance with these covenants as of December 31, 2009.

There are no significant covenants or events of default contained in the revolving promissory note issued by Clear Channel Communications to the Company or the revolving promissory note issued by the Company to Clear Channel Communications.

Debt Maturities

Future maturities of long-term debt at December 31, 2009, are as follows:

(In thousands)
2010	$47,073
2011	31,359
2012	410
2013	36
2014	30,000
Thereafter	2,500,000

Total	$2,608,878

NOTE G — COMMITMENTS AND CONTINGENCIES

The Company leases office space, equipment and the majority of the land occupied by its advertising structures under long-term operating leases. Some of the lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for the payment of utilities and maintenance by the Company.

The Company has minimum franchise payments associated with non-cancelable contracts that enable it to display advertising on such media as buses, taxis, trains, bus shelters and terminals, as well as other similar type surfaces. The majority of these contracts contain rent provisions calculated as either the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment. In addition, the Company has commitments relating to required purchases of property, plant, and equipment under certain street furniture contracts.

The Company accounts for its rentals that include renewal options, annual rent escalation clauses, minimum franchise payments and maintenance related to displays under the guidance in ASC Topic 840, Leases.

The Company considers its non-cancelable contracts that enable it to display advertising on buses, taxis, trains, bus shelters, etc. to be leases in accordance with the guidance in ASC 840-10. These contracts may contain minimum annual franchise payments which generally escalate each year. The Company accounts for these minimum franchise payments on a straight-line basis. If the rental increases are not scheduled in the lease, for example an increase based on the CPI, those rents are considered contingent rentals and are recorded as expense when accruable. Other contracts may contain a variable rent component based on revenue. The Company accounts for these variable components as contingent rentals and records these payments as expense when accruable.

The Company accounts for annual rent escalation clauses included in the lease term on a straight-line basis under the guidance in ASC 840-10. The Company considers renewal periods in determining its lease terms if at inception of the lease there is reasonable assurance the lease will be renewed. Expenditures for maintenance are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

Most of the Company’s advertising structures are on leased land. In addition, the Company leases certain facilities and equipment. The Company accounts for these leases in accordance with the policies described above.

The Company’s contracts with municipal bodies or private companies relating to street furniture, billboard, transit and malls generally require the Company to build bus stops, kiosks and other public amenities or advertising structures during the term of the contract. The Company owns these structures and is generally allowed to advertise on them for the remaining term of the contract. Once the Company has built the structure, the cost is capitalized and expensed over the shorter of the economic life of the asset or the remaining life of the contract.

Certain of the Company’s contracts contain penalties for not fulfilling its commitments related to its obligations to build bus stops, kiosks and other public amenities or advertising structures. Historically, any such penalties have not materially impacted the Company’s financial position or results of operations.

As of December 31, 2009, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, and capital expenditure commitments consist of the following:

(In thousands)	Non-Cancelable Operating Leases	Non-Cancelable Contracts	Capital Expenditures
2010	$266,826	$407,927	$67,372
2011	218,559	326,238	32,274
2012	195,030	277,564	13,364
2013	179,096	213,020	9,970
2014	154,667	188,663	9,867
Thereafter	953,517	579,877	3,415

Total	$1,967,695	$1,993,289	$136,262

Rent expense charged to operations for the post-merger year ended December 31, 2009 was $999.1 million. Total rent expense for the post-merger period from July 31, 2008 through December 31, 2008 was $476.8 million. Total rent expense for the pre-merger period from January 1, 2008 through July 30, 2008 and the pre-merger year ended December 31, 2007 was $685.2 million and $1.1 billion, respectively.

The Company is currently involved in certain legal proceedings and, as required, has accrued its estimate of the probable costs for the resolution of these claims. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings.

In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed. The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by Federal and state laws mandating compensation for such loss and constitutional restraints.

Certain acquisition agreements include deferred consideration payments based on performance requirements by the seller, generally over a one to five year period. Contingent payments based on performance requirements by the seller typically involve the completion of a development or obtaining appropriate permits that enable the Company to construct additional advertising displays. At December 31, 2009, the Company believes its maximum aggregate contingency, which is subject to performance requirements by the seller, is approximately $35.0 million. As the contingencies have not been met or resolved as of December 31, 2009, these amounts are not recorded. If future payments are made, amounts will be recorded as additional purchase price.

NOTE H — RELATED PARTY TRANSACTIONS

The Company records net amounts due to or from Clear Channel Communications as “Due from/to Clear Channel Communications” on the consolidated balance sheets. The accounts represent the revolving promissory note issued by the Company to Clear Channel Communications and the revolving promissory note issued by Clear Channel Communications to the Company, in the face amount of $1.0 billion, or if more or less than such amount, the aggregate unpaid principal amount of all advances. The accounts accrue interest pursuant to the terms of the promissory notes and are generally payable on demand. Prior to the amendment of the revolving promissory notes in December 2009, interest on the revolving promissory note owed by the Company accrued on the daily net negative cash position based upon LIBOR plus a margin. Interest on the revolving promissory note owed by Clear Channel Communications accrued interest on the daily net positive cash position based upon the average one-month generic treasury bill rate. In connection with the issuance of the CCWH Senior Notes, Clear Channel Communications and the Company modified the terms of the revolving promissory notes to extend the maturity of each revolving promissory note to coincide with the maturity date of the Notes. In addition, the terms were modified to change the interest rate on each revolving promissory note to equal the interest rate on the Notes. Included in the accounts are the net activities resulting from day-to-day cash management services provided by Clear Channel Communications. As a part of these services, the Company maintains collection bank accounts swept daily into accounts of Clear Channel Communications (after satisfying the funding requirements of the Trustee Account). In return, Clear Channel Communications funds the Company’s controlled disbursement accounts as checks or electronic payments are presented for payment. The Company’s claim in relation to cash transferred from its concentration account is on an unsecured basis and is limited to the balance of the “Due from Clear Channel Communications” account. At December 31, 2009 and 2008, the asset recorded in “Due from Clear Channel Communications” on the consolidated balance sheet was $123.3 million and $431.6 million, respectively. The net interest income for the post-merger year ended December 31, 2009 was $0.7 million. The net interest income for the post-merger period from July 31, 2008 through December 31, 2008 was $0.9 million. The net interest income for the pre-merger period from January 1, 2008 through July 30, 2008 and for the pre-merger year ended December 31, 2007 was $2.6 million and $3.7 million, respectively. At December 31, 2009, the interest rate on the “Due from Clear Channel Communications” account was 9.25%, which represents the interest rate on the Notes as described above.

At December 31, 2008, the Company had a note in the original principal amount of $2.5 billion to Clear Channel Communications which was prepayable in whole at any time, or in part from time to time. This note accrued interest at a variable per annum rate equal to the weighted average cost of debt for Clear Channel Communications, calculated on a monthly basis. This note was mandatorily payable upon a change of control of the Company (as defined in the note) and, subject to certain exceptions, all net proceeds from debt or equity raised by the Company had to be used to prepay such note. This note is further disclosed in Note F. At December 31, 2008, the interest rate on the $2.5 billion note was 6.0%. In December 2009, the Company made voluntary payments on the note in the amount of the total outstanding balance and subsequently retired the “Debt with Clear Channel Communications” as of December 31, 2009. The interest rate on the $2.5 billion note was 5.7% prior to its retirement.

Clear Channel Communications has a $2.0 billion multi-currency revolving credit facility with a maturity in July 2014 which includes a $150.0 million sub-limit that certain of the Company’s International subsidiaries may borrow against to the extent Clear Channel Communications has not already borrowed against this capacity and is compliance with its covenants under the credit facility. The obligations of these International subsidiaries that are borrowers under the revolving credit facility will be guaranteed by certain of the Company’s material wholly-owned subsidiaries, and secured by substantially all assets of such borrowers and guarantors, subject to permitted liens and other exceptions. The interest rate on outstanding balances under the new credit facility is equal to an applicable margin plus, at Clear Channel Communications’ option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent and (B) the Federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs. The applicable margin percentage is 2.40% in the case of base rate loans, and 3.40% in the case of Eurocurrency rate loans, subject to adjustment based upon Clear Channel Communications’ leverage ratio. This note is further disclosed in Note F. At December 31, 2009, the interest rate on this bank credit facility was 3.7%. At December 31, 2009, the outstanding balance on the $150.0 million sub-limit was $30.0 million, with the entire balance to be paid on July 30, 2014. On February 6, 2009, Clear Channel Communications borrowed the remaining availability under its $2.0 billion revolving credit facility, including the remaining availability under the $150.0 million sub-limit.

The Company provides advertising space on its billboards for radio stations owned by Clear Channel Communications. For the post-merger year ended December 31, 2009, the Company recorded $2.8 million in revenue for these advertisements. For the post-merger period from July 31, 2008 through December 31, 2008, the Company recorded $4.0 million in revenue for these advertisements. For the pre-merger period from January 1, 2008 through July 30, 2008, the Company recorded $4.6 million in revenue for these advertisements. For the pre-merger year ended December 31, 2007, the Company recorded $13.8 million in revenue for these advertisements.

Under the Corporate Services Agreement between Clear Channel Communications and the Company, Clear Channel Communications provides management services to the Company, which include, among other things: (i) treasury, payroll and other financial related services; (ii) executive officer services; (iii) human resources and employee benefits services; (iv) legal and related services; (v) information systems, network and related services; (vi) investment services; (vii) procurement and sourcing support services; and (viii) other general corporate services. These services are charged to the Company based on actual direct costs incurred or allocated by Clear Channel Communications based on headcount, revenue or other factors on a pro rata basis. For the post-merger year ended December 31, 2009, the Company recorded $28.5 million as a component of corporate expense for these services. For the post-merger period from July 31, 2008 through December 31, 2008, the Company recorded $13.9 million as a component of corporate expense for these services. For the pre-merger period from January 1, 2008 through July 30, 2008, the Company recorded $14.2 million as a component of corporate expense for these services. For the pre-merger year ended December 31, 2007, the Company recorded $20.3 million as a component of corporate expenses for these services.

Pursuant to the Tax Matters Agreement between Clear Channel Communications and the Company, the operations of the Company are included in a consolidated Federal income tax return filed by Clear Channel Communications. The Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated Federal income tax returns with its subsidiaries. Tax payments are made to Clear Channel Communications on the basis of the Company’s separate taxable income. Tax benefits recognized on the Company’s employee stock option exercises are retained by the Company.

The Company computes its deferred income tax provision using the liability method in accordance with Statement of ASC 740-10, as if the Company was a separate taxpayer. Deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not some portion or all of the asset will not be realized. The Company’s provision for income taxes is further disclosed in Note I.

Pursuant to the Employee Matters Agreement, the Company’s employees participate in Clear Channel Communications’ employee benefit plans, including employee medical insurance and a 401(k) retirement benefit plan. These costs are recorded as a component of selling, general and administrative expenses and were approximately $9.4 million for the post-merger year ended December 31, 2009. These costs were approximately $6.7 million for the pre-merger period from January 1, 2008 through July 30, 2008, $4.8 million for the post-merger period from July 31, 2008 through December 31, 2008 and $10.4 million for the pre-merger year ended December 31, 2007.

NOTE I — INCOME TAXES

The operations of the Company are included in a consolidated Federal income tax return filed by Clear Channel Communications, Inc. for pre-merger periods and CC Media Holdings, Inc. for the post-merger periods. However, for financial reporting purposes, the Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated Federal income tax returns with its subsidiaries.

Significant components of the provision for income tax expense (benefit) are as follows:

	Post-Merger		Pre-Merger
(In thousands)	Year Ended December 31, 2009	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008	Year Ended December 31, 2007
Current — Federal	$(38,067)	$(19,435)	$3,872	$61,460
Current — foreign	14,907	15,359	24,327	42,984
Current — state	6,391	1,031	1,972	7,282

Total current	(16,769)	(3,045)	30,171	111,726
Deferred — Federal	(88,972)	(229,556)	30,169	32,241
Deferred — foreign	(30,398)	(17,763)	(12,662)	(1,400)
Deferred — state	(12,971)	(21,531)	3,898	4,074

Total deferred	(132,341)	(268,850)	21,405	34,915

Income tax expense (benefit)	$(149,110)	$(271,895)	$51,576	$146,641

For the year ended December 31, 2009 the Company recorded current tax benefits of $16.8 million as compared to current tax expense of $27.1 million for the 2008 full year. The change in current tax was due primarily to the company’s ability to carry back certain net operating losses to prior years. On November 6, 2009, the Worker, Homeownership, and Business Assistance Act of 2009 (the “Act”) was enacted into law. The Act amended Section 172 of the Internal Revenue Code to allow net operating losses realized in a tax year ended after December 31, 2007 and beginning before January 1, 2010 to be carried back for up to five year (such losses were previously limited to a two-year carryback). This change will allow us to carryback fiscal 2009 taxable losses of approximately $128.6 million, based on our projections of projected taxable losses eligible for carryback, to prior years and receive refunds of previously paid Federal income taxes of approximately $45.0 million. The ultimate amount of such refunds realized from net operating loss carryback is dependent on our actual taxable losses for fiscal 2009, which may vary from our current expectations.

Deferred tax benefits decreased $115.1 million for the year ended December 31, 2009 compared to 2008, primarily due to larger impairment charges recorded in 2008 related to tax deductible intangibles.

The current tax benefit recorded in the post-merger period of 2008 is the result of the Company’s ability to recover a limited amount of the Company’s prior period tax liabilities through certain net operating loss carrybacks. The decrease in current tax expense for the 2008 year when compared to 2007 is primarily the result of a decrease in “Income (loss) before income taxes.” The change in deferred tax expense (benefit) recorded in 2008 compared to 2007 was primarily due to the $292.0 million of deferred tax benefit recorded in the post-merger period related to the impairment charges on tax deductible intangibles. This deferred tax benefit was partially offset by additional tax depreciation deductions as a result of the bonus depreciation provisions enacted as part of the Economic Stimulus Act of 2008.

Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2009 and 2008 are as follows:

(In thousands)	Post-Merger 2009	Post-Merger 2008
Deferred tax liabilities:
Intangibles and fixed assets	$805,208	$931,708
Foreign	59,761	87,653
Other investments/partnerships	177	374
Other	267	985

Total deferred tax liabilities	865,413	1,020,720
Deferred tax assets:
Accrued expenses	8,546	12,153
Equity in earnings	195	291
Deferred income	55	98
Net operating loss carryforwards	2,423	—
Bad debt reserves	2,732	9,236
Other	11,545	8,505

Total deferred tax assets	25,496	30,283

Net deferred tax liabilities	839,917	990,437
Less: current portion	1,994	13,429

Long-term net deferred tax liabilities	$841,911	$1,003,866

For the year ended December 31, 2009, the Company recorded certain intangible asset impairment charges that are not deductible for tax purposes, which resulted in a reduction of deferred tax liabilities of approximately $152.9 million.

In the year ended December 31, 2008, the Company recorded approximately $1.4 billion in additional deferred tax liabilities associated with the applied purchase accounting adjustments resulting from the July 30, 2008 merger transaction. The additional deferred tax liabilities primarily relate to differences between the purchase accounting adjusted book basis and the historical tax basis of the Company’s intangible assets. During the post-merger period ended December 31, 2008, the Company recorded an impairment charge to its permits and tax deductible goodwill resulting in a decrease of approximately $292.0 million in recorded deferred tax liabilities.

At December 31, 2009 and 2008, net deferred tax assets include a deferred tax asset of $11.7 million and $8.6 million, respectively, relating to stock-based compensation expense under ASC 718-10, Compensation—Stock Compensation. Full realization of this deferred tax asset requires stock options to be exercised at a price equaling or exceeding the sum of the grant price plus the fair value of the option at the grant date and restricted stock to vest at a price equaling or exceeding the fair market value at the grant date. Accordingly, there can be no assurance that the stock price of the Company’s Common Stock will rise to levels sufficient to realize the entire tax benefit currently reflected in our balance sheet. See Note J for additional discussion of ASC 718-10.

The deferred tax liabilities associated with intangibles and fixed assets primarily relates to the difference in book and tax basis of acquired permits and tax deductible goodwill created from the Company’s various stock acquisitions. In accordance with ASC 350-10, Intangibles—Goodwill and Other, the Company does not amortize its book basis in permits. As a result, this deferred tax liability will not reverse over time unless the Company recognizes future impairment charges related to its permits and tax deductible goodwill or sells its permits. As the Company continues to amortize its tax basis in its permits and tax deductible goodwill, the deferred tax liability will increase over time.

The reconciliation of income tax computed at the U.S. Federal statutory tax rates to income tax expense (benefit) is:

	Post-Merger		Pre-Merger
(In thousands)	Year Ended December 31, 2009	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008	Year Ended December 31, 2007
Income tax expense at statutory rates	$(357,576)	$(1,151,107)	$76,014	$144,162
State income taxes, net of Federal tax benefit	(6,580)	(20,500)	5,870	11,356
Foreign taxes	92,929	95,347	(29,667)	(8,791)
Nondeductible items	405	258	351	760
Tax contingencies	(2,901)	(946)	668	6,882
Impairment charge	113,712	803,920	—	—
Other, net	10,901	1,133	(1,660)	(7,728)

Income tax expense (benefit)	$(149,110)	$(271,895)	$51,576	$146,641

During 2009, the Company recorded tax benefits of approximately $149.1 million. Foreign loss before income taxes was approximately $309.8 million for 2009. The 2009 income tax benefit and 14.6% effective tax rate were impacted primarily by the goodwill impairment charges which are not deductible for tax purposes (see Note B). In addition, the Company was unable to benefit tax losses in certain foreign jurisdictions due to the uncertainty of the ability to utilize those losses in future years.

During the pre-merger period from January 1, 2008 to July 30, 2008, the Company recorded tax expense of $51.6 million which resulted in an effective tax rate of 23.8%. The decrease in the effective tax rate during this period as compared to 2007 was primarily the result of the gain from the sale of the 50% interest in Clear Channel Independent which was structured as a tax free disposition, thereby resulting in no current tax expense for the period. During the post-merger period from July 31, 2008 to December 31, 2008, the Company recorded tax benefits of $271.9 million which resulted in an effective tax rate of 8.3%. The primary reason for the reduction in effective rate is the result of the goodwill impairment charges recorded in the period which are not deductible for tax purposes (see Note B). In addition, the Company did not record tax benefits on certain tax losses in its foreign operations due to the uncertainty of the ability to utilize those tax losses in the future.

During 2007, the Company recorded tax expense of approximately $146.6 million. Foreign income before income taxes was approximately $143.9 million for 2007. The 2007 income tax expense and 36% effective tax rate were impacted by a favorable foreign income tax rate on the Company’s mix of earnings within its international operations.

All tax liabilities owed by the Company are paid by the Company or on behalf of the Company by Clear Channel Communications through an operating account that represents net amounts due to or from Clear Channel Communications.

The Company continues to record interest and penalties related to unrecognized tax benefits in current income tax expense. The total amount of interest accrued at December 31, 2009 and 2008, was $7.3 million and $5.1 million, respectively. The total amount of unrecognized tax benefits and accrued interest and penalties at December 31, 2009 and 2008, was $54.9 million and $53.5 million, respectively, and is recorded in “Other long-term liabilities” on the Company’s consolidated balance sheet. Of this total, $54.9 million represents the amount of unrecognized tax benefits and accrued interest and penalties that, if recognized, would favorably affect the effective income tax rate in future periods.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Post-Merger		Pre-Merger
(In thousands)	Year Ended December 31, 2009	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008
Balance at beginning of period	$48,406	$60,599	$55,026
Increases due to tax positions taken in the current year	977	4,810	5,927
Increases due to tax positions taken in previous years	10,697	1,275	—
Decreases due to tax positions taken in previous years	(4,463)	(14,371)	(354)
Decreases due to settlements with taxing authorities	—	(556)	—
Decreases due to lapse of statute of limitations	(8,049)	(3,351)	—

Balance at end of period	$47,568	$48,406	$60,599

Pursuant to the Tax Matters Agreement between Clear Channel Communications and the Company, the operations of the Company are included in a consolidated Federal income tax return filed by Clear Channel Communications. In addition, the Company and its subsidiaries file income tax returns in various state and foreign jurisdictions. During 2009, the Company increased its liability for certain issues in prior years in foreign jurisdictions as a result of ongoing audits. In addition, certain liabilities were reversed as a result of the statute of limitations lapsing for certain tax years in foreign jurisdictions. During 2008, the Company favorably settled certain issues in foreign jurisdictions that resulted in the decrease in unrecognized tax benefits. In addition, as a result of the currency fluctuations during 2008, the balance of unrecognized tax benefits decreased approximately $12.0 million. The Company and Clear Channel Communications settled several Federal tax positions for the tax years 1999 through 2004 with the IRS during the year ended December 31, 2007. As a result of this settlement and other state and foreign settlements, the Company reduced its balance of unrecognized tax benefits and accrued interest and penalties by $19.1 million. Of this amount, $0.4 million was recorded as a decrease to current tax expense and $18.7 million as adjustments to current and deferred tax payables. The IRS is currently auditing Clear Channel Communications’ and the Company’s 2007 and pre-merger 2008 tax year and the CC Media Holdings and the Company’s post-merger 2008 tax year. Substantially all material state, local and foreign income tax matters have been concluded for the years through 2003.

NOTE J — SHAREHOLDERS’ EQUITY

Stock Options

The Company has granted options to purchase shares of its Class A common stock to employees and directors of the Company and its affiliates under its equity incentive plan at no less than the fair value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with the Company or one of its affiliates. These options vest over a period of up to five years. The equity incentive plan contains anti-dilutive provisions that permit an adjustment of the number of shares of the Company’s common stock represented by each option for any change in capitalization.

The Company accounts for its share-based payments using the fair value recognition provisions of ASC 718-10. The fair value of the options is estimated using a Black-Scholes option-pricing model and amortized straight-line to expense over the vesting period. ASC 718-10 requires the cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. The excess tax benefit that is required to be classified as a financing cash inflow after application of ASC 718-10 is not material.

The fair value of each option awarded is estimated on the date of grant using a Black-Scholes option-pricing model. Expected volatilities are based on implied volatilities from traded options on the Company’s stock, historical volatility on the Company’s stock, and other factors. The expected life of options granted represents the period of time that options granted are expected to be outstanding. The Company uses historical data to estimate option exercise and employee terminations within the valuation model. The Company includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. The following assumptions were used to calculate the fair value of the Company’s options on the date of grant:

	Post-Merger		Pre-Merger
	Year Ended December 31, 2009	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008	Year Ended December 31, 2007
Expected volatility	58%	n/a	27%	27%
Expected life in years	5.5 – 7.0	n/a	5.5 – 7.0	5.0 – 7.0
Risk-free interest rate	2.31% – 3.25%	n/a	3.24% – 3.38%	4.76% – 4.89%
Dividend yield	0%	n/a	0%	0%

The share based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the vesting period. The following table presents the amount of share based compensation recorded for the year ended December 31, 2009, during the five months ended December 31, 2008, the seven months ended July 30, 2008 and the year ended December 31, 2007:

	Post-Merger		Pre-Merger
(In thousands)	Year Ended December 31, 2009	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008	Year Ended December 31, 2007
Direct operating expenses	$7,612	$3,038	$5,019	$6,951
Selling, general and administrative expenses	2,777	771	1,804	2,682
Corporate expenses	1,715	372	585	538

Total share-based payments	$12,104	$4,181	$7,408	$10,171

The following table presents a summary of the Company’s stock options outstanding at and stock option activity during the year ended December 31, 2009 (“Price” reflects the weighted average exercise price per share):

(In thousands, except per share data)	Options	Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, January 1, 2009	7,713	$22.03
Granted (a)	2,388	5.92
Exercised (b)	—	n/a
Forfeited	(167)	17.37
Expired	(894)	24.90

Outstanding, December 31, 2009	9,040	17.58	6.0 years	$10,502

Exercisable	3,417	22.82	3.7 years	—
Expect to vest	5,061	14.66	7.4 years	9,095

(a)	The weighted average grant date fair value of the Company’s options granted during the post-merger year ended December 31, 2009 was $3.38 per share. The weighted average grant date fair value of the Company’s options granted during the pre-merger prior from January 1, 2008 through July 30, 2008 was $7.10 per share. The weighted average grant date fair value of the Company’s options granted during the pre-merger year ended December 31, 2007 was $11.05 per share.

(b)	No options exercised during the post-merger year ended December 31, 2009. Cash received from option exercises during the pre-merger period from January 1, 2008 through July 30, 2008, was $4.3 million. Cash received from option exercises during the pre-merger year ended December 31, 2007, was $10.8 million. The total intrinsic value of the options exercised during the pre-merger period from January 1, 2008 through July 30, 2008, was $0.7 million. The total intrinsic value of the options exercised during the pre-merger year ended December 31, 2007 was $2.0 million.

A summary of the Company’s nonvested options at and changes during the year ended December 31, 2009, is presented below:

(In thousands, except per share data)	Options	Weighted Average Grant Date Fair Value
Nonvested, January 1, 2009	4,734	$7.40
Granted	2,388	3.38
Vested (a)	(1,333)	7.43
Forfeited	(166)	6.43

Nonvested, December 31, 2009	5,623	5.71

(a)	The total fair value of the options vested during the post-merger year ended December 31, 2009 was $9.9 million. The total fair value of the options vested during the pre-merger period from January 1, 2008 through July 30, 2008 was $5.7 million. The total fair value of the options vested during the post-merger period from July 31 through December 31, 2008 was $2.3 million. The total fair value of the options vested during the pre-merger year ended December 31, 2007 was $2.0 million.

Restricted Stock Awards

The Company also grants restricted stock awards to employees and directors of the Company and its affiliates under its equity incentive plan. These common shares hold a legend which restricts their transferability for a term of up to five years and are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with the Company prior to the lapse of the restriction.

The following table presents a summary of the Company’s restricted stock outstanding at and restricted stock activity during the year ended December 31, 2009 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Outstanding, January 1, 2009	351	$24.54
Granted	150	9.03
Vested (restriction lapsed)	(122)	24.90
Forfeited	(14)	22.11

Outstanding, December 31, 2009	365	18.14

Unrecognized Share-Based Compensation Cost

As of December 31, 2009, there was $18.1 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements. The cost is expected to be recognized over a weighted average period of approximately two years.

Reconciliation of Earnings (Loss) per Share

	Post-Merger		Pre-Merger
(In thousands, except per share data)	Year Ended December 31, 2009	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008	Year Ended December 31, 2007
Basic and diluted numerator:
Income (loss) attributable to the Company – Common Shares	$(868,189)	$(3,018,637)	$167,554	$245,990
Less: Participating securities dividends	6,799	—	—	—
Income attributable to the Company – Unvested Shares	—	—	214	281

Income (loss) attributable to the Company	$(874,988)	$(3,018,637)	$167,340	$245,709

Denominator:
Weighted average common shares – basic	355,377	355,308	355,178	354,838
Effect of dilutive securities:
Stock options and restricted stock awards (1)	—	—	563	968

Weighted average common shares – diluted	355,377	355,308	355,741	355,806

Net income (loss) per basic common share	$(2.46)	$(8.50)	$0.47	$0.69

Net income (loss) per diluted common share	$(2.46)	$(8.50)	$0.47	$0.69

(1)	6.7 million, 7.7 million, 6.3 million and 1.8 million stock options were outstanding at December 31, 2009 and 2008 (post-merger), July 30, 2008 (pre-merger) and December 31, 2007 (pre-merger), respectively, that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive as the respective options’ strike price was greater than the current market price of the shares.

NOTE K — EMPLOYEE STOCK AND SAVINGS PLANS

The Company’s U.S. employees were eligible to participate in various 401(k) savings and other plans provided by Clear Channel Communications for the purpose of providing retirement benefits for substantially all employees. Under these plans, a Company employee can make pre-tax contributions and the Company will match 50% of the employee’s first 5% of pay contributed to the plan. Employees vest in these Company matching contributions based upon their years of service to the Company. Contributions to these plans of $0.8 million for the post-merger year ended December 31, 2009 were recorded as a component of operating expenses. Contributions of these plans of $1.4 million for the pre-merger period from January 1, 2008 through July 30, 2008, $0.9 million for the post-merger period from July 31, 2008 through December 31, 2008, and $2.3 million the pre-merger year ended December 31, 2007 were recorded as a component of operating expenses. As of April 30, 2009, the Company suspended its matching contribution.

In addition, employees in the Company’s International segment participate in retirement plans administered by the Company which are not part of the 401(k) savings and other plans sponsored by Clear Channel Communications. Contributions to these plans of $17.8 million for the year ended December 31, 2009 were recorded as a component of operating expenses. Contributions to these plans of $7.7 million for the pre-merger period from January 1, 2008 through July 30, 2008 and $5.5 million for the post-merger period from July 31, 2008 through December 31, 2008 were recorded as a component of operating expenses. Contributions to these plans of $20.1 million were recorded as a component of operating expenses for the pre-merger year ended December 31, 2007.

Certain highly compensated executives of the Company are eligible to participate in a non-qualified deferred compensation plan sponsored by Clear Channel Communications, under which such executives are able to make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes. Matching credits on amounts deferred may be made in the sole discretion of Clear Channel Communications and Clear Channel Communications retains ownership of all assets until distributed. Participants in the plan have the opportunity to allocate their deferrals and any matching credits among different investment options, the performance of which is used to determine the amounts paid to participants under the plan. There is no liability recorded by the Company under this deferred compensation plan as the liability of this plan is that of Clear Channel Communications’.

NOTE L — OTHER INFORMATION

The following details the components of “Other income (expense) — net:”

	Post-Merger		Pre-Merger
(In thousands)	Year Ended December 31, 2009	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008	Year Ended December 31, 2007
Foreign exchange gain (loss)	$(4,207)	$10,440	$9,404	$9,388
Dividends on marketable securities	—	2,533	5,468	—
Other	(5,161)	(859)	(1,507)	725

Total other income (expense) — net	$(9,368)	$12,114	$13,365	$10,113

The following details the components of “Other current assets:”

	As of December 31,
(In thousands)	2009 Post-Merger	2008 Post-Merger
Inventory	$24,268	$26,802
Deposits	18,707	5,592
Other prepayments	50,405	53,195
Deferred tax assets	1,994	13,429
Other	72,432	45,682

Total other current assets	$167,806	$144,700

The following details the components of “Accumulated other comprehensive income (loss)”:

	As of December 31,
(In thousands)	2009 Post-Merger	2008 Post-Merger
Cumulative currency translation adjustment	$(219,538)	$(329,597)
Cumulative unrealized gain on investments	1,361	17

Total accumulated other comprehensive income (loss)	$(218,177)	$(329,580)

NOTE M — SEGMENT DATA

The Company has two reportable operating segments, which it believes best reflects how the Company is currently managed – Americas and International. The Americas segment primarily includes operations in the United States, Canada and Latin America, and the International segment includes operations in the U.K, France, Asia and Australia. Share-based payments are recorded by each segment in direct operating and selling, general and administrative expenses.

The following tables presents the Company’s operating segment results for the year ended December 31, 2009; the post-merger period from July 31, 2008 through December 31, 2008, the pre-merger period from January 1, 2008 through July 30, 2008, and the pre-merger year ended December 31, 2007:

(in thousands)	Americas	International	Corporate and other reconciling items	Consolidated
Post-Merger
Year Ended December 31, 2009
Revenue	$1,238,171	$1,459,853	$—	$2,698,024
Direct operating expenses	608,078	1,017,005	—	1,625,083
Selling, general and administrative expenses	202,196	282,208	—	484,404
Depreciation and amortization	210,280	229,367	—	439,647
Impairment charges	—	—	890,737	890,737
Corporate expenses	—	—	65,247	65,247
Other operating income (expense) – net	—	—	(8,231)	(8,231)

Operating income (loss)	$217,617	$(68,727)	$(964,215)	$(815,325)

Identifiable assets	$4,722,975	$2,216,691	$252,756	$7,192,422
Capital expenditures	$84,440	$91,513	$—	$175,953
Share-based payments	$7,977	$2,412	$1,715	$12,104
Post-Merger
Period from July 31, 2008 through December 31, 2008
Revenue	$587,427	$739,797	$—	$1,327,224
Direct operating expenses	276,602	486,102	—	762,704
Selling, general and administrative expenses	114,260	147,264	—	261,524
Depreciation and amortization	90,624	134,089	—	224,713
Impairment charges	—	—	3,217,649	3,217,649
Corporate expenses	—	—	31,681	31,681
Other operating income – net	—	—	4,870	4,870

Operating income (loss)	$105,941	$(27,658)	$(3,244,460)	$(3,166,177)

Identifiable assets	$5,187,838	$2,409,652	$453,271	$8,050,761
Capital expenditures	$93,146	$66,067	$—	$159,213
Share-based payments	$3,012	$797	$372	$4,181

(in thousands)	Americas	International	Corporate and other reconciling items	Consolidated
Pre-Merger
Period from January 1, 2008 through July 30, 2008
Revenue	$842,831	$1,119,232	$—	$1,962,063
Direct operating expenses	370,924	748,508	—	1,119,432
Selling, general and administrative expenses	138,629	206,217	—	344,846
Depreciation and amortization	117,009	130,628	—	247,637
Corporate expenses	—	—	39,364	39,364
Other operating income – net	—	—	10,978	10,978

Operating income (loss)	$216,269	$33,879	$(28,386)	$221,762

Capital expenditures	$82,672	$116,450	$—	$199,122
Share-based payments	$5,453	$1,370	$585	$7,408
Pre-Merger
Year Ended December 31, 2007
Revenue	$1,485,058	$1,796,778	$—	$3,281,836
Direct operating expenses	590,563	1,144,282	—	1,734,845
Selling, general and administrative expenses	226,448	311,546	—	537,994
Depreciation and amortization	189,853	209,630	—	399,483
Corporate expenses	—	—	66,080	66,080
Other operating income – net	—	—	11,824	11,824

Operating income (loss)	$478,194	$131,320	$(54,256)	$555,258

Identifiable assets	$2,878,753	$2,606,130	$450,721	$5,935,604
Capital expenditures	$142,826	$132,864	$—	$275,690
Share-based payments	$7,932	$1,701	$538	$10,171

Identifiable assets of $2.4 billion, $2.6 billion, and $2.9 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2009, 2008 and 2007, respectively. Revenue of $1.6 billion derived from the Company’s foreign operations is included in the data above for the year ended December 31, 2009. Revenue of $1.2 billion derived from the Company’s foreign operations is included in the data above for the pre-merger period from January 1, 2008 through July 30, 2008. Revenue of $790.6 million derived from the Company’s foreign operations is included in the data above for the post-merger period from July 31, 2008 through December 31, 2008. Revenue of $1.9 billion derived from the Company’s foreign operations is included in the data above for the pre-merger year ended December 31, 2007.

NOTE N — QUARTERLY RESULTS OF OPERATIONS (Unaudited)

	March 31,		June 30,		September 30,		December 31,
(In thousands, except per share data)	2009 Post-Merger	2008 Pre-Merger	2009 Post-Merger	2008 Pre-Merger	2009 Post-Merger	2008 Combined(2)	2009 Post-Merger	2008 Post-Merger
Revenue	$582,216	$775,579	$692,117	$914,808	$660,622	$813,375	$763,069	$785,525
Operating expenses:
Direct operating expenses	379,608	470,834	392,309	490,244	398,766	463,117	454,400	457,941
Selling, general and administrative expenses	117,764	144,610	121,342	151,034	108,824	142,377	136,474	168,349
Depreciation and amortization	101,908	105,090	114,808	104,764	111,053	118,798	111,878	143,698
Corporate expenses	14,246	16,234	15,653	17,819	15,547	16,542	19,801	20,450
Impairment charges(1)	—	—	812,390	—	—	—	78,347	3,217,649
Other operating income— net	4,612	2,372	4,353	6,100	1,160	4,034	(18,356)	3,342

Operating income (loss)	(26,698)	41,183	(760,032)	157,047	27,592	76,575	(56,187)	(3,219,220)
Interest expense on debt with Clear Channel Communications	36,975	36,003	36,835	36,953	36,558	43,948	32,543	41,500
Interest expense	1,912	2,095	1,362	1,314	1,350	1,470	7,384	1,819
Interest income on Due from Clear Channel Communications	114	1,474	111	686	133	1,196	366	96
Loss on marketable securities	—	—	—	—	11,315	—	—	59,842
Equity in earnings (loss) of nonconsolidated affiliates	(2,293)	78,043	(21,755)	1,666	(2,046)	(9,814)	(5,348)	(1,162)
Other income (expense)— net	(3,168)	12,547	(2,612)	(2,249)	492	2,090	(4,080)	13,091

Income (loss) before income taxes	(70,932)	95,149	(822,485)	118,883	(23,052)	24,629	(105,176)	(3,310,356)
Income tax (expense) benefit	(20,423)	(7,900)	133,124	(39,987)	(10,999)	(8,803)	47,408	277,009

Consolidated net income (loss)	(91,355)	87,249	(689,361)	78,896	(34,051)	15,826	(57,768)	(3,033,347)
Amount attributable to noncontrolling interest	(3,475)	(1,657)	(263)	(1,451)	325	6,711	(933)	(3,896)

Net income (loss) attributable to the Company	$(87,880)	$88,906	$(689,098)	$80,347	$(34,376)	$9,115	$(56,835)	$(3,029,451)

Net income (loss) per common share:
Basic	$(0.25)	$0.25	$(1.94)	$0.23	$(0.10)	$0.03	$(0.18)	$(8.53)
Diluted	$(0.25)	$0.25	$(1.94)	$0.23	$(0.10)	$0.03	$(0.18)	$(8.53)
Stock price:
High	$7.74	$27.82	$7.04	$22.49	$7.68	$18.15	$11.29	$13.75
Low	$2.14	$18.36	$3.29	$17.05	$3.84	$11.88	$6.51	$3.35

(1)	As discussed in Note B, the fourth quarter of 2009 includes a $41.4 million adjustment related to previously recorded impairment charges.

(2)	The quarterly results of operations for the quarter ended September 30, 2008 is presented on a combined basis and is comprised of two periods: post-merger and pre-merger, which relate to the period succeeding Clear Channel Communications’ merger and the period preceding the merger, respectively. The post-merger and pre-merger quarterly results of operations are presented as follows:

	Post-Merger	Pre-Merger	Combined
(In thousands, except per share data)	Period from July 31 through September 30, 2008	Period from July 1 through July 30, 2008	Quarter Ended September 30, 2008
Revenue	$541,699	$271,676	$813,375
Operating expenses:
Direct operating expenses	304,763	158,354	463,117
Selling, general and administrative expenses	93,175	49,202	142,377
Depreciation and amortization	81,015	37,783	118,798
Corporate expenses	11,231	5,311	16,542
Other operating income— net	1,528	2,506	4,034

Operating income	53,043	23,532	76,575
Interest expense on debt with Clear Channel Communications	29,440	14,508	43,948
Interest expense	966	504	1,470
Interest income on Due from Clear Channel Communications	766	430	1,196
Equity in earnings (loss) of nonconsolidated affiliates	(947)	(8,867)	(9,814)
Other income (expense)— net	(977)	3,067	2,090

Income before income taxes	21,479	3,150	24,629
Income tax (expense)	(5,114)	(3,689)	(8,803)

Consolidated net income (loss)	$16,365	$(539)	$15,826
Amount attributable to noncontrolling interest	5,551	1,160	6,711

Net income (loss) attributable to the Company	$10,814	$(1,699)	$9,115

Net income (loss) per common share:
Basic	$0.03	$(0.00)	$0.03
Diluted	$0.03	$(0.00)	$0.03

ITEM 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable

ITEM 9A.	Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of management, including our Chief Executive Officer and our Chief Financial Officer, who joined us effective January 4, 2010, we have carried out an evaluation of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act). Based on that evaluation, our Chief Executive Officer and our Chief Financial Officer concluded that our disclosure controls and procedures were effective as of December 31, 2009 to ensure that information we are required to disclose in reports that are filed or submitted under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified by the SEC and is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Management’s Report on Internal Control Over Financial Reporting

The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed under the supervision of the Company’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and preparation of the Company’s financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (1) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of assets, (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of our management and directors, and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

As of December 31, 2009, management assessed the effectiveness of the Company’s internal control over financial reporting (as defined in Rules 13a-15(f) or 15d-15(f) of the Exchange Act) based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on the assessment, management determined that the Company maintained effective internal control over financial reporting as of December 31, 2009, based on those criteria.

Ernst & Young LLP, the independent registered public accounting firm that audited the consolidated financial statements of the Company included in this Annual Report on Form 10-K, has issued an attestation report on the Company’s internal control over financial reporting as of December 31, 2009. The report, which expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, is included in this Item under the heading “Report of Independent Registered Public Accounting Firm.”

There were no changes in our internal control over financial reporting that occurred during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Clear Channel Outdoor Holdings, Inc.

We have audited Clear Channel Outdoor Holdings, Inc.’s (Holdings) internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Holdings’ management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management on Internal Control over Financial Reporting. Our responsibility is to express an opinion on Holdings’ internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Holdings maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Holdings as of December 31, 2009 and 2008, the related consolidated statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2009, the period from July 31, 2008 through December 31, 2008, the period from January 1, 2008 through July 30, 2008, and for the year ended December 31, 2007, and our report dated March 16, 2010 expressed an unqualified opinion thereon.

/s/ Ernst &Young LLP

San Antonio, Texas

March 16, 2010

ITEM 9B.	Other Information

Not applicable

OTHER DATA

Executive Officers of the Registrant

Set forth below are the names and ages and current positions of our executive officers as of April 1, 2010:

Name	Age	Position
Mark P. Mays	46	Chairman of the Board, President, Chief Executive Officer and Director
Thomas W. Casey	47	Chief Financial Officer
Ronald Cooper	57	Chief Executive Officer – Americas
Jonathan D. Bevan	38	Chief Operating Officer – International
William Eccleshare	54	President and Chief Executive Officer – International
Robert H. Walls, Jr.	49	Executive Vice President, General Counsel and Secretary
Franklin G. Sisson, Jr.	57	Executive Vice President – Sales and Marketing
David Clark	41	Executive Vice President – Americas General Counsel

The officers named above serve until the next Board of Directors meeting immediately following the Annual Meeting of Stockholders. We expect to retain the individuals named above as our executive officers at such Board of Directors meeting.

Mark P. Mays has served as our Chief Executive Officer since August 2005 and Director since April 1997. Mr. M. Mays is the brother of Randall T. Mays, one of our Directors and our former Chief Financial Officer. Mr. M. Mays has also served as Chief Executive Officer of Clear Channel Communications since October 2004. Prior thereto, he served as President and Chief Operating Officer of Clear Channel Communications from February 1997 to October 2004 and as President and Chief Executive Officer from October 2004 to February 2006, when he relinquished his duties as President until he was reappointed President in January 2010.

Thomas W. Casey has served as our Chief Financial Officer since January 4, 2010. Previously, Mr. Casey served as Executive Vice President and Chief Financial Officer of Washington Mutual, Inc. from 2002 until October 2008. Prior thereto, Mr. Casey served as Vice President of General Electric Company and Senior Vice President and Chief Financial Officer of GE Financial Assurance from 1999-2002 and in several other capacities at General Electric Company businesses since 1992.

Ronald Cooper as served as our Chief Executive Officer – Americas since December 10, 2009. Previously, Mr. Cooper was the President and Chief Operating Officer of Adelphia Communications Corporation from 2003 until 2006. Prior thereto he served as the Chief Operating Officer of AT&T Broadband from 2001 to 2002 and as President and Chief Operating Officer of RELERA Data Centers & Solutions from 2000 to 2001.

Jonathan D. Bevan has served as our Chief Operating Officer — International since October 2009. Prior thereto, he served as our Chief Financial Officer — International and Director of Corporate Development from November 2006 to November 2009. Prior thereto, he served as our Chief Financial Officer — International from January 2006 to November 2006. Prior thereto, he served as Chief Operating Officer — International for the remainder of the relevant five-year period.

William Eccleshare has served as Chief Executive Officer of our International division since September 1, 2009. Previously, he was Chairman and CEO of BBDO Europe since 2005. Prior thereto, he was Chairman and CEO of Young & Rubicam EMEA since 2002.

Robert H. Walls, Jr has served as Executive Vice President, General Counsel and Secretary since January 1, 2010. Previously, Mr. Walls served as Managing Director and was a founding partner of Post Oak Energy Capital, LP through December 31, 2009. Prior thereto, Mr. Walls was Executive Vice President and General Counsel at Enron Corp., and a member of its Chief Executive Office since 2002. Prior thereto, he was Executive Vice President and General Counsel at Enron Global Assets and Services, Inc. and Deputy General Counsel at Enron Corp.

Franklin G. Sisson, Jr. has served as Executive Vice President — Sales and Marketing since 2008. Prior thereto, Mr. Sisson served as Global Director — Sales and Marketing for the remainder of the relevant five-year period.

David Clark has served as Executive Vice President and General Counsel – Americas since July 15, 2009. Mr. Clark has been a member of our legal team since 2004, most recently serving as a Senior Vice President and Associate General Counsel.

Clear Channel Outdoor Holdings, Inc.
Annual Meeting of Stockholders	May 25, 2010
9:00 a.m.
Clear Channel Outdoor Holdings, Inc.
200 East Basse Road
San Antonio, Texas 78209	ADMIT ONE

Clear Channel Outdoor Holdings, Inc.
Annual Meeting of Stockholders	May 25, 2010
9:00 a.m.
Clear Channel Outdoor Holdings, Inc.
200 East Basse Road
San Antonio, Texas 78209	ADMIT ONE

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders to be held May 25, 2010

The undersigned hereby appoints Mark P. Mays, Thomas W. Casey and Robert H. Walls, Jr., and each of them, proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of CLEAR CHANNEL OUTDOOR HOLDINGS, INC. standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Stockholders of said Company to be held at the corporate offices of Clear Channel Outdoor Holdings, Inc. located at 200 East Basse Road, San Antonio, Texas 78209, on May 25, 2010 at 9:00 a.m., local time, or at any adjournments or postponements thereof, with all powers the undersigned would possess if then personally present, as indicated on the reverse side. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

The undersigned acknowledges receipt of notice of said meeting and accompanying Proxy Statement and of the accompanying materials and ratifies and confirms all acts that any of the said proxy holders or their substitutes may lawfully do or cause to be done by virtue hereof.

1. Election of Directors

Nominees:	Blair E. Hendrix	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
	Daniel G. Jones	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
	Scott R. Wells	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

2. Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2010.

FOR [    ]            AGAINST [     ]            ABSTAIN [    ]

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.

(Continued and to be dated and signed on the reverse side.)

Change of Address and/or Comments: [    ]

Please sign your name, exactly as it appears hereon. Joint owners should sign personally. Attorney, Executor, Administrator, Trustee, or Guardian should indicate full title.

Dated:                                                             , 2010

Stockholder’s signature

Stockholder’s signature if stock held jointly

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

Votes MUST be indicated (X) in Black or Blue Ink.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 25, 2010.

The Proxy Statement and Annual Report are available at: http://bnymellon.mobular.net/bnymellon/cco